UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
Time Warner Cable Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 20, 2009

Dear Stockholder:

We cordially invite you to attend Time Warner Cable Inc.’s annual meeting of stockholders. We also welcome our new stockholders who received Time Warner Cable shares as a result of the recent spin-off of our company from Time Warner Inc. The meeting will be held on Wednesday, June 3, 2009, at 11:00 a.m. at the Company’s Mid-Ohio Technical Operations Center at 3760 Interchange Road, Columbus, Ohio 43204. A map with directions to the meeting is provided on the back cover of the Proxy Statement.

As a stockholder, you will be asked to vote on a number of important matters, which are listed in the Notice of Annual Meeting of Stockholders. The Board of Directors recommends a vote FOR the proposals listed as items 1 and 2 in the Notice.

We are again this year taking advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of producing and distributing materials for our annual meeting. Under these new rules, you can vote in several ways. Instructions are provided in our communications to you. If you received a Notice of Internet Availability of Proxy Materials in the mail, you can vote over the Internet, or, if you request printed copies of the proxy materials by mail, you also can vote by mail or by telephone.

If you are planning to attend the annual meeting in person, because of security procedures, you will need to register in advance to gain admission to the meeting. You can register by calling 1-866-892-8925 by June 2, 2009. In addition to registering in advance, you will be required to present government-issued identification (e.g., driver’s license or passport) to enter the meeting. The meeting also will be audiocast live on the Internet at www.timewarnercable.com/investors.

I look forward to greeting those of you who are able to attend the annual meeting.

Sincerely,

Glenn A. Britt
Chairman, President and
Chief Executive Officer

PLEASE PROMPTLY SUBMIT YOUR PROXY

Time Warner Cable Inc.
60 Columbus Circle
New York, NY 10023

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting (the “Annual Meeting”) of Stockholders of Time Warner Cable Inc. (the “Company”) will be held on Wednesday, June 3, 2009 at 11:00 a.m. (local time). The meeting will take place at:

Time Warner Cable Inc.
Mid-Ohio Technical Operations Center
3760 Interchange Road
Columbus, Ohio 43204

The purposes of the meeting are:

1.	To elect twelve directors for a term of one year, and until their successors are duly elected and qualified;

2.	To ratify the appointment of the firm of Ernst & Young LLP as independent auditor of the Company for 2009; and

3.	To transact such other business as may properly come before the Annual Meeting.

The close of business on April 8, 2009 is the record date for determining stockholders entitled to vote at the Annual Meeting. Only holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the record date are entitled to vote on the matters listed in this Notice of Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented. Please follow the instructions in the Notice you received by mail or e-mail and vote as soon as possible. Any stockholder of record who is present at the meeting may vote in person instead of by proxy, thereby canceling any previous proxy. You may not appoint more than three persons to act as your proxy at the meeting.

Please note that, if you plan to attend the Annual Meeting in person, you will need to register in advance to be admitted. You may register in advance by telephone at 1-866-892-8925. The annual meeting will start promptly at 11:00 a.m. To avoid disruption, admission may be limited once the meeting begins.

Time Warner Cable Inc.

Marc Lawrence-Apfelbaum
Executive Vice President, General
Counsel and Secretary

April 20, 2009

TIME WARNER CABLE INC.

60 Columbus Circle
New York, NY 10023

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Time Warner Cable Inc., a Delaware corporation (“TWC” or the “Company”), for use at the Annual Meeting of the Company’s stockholders (the “Annual Meeting”) to be held on Wednesday, June 3, 2009, at the Company’s Mid-Ohio Technical Operations Center at 3760 Interchange Road, Columbus, Ohio 43204 commencing at 11:00 a.m., local time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders attending the Annual Meeting in person should refer to the driving directions provided on the back cover of the Proxy Statement.

This year the Company is again taking advantage of Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders of record and beneficial owners, unless they have directed the Company to provide the materials in a different manner. The Notice provides instructions on how to access and review all of the important information contained in the Company’s Proxy Statement and Annual Report to Stockholders, as well as how to submit a proxy over the Internet. If a stockholder receives the Notice and would still like to receive a printed copy of the Company’s proxy materials, instructions for requesting these materials are included in the Notice. The Company plans to mail the Notice to stockholders by April 24, 2009. The Company will continue to mail a printed copy of this Proxy Statement and form of proxy to certain stockholders, and it expects that mailing to begin on or about April 23, 2009.

At the close of business on April 8, 2009, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, there were outstanding and entitled to vote 352,335,722 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”). For information about stockholders’ eligibility to vote at the Annual Meeting, shares outstanding on the record date and the ways to submit and revoke a proxy, please see “Voting at the Annual Meeting,” below.

Each issued and outstanding share of Common Stock has one vote on any matter submitted to a vote of stockholders.

Annual Report

A copy of the Company’s Annual Report to Stockholders for the year 2008 is available on the Company’s website at www.timewarnercable.com/annualmeetingmaterials.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR the election of each of the twelve nominees for election as directors and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for 2009.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Wednesday, June 3, 2009:

This Proxy Statement and the Company’s 2008 Annual Report to Stockholders are available at www.timewarnercable.com/annualmeetingmaterials.

CORPORATE GOVERNANCE

The Company’s Separation from Time Warner Inc.

On March 12, 2009, the separation of TWC from Time Warner Inc. (“Time Warner”) was completed pursuant to a Separation Agreement dated as of May 20, 2008 (the “Separation Agreement”) between TWC and certain of its subsidiaries and Time Warner and certain of its subsidiaries. The separation took the form of Time Warner’s pro rata dividend of all shares of TWC Common Stock held by Time Warner to holders of record of Time Warner’s common stock (“Time Warner Common Stock”) (the “Spin-Off Dividend” or the “Distribution”) as of 8:00 p.m. on March 12, 2009, the record date for the Spin-Off Dividend. Accordingly, on March 12, 2009, pursuant to the Separation Agreement, Time Warner transferred its beneficial ownership of Common Stock to a distribution agent for the benefit of Time Warner’s stockholders, and, as a result, Time Warner no longer has any ownership interest in TWC (the “Separation”). These shares of Common Stock were distributed on March 27, 2009 to Time Warner’s stockholders of record on March 12, 2009 with each such Time Warner stockholder receiving .083670 of a share of Common Stock for each share of Time Warner Common Stock held on the record date. After this distribution, Time Warner effected a one-for-three reverse stock split. In connection with, and before, the Separation, on March 12, 2009, the Company:

•	paid a special cash dividend of $10.27 per share to holders of record of its outstanding Class A common stock, par value $0.01 per share (“Class A common stock”), and Class B common stock, par value $0.01 per share (“Class B common stock”), on March 11, 2009 (the “Special Dividend”);

•	filed with the Secretary of State of the State of Delaware a second amended and restated certificate of incorporation (the “Amended Charter”), pursuant to which, among other things, each outstanding share of the Company’s Class A common stock and Class B common stock automatically converted into one share of Common Stock, (the “Recapitalization”); and

•	effected a one-for-three reverse stock split of its Common Stock (the “Reverse Stock Split”).

Unless otherwise indicated in this Proxy Statement, information about TWC’s or Time Warner’s equity securities prior to March 12, 2009 has not been adjusted to reflect the Separation, the Distribution or the TWC and Time Warner reverse stock splits. The Company’s Common Stock is listed for trading on the New York Stock Exchange (the “NYSE”). As a result of the Separation, the Company is no longer considered a “controlled company” under NYSE governance requirements.

General

The Company is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among stockholders, the Board of Directors and management in a manner that benefits the long-term interests of the Company’s stockholders. Accordingly, the Company’s corporate governance practices are designed not merely to satisfy regulatory requirements, but to provide for effective oversight and management of the Company.

The Board has devoted substantial attention to the subject of corporate governance. Among other things, the Board has established a Nominating and Governance Committee and has developed a Corporate Governance Policy. The Board refines this Policy from time to time as it deems necessary. The Corporate Governance Policy sets forth the basic “rules of the road” to guide how the Board and its committees operate.

The Board of Directors also regularly holds executive sessions without management present, conducts examinations of management’s and the Board’s performance, has adopted a code of conduct for employees and has enacted a set of ethics guidelines specifically for outside directors. The Board of Directors engages in a regular process of reviewing its corporate governance practices, including comparing its practices with those recommended by various corporate governance groups, the expectations of the Company’s stockholders, and the practices of other leading public companies. The Company also regularly reviews its practices in light of proposed and adopted laws and regulations, including the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the rules and listing standards of the NYSE.

Information on the Company’s corporate governance is available to the public under “Corporate Governance” at www.timewarnercable.com/investors on the Company’s website. The information on the website includes: the Company’s by-laws, its Corporate Governance Policy (which includes the Board’s categorical standards for determining director independence), the charters of the Board’s four standing committees, the Company’s codes of conduct, and information regarding the process by which shareholders may communicate with members of the Board of Directors. These documents are also available in print by writing to the Company’s Corporate Secretary at the following address: Time Warner Cable Inc., 60 Columbus Circle, New York, New York 10023, Attn: General Counsel.

The remainder of this section of the Proxy Statement summarizes the key features of the Company’s corporate governance practices:

Board Size

The number of directors constituting the full Board is currently set at twelve. The Board of Directors has adopted a policy, consistent with the Amended Charter and the Company’s by-laws, that it may determine the size of the Board from time to time. In establishing its size, the Board considers a number of factors, including (i) resignations and retirements from the current Board, (ii) the availability of appropriate and qualified candidates, (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of backgrounds, professional experience and skills so that the Board and its committees can effectively perform their responsibilities in overseeing the Company’s businesses and (iv) the goal of having an appropriate mix of inside and independent directors.

Criteria for Membership on the Board

While a significant amount of public attention has been focused on the need for directors to be “independent,” independence is just one of the important factors that the Board and its Nominating and Governance Committee take into consideration in selecting nominees for director. The Nominating and Governance Committee and the Board of Directors apply the same criteria to all candidates, regardless of whether the candidate is proposed by a stockholder or is identified through some other source.

Overall Composition.  As a threshold matter, the Board of Directors believes it is important for the Board as a whole to reflect an appropriate combination of skills, professional experience, and diversity of backgrounds in light of the Company’s current and future business needs.

Personal Qualities.  Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, business acumen, and high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director.

Commitment to the Company and its Stockholders.  Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Company’s stockholders.

Other Commitments.  Each director must satisfy the requirements of antitrust laws that limit service as an officer or director of a significant competitor of the Company. In addition, in order to ensure that directors have sufficient time to devote to their responsibilities, the Board determined that directors should generally serve on no more than five other public company boards.

Additional Criteria for Incumbent Directors.  During their terms, all incumbent directors on the Company’s Board are expected to attend the meetings of the Board and committees on which they serve and the annual meetings of stockholders; to stay informed about the Company and its business; to participate in discussions; to comply with applicable Company policies; and to provide advice and counsel to the Company’s management.

Additional Criteria for New Directors.  As part of its annual assessment of the Board’s composition in light of the Company’s current and expected business needs, the Nominating and Governance Committee has identified additional criteria for new members of the Board. The following attributes may evolve over time depending on changes in the Board and the Company’s business needs and environment, and may be changed before the proxy statement for the 2010 annual meeting of stockholders is furnished to stockholders.

•	Professional Experience. New candidates for the Board should have significant experience in areas such as the following: (i) senior officer (e.g., president, officer or chief financial officer) of a major corporation (or a comparable position in the government, academia or non-profit sector); or (ii) a high-level position and expertise in one of the following areas—cable, telecommunications, media and entertainment, marketing or consumer technology.

•	Diversity. The Nominating and Governance Committee also believes it would be desirable for new candidates for the Board to enhance the gender, ethnic, and/or geographic diversity of the Board.

•	Committee Eligibility. In addition to satisfying the independence requirements that apply to directors generally (see below), the Nominating and Governance Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Nominating and Governance Committee believes it would also be desirable for candidates for the Board to have experience as a director of a public corporation.

Independence.  Under the Company’s Amended Charter, at least 50% of the directors on the Board must be independent. The Board has determined that nine of the twelve current directors, each of whom is also a nominee for director (or 75% of the Board), are independent in accordance with the Company’s criteria. The Board applies the following NYSE criteria in making its independence determinations:

•	No Material Relationship. The director must not have any material relationship with the Company. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable, and familial relationships that exist, either directly or indirectly, between the director and the Company.

•	Employment. The director must not have been an employee of the Company at any time during the past three years. In addition, a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) must not have been an executive officer of the Company in the prior three years.

•	Other Compensation. The director or immediate family member (as an executive officer) must not have received more than $100,000 per year in direct compensation from the Company, other than in the form of director fees, pension, or other forms of deferred compensation, during the past three years.

•	Auditor Affiliation. The director must not be a current partner or employee of the Company’s internal or external auditor and the director’s immediate family member must not be a current employee of such auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or a current partner of such auditor. In addition, the director or an immediate family member must not have been within the last three years a partner or employee of such firm who personally worked on the Company’s audit.

•	Interlocking Directorships. During the past three years, the director or immediate family member cannot have been employed as a non-employee director or an executive officer by another entity where one of the Company’s or its former parent company, Time Warner’s current executive officers served at the same time on the compensation committee.

•	Business Transactions. The director must not be an employee of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues. In addition, a member of the director’s immediate family cannot have been an executive officer of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

•	Additional Categorical Criteria. In addition to applying the NYSE requirements summarized above, the Board has also developed categorical standards, which it uses to guide it in determining whether a “material relationship” exists with the Company that would affect a director’s independence:

>	Charitable Contributions. Discretionary charitable contributions by the Company to established non-profit entities with which a director or a member of the director’s family is affiliated will generally be deemed not to create a material relationship, unless they occurred within the last three years and (i) were inconsistent with the Company’s philanthropic practices; or (ii) were provided to an organization where the director or spouse is an executive officer or director and the Company’s contributions for the most recently completed fiscal year represent more than (a) the greater of $100,000 or 10% of that organization’s annual gross revenues for organizations with gross revenues up to $10 million per year or (b) the greater of $1 million or 2% of that organization’s annual gross revenues for organizations with gross revenues of more than $10 million per year; or (iii) the aggregate amount of the Company’s contributions to the organizations where a director or spouse is an executive officer or director is more than the greater of $1 million or 2% of all such organizations’ annual gross revenues.

>	Employment and Benefits. The employment by the Company of a member of a director’s family will generally be deemed not to create a material relationship, unless such employment involves employment at a salary of more than $60,000 per year of a director’s current spouse, domestic partner, or child. Further, vested and non-forfeitable equity-based benefits and retirement benefits provided to directors or their family members under qualified plans as a result of prior employment will generally be deemed not to create a material relationship.

>	Other Transactions. Transactions between the Company and another entity with which a director or a member of a director’s family is affiliated will generally be deemed not to create a material relationship unless (i) they are the type set forth above under “Business Transactions;” (ii) they occurred within the last three years and were inconsistent with other transactions in which the Company has engaged with third parties; (iii) they occurred within the last three years and the director is an executive officer, employee, or substantial owner, or an immediate family member (as defined in the NYSE rules) is an executive officer, of the other entity and such transactions represent more than 2% of the other entity’s gross revenues for the prior fiscal year or more than 5% of the Company’s consolidated gross revenues for its prior fiscal year.

>	Interlocking Directorships. Service by an employee of the Company as a director of an entity where one of the Company’s directors or director’s family members serves as a non-employee director or an executive officer will generally be deemed not to create a material relationship, unless the employee (i) is an executive officer of the Company; (ii) reports directly to the Board or a committee of the Board; or (iii) has annual compensation approved by the Board’s Compensation Committee. In addition, service by an employee of the Company as a director of an entity where one of the Company’s directors or a member of the director’s family serves as a non-employee director will generally be deemed not to create a material relationship.

>	Educational and Other Affiliations. Attendance by an employee of the Company at an educational institution affiliated with one of the Company’s directors or a member of the director’s family, or membership by an employee of the Company in a professional association, social, fraternal or religious organization, club or institution affiliated with a Company director or member of the director’s family, will generally be deemed not to create a material relationship.

>	Security Ownership. Ownership by an employee of the Company of the securities of an entity where one of the Company’s directors or a member of the director’s family serves as a director or an employee will generally be deemed not to create a material relationship, unless (i) the Company employee (a) is an executive officer of the Company or reports directly to the Board or a committee of the Board or has annual compensation approved by the Board’s Compensation Committee and (b) beneficially owns more than 5% of any class of the other entity’s voting securities; and (ii) the Company director or a member of a director’s family is a director or executive officer of the other entity.

•	Independent Judgment. Finally, in addition to the foregoing independence criteria, which relate to a director’s relationship with the Company, the Board also requires that independent directors be free of any other affiliation—whether with the Company or another entity—that would interfere with the exercise of independent judgment.

Director Nomination Process

There are a number of different ways in which an individual may be nominated for election to the Board of Directors.

Nominations Developed by the Nominating and Governance Committee.  The Nominating and Governance Committee may identify and propose an individual for election to the Board. This involves the following steps:

•	Assessment of Needs. As described above, the Nominating and Governance Committee conducts periodic assessments of the overall composition of the Board in light of the Company’s current and expected business needs and, as a result of such assessments, the Committee may establish specific qualifications that it will seek in Board candidates. The Committee reports on the results of these assessments to the full Board of Directors.

•	Identifying New Candidates. In light of such assessments, the Committee may seek to identify new candidates for the Board who possess the specific qualifications established by the Committee and satisfy the other requirements for Board service. In identifying new director candidates, the Committee seeks advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources. The Committee may also, but need not, retain a search firm in order to assist it in these efforts.

•	Reviewing New Candidates. The Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications as compared to the specific criteria established by the Committee and the more general criteria established by the by-laws and Corporate Governance Policy. The Committee may also select certain candidates to be interviewed by one or more Committee members.

•	Reviewing Incumbent Candidates. On an annual basis, the Committee also reviews incumbent candidates for renomination to the Board. This review involves an analysis of the criteria set forth above that apply to incumbent directors.

•	Recommending Candidates. The Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the annual stockholders meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Committee may, in accordance with the by-laws, recommend that the Board elect new members of the Board who will serve until the next annual stockholders meeting.

Stockholder Nominations Submitted to the Committee.  Stockholders may also submit names of director candidates, including their own, to the Nominating and Governance Committee for its consideration. The process for stockholders to use in submitting suggestions to the Nominating and Governance Committee is set forth below at “Other Procedural Matters—Procedures for Submitting Director Recommendations and Nominations.”

Stockholder Nominations Submitted to Stockholders.  Stockholders may choose to submit nominations directly to the Company’s stockholders. The Company’s by-laws set forth the process that stockholders may use if they choose this approach, which is described below at “Other Procedural Matters—Procedures for Submitting Director Recommendations and Nominations.”

Director Elections.  In connection with the Separation, the Company’s by-laws were amended to provide, among other things, that in any uncontested election of directors, each person receiving a majority of the votes cast will be deemed elected. Any abstentions or broker non-votes will not be counted as a vote cast. Accordingly, any new director nominee in an uncontested election who receives more “against” votes than “for” votes will not be elected to the Board. If any incumbent director receives more “against” votes than “for” votes, he or she must submit an offer to resign from the Board no later than two weeks after the certification by the Company of the voting results. The Board will then consider the resignation offer and may either (i) accept the resignation offer or (ii) reject the resignation offer and seek to address the underlying cause(s) of the “against” votes. The Board is required to make its determination within 90 days following the certification of the stockholder vote and make a public announcement of its decision, including a statement regarding the reasons for its decision if the Board rejects the resignation offer. This procedure also provides that the Chairman of the Nominating and Governance Committee has the authority to manage the Board’s review of the resignation offer, unless it is the Chairman of the Nominating and Governance Committee who has received the majority-withheld vote, in which case, the remaining independent directors who received a majority of the votes cast will select a director, which director will have the authority otherwise delegated to the Chairman of the Nominating and Governance Committee, to manage the process. In any contested election of directors, the election will be subject to a plurality vote standard, where the persons receiving the highest numbers of the votes cast, up to the number of directors to be elected in such election, will be deemed elected. A contested election is generally one in which the number of persons nominated exceeds the number of directors to be elected.

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Company, monitors management’s and the Company’s performance, and provides advice and counsel to management. Among other things, the Board at least annually reviews the Company’s long-term strategy and longer-term business plan and also approves an annual budget for the Company. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, internal and external auditors, and outside advisors.

Board Meetings and Executive Sessions

The Board of Directors holds at least five meetings each year, including at least four quarterly meetings and generally one meeting devoted to addressing the Company’s strategy. In 2008, the Board of Directors met ten times. The meeting schedule is normally established in the summer of the previous year. The Board of Directors also communicates informally with management on a regular basis.

Non-employee directors meet by themselves, without management or employee directors present, at every regularly scheduled Board meeting. Additionally, the Independent Directors (as defined below) meet together without any other directors or management present at least twice a year. Any director may request additional executive sessions.

These executive sessions are led by the Chair of the committee that is responsible for the subject matter at issue (e.g., the Audit Committee Chair would lead a discussion of audit-related matters). When it is not clear which committee has specific responsibility for the subject matter, the Lead Director presides.

Board Leadership

The Company’s Corporate Governance Policy provides that the Nominating and Governance Committee may from time to time make recommendations to the Board regarding the leadership structure of the Board, including whether to combine or separate the positions of Chairman and Chief Executive Officer, or to establish the position of “lead” or “presiding” director. In connection with the Separation, the Board has named Glenn A. Britt to the combined positions of Chairman and Chief Executive Officer and has named Peter R. Haje to serve as the Lead Director.

Committees of the Board

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Finance Committee, which was constituted in December 2008. The Board may eliminate or create additional committees as it deems appropriate.

Despite the availability of a one-year phase-in period following the Separation for full independence of membership under NYSE rules, each of the Audit Committee, the Nominating and Governance Committee and the Compensation Committee is composed entirely of Independent Directors. The Chair of each committee is elected by the Board, generally upon the recommendation of the Nominating and Governance Committee, and is expected to be rotated periodically. Each committee also holds regular executive sessions at which only committee members are present. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

As noted above, charters for each standing committee are available on the Company’s website, but a brief summary of the committees’ responsibilities follows:

Audit Committee.  The Audit Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Company’s (i) independent auditors, (ii) internal auditors, (iii) financial statements, (iv) earnings releases and guidance, as well as (v) the Company’s compliance program, internal controls, and risk management. The Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert under the rules of the SEC implementing section 407 of the Sarbanes-Oxley Act and meets the independence and experience requirements of the NYSE and the federal securities laws.

Nominating and Governance Committee.  The Nominating and Governance Committee is responsible for assisting the Board in relation to (i) corporate governance, (ii) director nominations, (iii) committee structure and appointments, (iv) Chief Executive Officer (“CEO”) performance evaluations and succession planning, (v) Board performance evaluations, (vi) director compensation, (vii) regulatory matters relating to corporate governance, (viii) stockholder proposals and communications, and (ix) related person transactions.

Compensation Committee.  The Compensation Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to, certain of the Company’s senior executives, (ii) overseeing the Company’s disclosure regarding executive compensation, (iii) administering the Company’s equity-based compensation plans and (iv) reviewing the Company’s overall compensation structure and benefit plans. A sub-committee of the Compensation Committee is responsible for certain executive compensation matters, including (i) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, each of the other executive officers and each of the other employees whose annual total compensation has a value of $2 million or more (the “Senior Executives”), (ii) evaluating the performance of the CEO and the Senior Executives, and (iii) setting the compensation level of the CEO and the Senior Executives.

Finance Committee.  The Finance Committee is responsible for reviewing and approving the Company’s financing activity and assisting the Board in overseeing the Company’s (i) capital structure and financing strategies, (ii) insurance program, and (iii) defined benefit pension plan.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness. Each standing committee of the Board also conducts a similar self-evaluation with respect to such committee.

Director Orientation and Education

Each individual, upon joining the Board of Directors, is provided with an orientation regarding the role and responsibilities of the Board and the Company’s operations. As part of this orientation, new directors have opportunities to meet with members of the Company’s senior management. The Company is also committed to the ongoing education of its directors. From time to time, the Company’s executives make presentations to the Board regarding their respective areas. In addition, the Company reimburses directors for reasonable expenses relating to ongoing director education.

Non-Employee Director Compensation and Stock Ownership

The Board of Directors is responsible for establishing compensation for the Company’s non-employee directors who are not active employees of the Company. At least every two years, the Nominating and Governance Committee reviews the compensation for non-employee directors, including compensation provided to non-employee directors at other companies, and makes a recommendation to the Board for its approval. (For details on the compensation currently provided to non-employee directors, please see “Compensation—Director Compensation.”)

It is also the Board’s policy that all directors who are not actively employed by the Company are required to own the Company’s stock (whether as a result of exercising stock options, receipt of shares from the Company or the purchase of shares). It is expected that, within three years of joining the Board, each director will own at least the number of shares of the Company’s stock, or stock-based equivalents, that have been awarded to him or her pursuant to the Company’s compensation plans for Independent Directors, less any shares sold by the director for the purpose of paying taxes related to such awards.

The Company also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company, and the Company has procedures in place to assist directors in complying with these laws.

Codes of Conduct

In order to help assure the highest levels of business ethics at the Company, the Board of Directors has adopted the following three codes of conduct, which are posted on the Company’s website at www.timewarnercable.com/investors.

Standards of Business Conduct.  The Company’s Standards of Business Conduct apply to the Company’s employees, including any employee directors. The Standards of Business Conduct establish policies pertaining to employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, antitrust laws and political activities and solicitations.

Code of Ethics for Principal Executive and Senior Financial Officers.  The Company’s Code of Ethics for Principal Executive and Senior Financial Officers applies to certain officers of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and other senior executives performing senior financial officer functions. The code serves as a supplement to the Standards of Business Conduct. Among other things, the code mandates that the designated officers engage in honest and ethical conduct, avoid conflicts of interest and disclose any material transaction or relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations and promptly report any possible violation of the code. Additionally, the code requires that these individuals promote full, fair, understandable and accurate disclosure in the Company’s publicly filed reports and other public communications and sets forth standards for accounting practices and records. Individuals to whom the code applies are held accountable for their adherence to it. Failure to observe the terms of this code or the Standards of Business Conduct can result in disciplinary action (including termination of employment).

Guidelines for Non-Employee Directors.  The Guidelines for Non-Employee Directors assist the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ duties of care and loyalty, the guidelines set forth specific policies addressing, among other things, securities trading and reporting obligations, gifts, the Foreign Corrupt Practices Act, political contributions and antitrust laws.

Communication with the Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. This process is described below at “Other Procedural Matters—Communicating with the Board of Directors.”

DIRECTORS

Term

The Company’s directors are elected annually by the holders of Common Stock. The nominees for director at the Annual Meeting will be elected to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier death, resignation or retirement.

Director Independence and Qualifications

As set forth in the Company’s Corporate Governance Policy, in selecting its slate of nominees for election to the Board, the Nominating and Governance Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company and, with respect to incumbent directors, past performance on the Board. See “Corporate Governance — Criteria for Membership on the Board.” Each of the nominees is currently a director of the Company. The Amended Charter requires that at least 50% of the Board be independent. The Board has determined that nine of the twelve current and incumbent directors (or 75% of the Board) have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the NYSE and the Company’s more rigorous independence standards (such directors, the “Independent Directors”). Specifically, the Board has identified Mses. Black and James and Messrs. Castro, Chang, Copeland, Haje, Nicholas, Shirley and Sununu as Independent Directors as independence is defined in the NYSE Listed Company Manual and as defined by Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Additionally, each of these directors meets the categorical standards for independence established by the Board, as set forth in the Company’s Corporate Governance Policy and discussed elsewhere in this Proxy Statement. Messrs. Logan and Pace are former executive officers of Time Warner, which was the Company’s parent company prior to the Separation. The Company believes that if it were not for this past employment, the Board could determine that each of Messrs. Logan and Pace is independent under these criteria. The Board has determined that the employment during part of 2008 of Mr. Nicholas’ stepson by Time Inc., a subsidiary of Time Warner, does not affect Mr. Nicholas’ independence. In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation and commitment that is mandated by the Board.

Nominees for Election at the Annual Meeting

The Board has set the number of directors at twelve. Each of the current directors has been nominated for election at the Annual Meeting. In connection with the Separation, Jeffrey L. Bewkes resigned from the Board, and Donna A. James, Edward D. Shirley and John E. Sununu were appointed by the Board to the Board of Directors effective, in each case, on March 12, 2009.

Set forth below are the principal occupation and certain other information, as of February 28, 2009, for the twelve nominees, each of whom currently serves as a director.

Name	Age	Principal Occupation During the Past Five Years

Carole Black	65	Former President and Chief Executive Officer, Lifetime Entertainment Services. Ms. Black served as the President and Chief Executive Officer of Lifetime Entertainment Services, a multi-media brand for women, including Lifetime Network, Lifetime Movie Network, Lifetime Real Women Network, Lifetime Online and Lifetime Home Entertainment, from March 1999 to March 2005. Prior to that, Ms. Black served as the President and General Manager of NBC4, Los Angeles, a commercial television station, from 1994 to 1999, and in various marketing-related positions at The Walt Disney Company, a media and entertainment company, from 1986 to 1993. Ms. Black has served as a director since July 2006.
Glenn A. Britt	59	Chairman, President and Chief Executive Officer of the Company. Mr. Britt has served as the Company’s President and Chief Executive Officer since February 15, 2006, adding the position of Chairman upon the Separation. Prior to February 2006, he served as the Company’s Chairman and Chief Executive Officer from March 2003. Prior to that, Mr. Britt was the Chairman and Chief Executive Officer of the Time Warner Cable division of Time Warner Entertainment Company, L.P. (“TWE”), now the Company’s subsidiary, from August 2001 and its President from January 1999 to August 2001. Prior to assuming that position, he held various senior positions with Time Warner Cable Ventures, a unit of TWE, certain of the Company’s predecessor entities, and Time Warner and its predecessor Time Inc. Mr. Britt has served as a director since March 2003 and also serves as a director of Xerox Corporation and as a trustee of Teachers’ Insurance and Annuity Association.
Thomas H. Castro	54	President and Chief Executive Officer, El Dorado Capital, LLC. Mr. Castro, the founder of El Dorado Capital, LLC, an investment firm, has served as its President and Chief Executive Officer since June 1, 2008. Prior to that, he was the co-founder and Vice Chairman of Border Media Partners, LLC, a radio broadcasting company that primarily targets Hispanic listeners, from July 2007, having served as its President and Chief Executive Officer from 2002. Prior to that, Mr. Castro, an entrepreneur, owned and operated other radio stations and founded a company that exported oil field equipment to Mexico. Mr. Castro has served as a director since July 2006.

Name	Age	Principal Occupation During the Past Five Years

David C. Chang	67	Chancellor, Polytechnic Institute of New York University. Dr. Chang has served as Chancellor and Professor of Electrical and Computer Engineering of Polytechnic Institute of New York University (formerly known as Polytechnic University) since July 2005, having served as its President from 1994. Prior to assuming that position, he was Dean of the College of Engineering and Applied Sciences at Arizona State University. Dr. Chang is also a director of AXT, Inc. and has served as director since March 2003 and served as an independent director of American Television and Communications Corporation (a predecessor of the Company) from 1986 to 1992.
James E. Copeland, Jr.	64	Former Chief Executive Officer of Deloitte & Touche USA LLP and Deloitte Touche Tohmatsu and Former Global Scholar, Robinson School of Business, Georgia State University. Mr. Copeland served as a Global Scholar at the Robinson School of Business at Georgia State University from 2003 through 2007. Prior to that, Mr. Copeland served as the Chief Executive Officer of Deloitte & Touche USA LLP, a public accounting firm, and Deloitte Touche Tohmatsu, its global parent, from 1999 to May 2003. Prior to that, Mr. Copeland served in various positions at Deloitte & Touche, and its predecessors from 1967. Mr. Copeland has served as a director since July 2006 and is also a director of ConocoPhillips and Equifax, Inc.
Peter R. Haje	74	Legal and Business Consultant and Private Investor. Mr. Haje has served as a legal and business consultant and private investor since he retired from service as an executive officer of Time Warner on January 1, 2000. Prior to that, he served as the Executive Vice President and General Counsel of Time Warner from October 1990, adding the title of Secretary in May 1993. He also served as the Executive Vice President and General Counsel of TWE from June 1992 until 1999. Prior to his service to Time Warner, Mr. Haje was a partner of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP for more than 20 years. Mr. Haje has served as a director since July 2006 and is also a director of American Community Newspapers Inc.
Donna A. James	51	Consultant, Business Advisor and Managing Director, Lardon & Associates LLC. Ms. James has served as a consultant, business advisor and managing director of Lardon & Associates LLC, a business advisory services firm, since April 2006. Prior to that, Ms. James served as President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company (“Nationwide Mutual”), a financial services and insurance company, from 2003, and as Executive Vice President and Chief Administrative Officer of Nationwide Mutual from 2000. Ms. James has served as a director since March 2009 and is also a director of Limited Brands, Inc., Coca-Cola Enterprises Inc. and Conseco, Inc.

Name	Age	Principal Occupation During the Past Five Years

Don Logan	64	Former Chairman of the Board of the Company and Former Chairman, Time Warner’s Media & Communications Group. Mr. Logan served as the Chairman of the Company’s Board of Directors from February 15, 2006 until March 2009. He served as Chairman of Time Warner’s Media & Communications Group from July 2002 until December 31, 2005. Prior to assuming that position, he was Chairman and Chief Executive Officer of Time Inc., Time Warner’s publishing subsidiary, from 1994 to July 2002 and was its President and Chief Operating Officer from 1992 to 1994. Prior to that, Mr. Logan held various executive positions with Southern Progress Corporation, which was acquired by Time Inc. in 1985. Mr. Logan has served as a director since March 2003.
N.J. Nicholas, Jr.	69	Investor. Mr. Nicholas is an investor. From 1964 until 1992, Mr. Nicholas held various positions at Time Inc. and Time Warner. He was named President of Time Inc. in 1986 and served as Co-Chief Executive Officer of Time Warner from 1990 to 1992. Mr. Nicholas has served as a director since March 2003 and is also a director of Boston Scientific Corporation and Xerox Corporation.
Wayne H. Pace	62	Former Executive Vice President and Chief Financial Officer, Time Warner. Mr. Pace served as Executive Vice President and Chief Financial Officer of Time Warner from November 2001 through 2007, and served as Executive Vice President and Chief Financial Officer of TWE from November 2001 until October 2004. He was Vice Chairman and Chief Financial and Administrative Officer of Turner Broadcasting System, Inc., a cable programming subsidiary of Time Warner (“TBS”), from March 2001 to November 2001 and held various other executive positions at TBS, including Chief Financial Officer, from 1993 to 2001. Prior to that Mr. Pace was an audit partner with Price Waterhouse, now PricewaterhouseCoopers LLP, an international accounting firm. Mr. Pace has served as a director since March 2003.
Edward D. Shirley	52	Vice-Chairman, Global Beauty and Grooming, The Procter & Gamble Company. Mr. Shirley has served as Vice-Chairman of Global Beauty and Grooming, a business unit of The Procter & Gamble Company, a consumer goods company, since July 2008, and as Group President, North America from April 2006. Prior to that, Mr. Shirley held several senior executive positions with The Gillette Company, a consumer goods company, which was acquired by The Procter & Gamble Company in 2005. Mr. Shirley has served as a director since March 2009.

Name	Age	Principal Occupation During the Past Five Years

John E. Sununu	44	Former U.S. Senator, New Hampshire. Senator Sununu served as a U.S. Senator from New Hampshire from January 2002 to 2008. He was a member of the Committees on Banking, Commerce, Finance and Foreign Relations, and he was appointed the Congessional Representative to the United Nations General Assembly. Prior to his election to the Senate, he represented New Hampshire’s First District in the U.S. House of Representatives from 1996 to 2002. Prior to serving in Congress, he served as the Chief Financial Officer of Teletrol Systems, Inc., a manufacturer of building control systems, from 1993 to 1996. Senator Sununu has served as a director since March 2009 and is also a director of Boston Scientific Corporation (as of April 1, 2009).

Attendance

During 2008, the Board of Directors met ten times. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member. In addition, the directors are encouraged to attend the Company’s annual meetings of stockholders. Eight of the Company’s ten directors nominated for election at the 2008 annual meeting of the Company’s stockholders attended the meeting.

Committee Membership

Pursuant to the Company’s by-laws, the Board has established four principal standing committees of the Board. The Board may eliminate or create additional committees as it deems appropriate. The Board of Directors and the members of each of the committees meet regularly in executive session without management. The current members of the Board’s principal committees are as follows:

Audit Committee.  The members of the Audit Committee are James Copeland, Jr., who serves as the Chair, David Chang, Donna James and Edward Shirley. Among other things, the Audit Committee complies with all NYSE and legal requirements and consists entirely of Independent Directors. The authority and responsibility of the Audit Committee, which met ten times during 2008, are described above (see “Corporate Governance—Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarnercable.com/investors.

Compensation Committee.  The members of the Compensation Committee are Peter Haje, who serves as the Chair, Carole Black, Thomas Castro and N.J. Nicholas, Jr. All of the members of the Compensation Committee are Independent Directors. The Compensation Committee has a sub-committee consisting of three Independent Directors who are also considered “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended, Ms. Black and Messrs. Castro and Nicholas, to which it may delegate executive compensation matters. The authority and responsibility of the Compensation Committee, which met eight times during 2008, are described above (see “Corporate Governance—Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarnercable.com/investors.

Nominating and Governance Committee.  The members of the Nominating and Governance Committee are N.J. Nicholas, Jr., who serves as the Chair, Carole Black, David Chang, Edward Shirley and John Sununu. All of the members of the Nominating and Governance Committee are Independent Directors. The authority and responsibility of the Nominating and Governance Committee, which met four times during 2008, are described above (see “Corporate Governance—Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarnercable.com/investors.

Finance Committee.  The members of the Finance Committee are Wayne Pace, who serves as the Chair, Thomas Castro, Donna James, Don Logan and John Sununu. The members of the Finance Committee who are Independent Directors are Ms. James and Messrs. Castro and Sununu. The Finance Committee was constituted in December 2008. The authority and responsibility of the Finance Committee, which did not meet during 2008, are described above (see “Corporate Governance—Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarnercable.com/investors.

Special Committee.  During 2008, a Special Committee of the independent members of the Board of Directors (the “Special Committee”) consisting of Ms. Black and Messrs. Castro, Chang, Copeland (who served as the Chair), Haje and Nicholas was formed to consider the Company’s Separation from Time Warner and the related transactions. The Special Committee met twelve times during 2008.

SECURITY OWNERSHIP

Security Ownership by the Board of Directors and Executive Officers

The following table sets forth information as of the close of business on March 31, 2009 as to the number of shares of the Company’s Common Stock beneficially owned by:

•	each executive officer named in the Summary Compensation Table included elsewhere in this Proxy Statement (a “named executive officer”);

•	each current director and director nominee; and

•	all current executive officers and directors, as a group.

The following table reflects: (i) the shares of Common Stock that were distributed to the listed individuals or their associates in connection with the Spin-off Dividend and their respective ownership of Time Warner Common Stock, (ii) the Recapitalization, pursuant to which each outstanding share of Class A common stock and Class B common stock was converted into one share of Common Stock, (iii) the Reverse Stock Split pursuant to which every three shares of Common Stock was combined into one share of Common Stock and (iv) related adjustments to the Company’s outstanding stock options, restricted stock units and deferred stock units.

	Common Stock Beneficially Owned(1)
	Number	Right to Acquire	Percent
Name	of Shares	Shares(2)	of Class

Carole Black	—	—		*
Glenn A. Britt(3)	11,670	134,742		*
Thomas H. Castro	—	—		*
David C. Chang	228	—		*
James E. Copeland, Jr.	8,332	—		*
Peter R. Haje(4)	13,914	—		*
Landel C. Hobbs	578	61,653		*
Donna A. James	—	—		*
Michael LaJoie	206	19,812		*
Don Logan	6,666	—		*
Robert D. Marcus	1,168	35,743		*
N.J. Nicholas, Jr.	2,333	—		*
Wayne H. Pace	19,694	—		*
Carl U.J. Rossetti	183	17,444		*
Edward D. Shirley	333	—		*
John E. Sununu	—	—		*
All current directors and executive officers as a group (20 persons)(3)-(5)	66,519	311,060		*

*	Represents beneficial ownership of less than one percent of the issued and outstanding Common Stock on March 31, 2009.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include any shares of Common Stock or other TWC equity securities that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of March 31, 2009, the only equity securities of TWC beneficially owned by the named persons or group were shares of Common Stock, options to purchase shares of Common Stock and restricted stock units (“RSUs”) and deferred stock units reflecting the contingent right to receive shares of Common Stock. The beneficial ownership of Common Stock for each of Ms. Black and Messrs. Castro, Chang, Copeland, Haje, Logan and Nicholas does not include in each case 9,815 shares, and for Mr. Pace, 7,906 shares, of Common Stock issuable six months after termination of service as a member of the Board pursuant to the terms of the RSUs issued to them as compensation and 2,106, 6,126, 2,616, 5,424 and 2,845 shares of Common Stock issuable to Messrs. Chang, Copeland, Haje, Nicholas and Pace, respectively, on the distribution date selected by the director under the Directors’ Deferred Compensation Program. See “Compensation—Director Compensation.”

(2)	Reflects shares of Common Stock subject to options to purchase Common Stock, which were exercisable or, on March 31, 2009, were unexercised, but were exercisable on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.”

(3)	Includes 29 shares of Common Stock owned by Mr. Britt’s spouse as to which Mr. Britt disclaims beneficial ownership.

(4)	Includes 958 shares of Common Stock owned by the Peter and Helen Haje Foundation, as to which Mr. Haje and his spouse share voting power but have no investment power.

(5)	Includes (a) approximately 845 shares of Common Stock held in a trust under the TWC Savings Plan for the benefit of one of the Company’s current executive officers and (b) 29 shares held by Mr. Britt’s spouse.

Security Ownership of Certain Beneficial Owners

In a Schedule 13D filed with the SEC on March 13, 2009, Time Warner reported that as a result of the Separation, as of 8:00 p.m., eastern time, on March 12, 2009, Time Warner no longer beneficially owned any shares of Common Stock. As a result, based on a review of filings with the SEC, as of March 31, 2009, there were no persons or groups of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. It is possible, however, that a holder of both Common Stock and Time Warner Common Stock received sufficient additional shares of Common Stock in the Spin-Off Dividend to beneficially own more than 5% of the outstanding shares of Common Stock as a result.

AUDIT-RELATED MATTERS

Report of the Audit Committee

In accordance with its charter, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) assists the Board of Directors in fulfilling responsibilities in a number of areas. These responsibilities include, among others: (i) the appointment and oversight of the Company’s independent auditor, as well as the evaluation of the independent auditor’s qualifications, performance and independence; (ii) oversight of the Company’s internal audit function, (iii) the review of the Company’s financial statements and the results of each external audit; (iv) the review of other matters with respect to the Company’s accounting, auditing and financial reporting practices and procedures as the Audit Committee may find appropriate or may be brought to its attention; and (v) the oversight of the Company’s compliance program. To assist it in fulfilling its oversight and other duties, the Audit Committee regularly meets separately with the internal auditor, the independent auditor and management.

Independent Auditor and Internal Audit Matters.  The Audit Committee has discussed with the Company’s independent auditor its plan for the audit of the Company’s annual consolidated financial statements and the independent auditor’s evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. During 2008, the Audit Committee met regularly with the independent auditor, with and without management present, to discuss the results of its audits and quarterly reviews of the Company’s financial statements, as well as its evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles. The Audit Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP (“E&Y”) as the Company’s independent auditor for 2009, and the Board concurred in its appointment.

The Audit Committee has reviewed and approved the annual internal audit plan and has met regularly with the representatives of the internal audit group, with and without management present, to review and discuss the internal audit reports, including reports relating to operational, financial and compliance matters.

Financial Statements as of December 31, 2008.  Management has the primary responsibility for the financial statements and the reporting process, including its systems of internal and disclosure controls (including internal control over financial reporting). The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing opinions on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the independent auditor with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2008. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

In connection with its review of the Company’s year-end financial statements, the Audit Committee has reviewed and discussed with management and the independent auditor the consolidated financial statements and the independent auditor’s evaluation of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls. The Audit Committee also received from the independent auditor the written disclosures regarding the auditor’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with E&Y its independence. The Audit Committee further considered whether the provision by the independent auditor of any non-audit services described elsewhere in this Proxy Statement is compatible with maintaining auditor independence and determined that the provision of those services does not impair the independent auditor’s independence.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit and independent auditor, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles and the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Members of the Audit Committee

James E. Copeland, Jr. (Chair)
David C. Chang
Donna A. James
Edward D. Shirley

Policy Regarding Pre-Approval of Services Provided by the Independent Auditor

The Audit Committee has established a policy (the “Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditor, along with the associated fees for those services. The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent auditor and the Company; (ii) would place the independent auditor in the position of auditing its own work; (iii) would result in the independent auditor acting in the role of management or as an employee of the Company; or (iv) would place the independent auditor in a position of acting as an advocate for the Company. Additionally, the Audit Committee considers whether the independent auditor is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditor’s familiarity with the Company’s business, personnel, systems or risk profile and whether provision of the service by the independent auditor would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

The Audit Committee has delegated to its Chair the authority to address certain requests for pre-approval of services between meetings of the Audit Committee, and the Chair must report his pre-approval decisions to the Audit Committee at its next regular meeting. The Policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit Committee monitors compliance by management with the Policy by requiring management, pursuant to the Policy, to report to the Audit Committee on a regular basis regarding the pre-approved services rendered by the independent auditor. Management has also implemented internal procedures to ensure compliance with the Policy.

Services Provided by the Independent Auditor

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. Accordingly, the Audit Committee has appointed E&Y to perform audit and other permissible non-audit services for the Company and its subsidiaries. The Company has formal procedures in place for the pre-approval by the Audit Committee (or its Chair) of all services provided by E&Y. These pre-approval procedures are described above under “Policy Regarding Pre-Approval of Services Provided by the Independent Auditor.”

The aggregate fees billed by E&Y to the Company for the years ended December 31, 2008 and 2007 are as follows:

Fees of the Independent Auditor

	2008	2007

Audit Fees(1)	$4,440,369	$4,598,485
Audit-Related Fees(2)	474,025	572,350
Tax Fees	—	—
All Other Fees	—	—

Total Fees for Services Provided	$4,914,394	$5,170,835

(1)	Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews) and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements; (b) the audit of the effectiveness of internal control over financial reporting; (c) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board (“FASB”) or other regulatory or standard-setting bodies; and (d) services that only the independent auditors reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters.

(2)	Audit-Related Fees were principally for services related to (a) agreed-upon procedures or expanded audit procedures to comply with contractual arrangements or regulatory/franchise reporting requirements; (b) audits of employee benefit plans; and (c) due diligence services pertaining to acquisitions and dispositions.

None of the services related to Audit-Related Fees presented above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the SEC.

COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

Introduction

The Company’s executive compensation program is designed to attract, retain, motivate and reward leaders who create long-term value for the Company’s stockholders. Generally, the Company’s compensation program is intended to reward sustained financial and operating performance and leadership excellence, align executives’ long-term interests with those of the Company’s stockholders and motivate executive retention. This Compensation Discussion and Analysis describes the Company’s compensation philosophy, strategy, policies, components and practices for the named executive officers and how they were applied to determine 2008 compensation for the named executive officers, including the following:

•	Governance, including the roles of the Compensation Committee of the Board of Directors (the “Compensation Committee”), the compensation consultants and management;

•	The Company’s compensation philosophy and key principles;

•	The Company’s compensation program design; and

•	The Company’s 2008 compensation determinations, including those related to base salaries, short-term incentive awards and long-term incentive awards, and how they reflect the Company’s compensation philosophy and performance.

Oversight and Authority for Executive Compensation

Under its charter, the Compensation Committee has authority and oversight over all elements of the Company’s executive compensation program, including:

•	salaries;

•	short-term incentives;

•	long-term incentives, including equity-based awards;

•	employment agreements for the named executive officers, including any change of control or severance provisions or personal benefits set forth in those agreements;

•	any change of control or severance arrangements for the named executive officers that are not part of their employment agreements; and

•	employee benefits and perquisites.

The Compensation Committee’s charter states that in determining compensation for each named executive officer, the Compensation Committee should consider, among other factors, the Company’s overall performance, stockholder return, the achievement of specific performance objectives established by the Compensation Committee on an annual basis, compensation previously provided to the executive, and the competitiveness of the named executive officer’s compensation as compared with the compensation of executives in similar positions at peer companies.

Role of Compensation Consultants and Management

Since early 2007, the Compensation Committee has retained Executive Compensation Advisors, a Korn/Ferry company (“ECA”), as its independent compensation consultant. The Company pays ECA an annual retainer, plus additional amounts for special projects, and the firm reports directly to the Compensation Committee. ECA provides assistance and advice to the Compensation Committee in carrying out its responsibilities with respect to executive compensation policies and programs. The Compensation Committee consults with ECA with respect to all significant compensation decisions and determinations. In this advisory role, ECA attends and participates in all Compensation Committee meetings, including executive sessions when appropriate. In connection with ECA’s role as advisor to the Compensation Committee, Management (as defined below) may from time to time seek input from ECA about compensation proposals it is considering for presentation to the Compensation Committee. Annually, the Compensation Committee reviews the performance and independence of ECA.

Members of management, including Glenn Britt, President and Chief Executive Officer (and Chairman, as of March 12, 2009), Robert Marcus, Senior Executive Vice President and Chief Financial Officer, and Tomas Mathews, Executive Vice President, Human Resources (collectively, “Management”), provide recommendations for the Compensation Committee’s consideration, and provide ongoing assistance to the Compensation Committee with respect to its review of the effectiveness of the Company’s executive compensation programs, including competitiveness and alignment with the Company’s objectives. The Company also, from time to time, engages consulting firms (independent of those engaged by the Compensation Committee) to assist Management in evaluating the Company’s executive compensation policies and practices.

Compensation Philosophy and Key Principles

The Compensation Committee evaluates all elements of the Company’s executive compensation program in light of its compensation philosophy. This philosophy is to provide a competitive mix of base salary and short-term and long-term incentive compensation to attract, retain, motivate and reward the Company’s executives for achievement of Company and individual performance goals. The Company’s compensation philosophy is guided by the following key principles:

•	Pay for performance—Total compensation delivered to executives should reflect an appropriate level of variable, performance-based compensation tied to the achievement of both Company financial performance goals and established individual performance goals.

•	Short-term and long-term elements—Total compensation should be delivered in a form that focuses the executive on both the short-term and long-term objectives of the Company.

•	Alignment with stockholder interests—Total compensation delivered to executives should be tied to a significant degree to the Company’s stock performance to align executives’ interests with those of the Company’s stockholders.

•	Competitive pay—Total compensation delivered to executives should reflect the competitive marketplace for talent inside and outside the Company’s industry, which must be considered in light of the risk of losing (and the difficulty of replacing) the relevant executive.

Compensation Program Design

The Company’s compensation program utilizes three principal elements—base salary, short-term incentives and long-term incentives. As discussed below, each is intended to focus the Company’s executives on a different corporate priority.

Annual Base Salary:  The base salary paid to the Company’s named executive officers and other employees is intended to focus the recipient on his or her day-to-day duties. The level of base salary paid to a named executive officer generally reflects the executive’s qualifications, level of experience and tenure with the Company, as well as the importance of attracting and retaining the executive.

Short-Term Incentive:  The Company’s short-term cash incentive program is designed to motivate the Company’s named executive officers and other participants to help meet and exceed annual financial and non-financial goals established annually by the Compensation Committee by giving them an opportunity to share in the Company’s success. The program also rewards participants for achieving specified individual short-term goals. Short term incentives for the named executive officers are determined using the same general criteria as are used for about 4,400 other bonus-eligible employees. Each participant is eligible to receive a target annual bonus calculated as a percentage of base salary and, for the named executive officers, within the limits of the Bonus Plan (as defined and discussed in more detail below). The percentage is generally determined based on the participant’s level of responsibility within the Company. With increasing levels of responsibility, a higher percentage of the participant’s total cash compensation comes from the performance-based annual cash bonus. In establishing each year’s short-term incentive program, the Compensation Committee balances the benefits of the program against the risk that it will cause participants to take actions that, while consistent with the achievement of specified short-term goals, might involve unnecessary or excessive risk to the Company. For additional information regarding the structure of the 2008 short-term incentive program, see “2008 Short-Term Incentive Program and Awards.”

Long-Term Incentive:  The Company’s long-term incentive (“LTI”) program is designed to retain key employees, including the named executive officers, motivate them to meet and exceed the Company’s long-term goals and align their interests with those of stockholders through stock ownership. The LTI program acts as a balance to the short-term incentive program. Prior to 2007, the Company’s senior executives received equity grants from Time Warner based on Time Warner Common Stock as part of their long-term incentives together with a long-term 2006 Cash LTIP discussed below. Since 2007, the LTI program has consisted of restricted stock units (“RSUs”) and stock options based upon on the Company’s stock. In establishing each year’s LTI program, the Compensation Committee considers whether the program promotes appropriate executive conduct in light of the related risk of encouraging participants to take actions that might involve unnecessary or excessive risk to the Company. For additional information regarding the structure of the 2008 LTI program, see “2008 Long-Term Incentive Program and Awards.”

The Company’s short-term and long-term incentives support its “pay for performance” compensation philosophy (as discussed above). Generally, those executives with a high level of strategic impact on the Company’s success receive a greater proportion of their compensation in the form of “variable” (i.e., performance-based and/or equity-based) short-term and long-term incentives. For example, approximately 92% of Mr. Britt’s 2008 target compensation was variable with approximately 8% targeted as base salary. The other named executive officers’ target compensation was approximately 70-80% variable. The Company believes that placing greater emphasis on appropriate levels of variable compensation focuses the named executive officers on achieving the Company’s strategic and performance objectives.

For 2008, the Company targeted slightly more compensation to the named executive officers through long-term (as compared with short-term) incentives. The Company believes that this mix of compensation supports its compensation philosophy (as discussed above) that total compensation should be delivered in a form that focuses the executive on both the short-term and long-term strategic objectives of the Company by encouraging the named executive officers to focus at least as much on achieving long-term strategic objectives as on achieving shorter-term business objectives, as well as assisting in the retention of such executives.

The Company’s 2008 Compensation Determinations

The Compensation Committee reviews each named executive officer’s target compensation annually, as well as when the executive’s employment agreement nears the end of its term and when the executive is promoted or his responsibilities change. Management conducts an initial review and makes recommendations to the Compensation Committee. A starting point for the review is the compensation provided to the executive during the prior year. Generally, this is embodied in an employment agreement between the Company and the named executive officer that provides for a minimum annual salary, a target annual bonus stated as a percentage of annual salary and, in some cases, a target value for long-term incentive awards to be granted each year. See “—Employment Agreements.” In connection with the review, each named executive officer’s performance, the importance of the executive officer’s position within the Company, the risk of losing (and the difficulty of replacing) the executive officer, the importance of retaining the executive officer in his role and his tenure in the role is considered.

Competitive Comparisons

In addition, the 2008 compensation recommendations for the named executive officers were compared with the compensation for executive officers with similar roles and responsibilities at other companies based upon data published by 16 cable, communications and media companies (identified below) in proxy statements or other public filings (the “2008 Peer Group”) to validate Management’s recommendations. As a general reference only, the Compensation Committee also considered the named executive officers’ 2008 compensation levels in light of market survey data available through a number of nationally recognized compensation consulting firms based on information relating to companies roughly comparable in size to the Company (median annual revenues of $15 billion) in cable, telecommunications, media and other industries. Where available, the Company further supplemented its compensation review with compensation data for comparable positions within Time Warner, its parent company at that time.

The Compensation Committee believes that the companies in the 2008 Peer Group reflect the Company’s competitors for talent. The companies in this group were: Alltel Corporation, AT&T Inc., Cablevision Systems Corporation, CBS Corporation, Charter Communications Inc., Clear Channel Communications, Inc., Comcast Corporation, DirecTV Group, Inc., DISH Network Corporation, Liberty Media Corporation., News Corporation, QWEST Communications International, Inc., Sprint Nextel Corporation, The Walt Disney Company, Verizon Communications, Inc. and Viacom Inc.

Management’s recommended target compensation for each named executive officer during 2008 consisted of base salary and short-term and long-term incentives, which, consistent with the compensation philosophy, generally were intended to deliver total target compensation between the median and the 75th percentile of the 2008 Peer Group for such executive that were also consistent with those levels in the market survey data. The Company believes that targeting executive compensation at or above the median helps attract and retain highly qualified senior leaders, which the Company believes is necessary to its success in a competitive environment. The 2008 target compensation approved by the Compensation Committee for each named executive officer was generally consistent with this target range. Actual total cash compensation paid was dependent on the achievement of certain financial performance goals and an evaluation of the executive’s individual performance, as discussed in detail below, while the ultimate value of long-term equity awards will depend on future stock performance.

The Company believes that the total target and actual compensation for 2008, including base salary, short-term and long-term incentives, and the mix of compensation elements, appropriately reflects individual and Company performance, stockholder alignment, the importance of each individual’s position within the Company, the importance of retaining the executive in his role, his tenure in the role and competitive market levels. The Company believes that the 2008 compensation program, each named executive officer’s target and actual compensation and the mix of compensation elements was also broadly consistent with the compensation practices and pay levels of companies within the 2008 Peer Group.

2008 Base Salary and Target Incentives

The basis for the determination of each named executive officer’s 2008 base salary and target short-term cash and long-term incentive compensation is described below.

Mr. Britt.  The Compensation Committee reviewed Mr. Britt’s 2008 compensation in December 2007. Under Mr. Britt’s employment agreement, he is entitled to a minimum annual salary of $1 million, which has been his base salary since 2001. As noted above, the Company believes that compensation for its more senior executives should be weighted more heavily toward variable, performance-based and/or equity-based compensation that focuses the executive on achieving the Company’s strategic and business objectives. As a result, Management did not recommend any increase in Mr. Britt’s base salary for 2008, and the Compensation Committee agreed with this recommendation. Mr. Britt’s target annual bonus and long-term incentive had been adjusted in August 2006 in connection with the renewal of his employment agreement to 500% of his base salary ($5 million) and 600% of his base salary ($6 million), respectively, to reflect his increased responsibilities in light of the cable systems acquired in the July 2006 transactions with Adelphia Communications Corporation and Comcast Corporation, the Company’s emergence as a public company, as well as his performance, the importance of his position as President and Chief Executive Officer within the Company, and the importance of retaining him in that role during what could be expected to be a challenging period for the Company. Management recommended that no adjustment be made to Mr. Britt’s target annual bonus or long-

term incentive for 2008 and the Compensation Committee, after deliberation and discussion with Management (excluding Mr. Britt), agreed with this recommendation.

Mr. Marcus.  The Compensation Committee reviewed Mr. Marcus’s 2008 compensation in December 2007 in anticipation of his taking on the added role of Chief Financial Officer (in addition to his position as the Company’s Senior Executive Vice President) effective January 1, 2008. Based upon the increase in the scope of each of his responsibilities, his performance, the importance of his position as Chief Financial Officer and Senior Executive Vice President, a review of the 2008 Peer Group for comparable positions and survey market data and the importance of retaining him in these roles in light of the highly competitive environment in which the Company operates, Management (excluding Mr. Marcus) recommended that his base salary and target annual bonus and long-term incentives be adjusted, effective January 1, 2008, to provide for a minimum base salary of $800,000 per year (from $700,000), a target annual bonus of 175% of base salary (from 150% of base salary), and a long-term incentive target of 225% of base salary (from 193% of base salary). The Compensation Committee, after deliberation and discussion with Management (excluding Mr. Marcus), agreed with these recommendations.

Mr. Hobbs.  The Compensation Committee approved a new employment agreement with Mr. Hobbs effective February 1, 2008 that extended the term of Mr. Hobbs’s employment as the Company’s Chief Operating Officer through January 31, 2011. Based upon his performance, the importance of his position as Chief Operating Officer within the Company, a review of the 2008 Peer Group for comparable positions and survey market data and the importance of retaining Mr. Hobbs in that role in light of the highly competitive environment in which the Company operates, Management recommended that his base salary and target annual bonus and long-term incentive be adjusted, effective February 1, 2008, to provide for a minimum base salary of $900,000 per year (from $850,000), a target annual bonus of 233% of his base salary (from 200%) and a long-term incentive target of 333% of his base salary (from 288%). The Compensation Committee, after deliberation and discussion with Management, agreed with these recommendations.

Mr. LaJoie.  The Compensation Committee reviewed Mr. LaJoie’s 2008 compensation in December 2007. Based upon his performance, the importance of his position as Chief Technology Officer, and the importance of retaining him in that role in light of the Company’s dependence on technology, Management recommended that, effective January 1, 2008, his base salary be increased to $525,000 per year (from $480,000), and that his target annual bonus be maintained at 100% of his base salary and his target long-term incentive be maintained at 175% of his base salary. The Compensation Committee, after deliberation and discussion with Management, agreed with these recommendations.

Mr. Rossetti.  The Compensation Committee reviewed Mr. Rossetti’s 2008 compensation in December 2007. Based upon a continued focus on new business opportunities (such as wireless and commercial services), for which Mr. Rossetti is responsible, his performance and the importance of retaining him in his role while the Company explored new business opportunities, Management recommended that his base salary and long-term incentive target be adjusted, effective January 1, 2008, to provide for a base salary of $500,000 per year (from $480,000) and a long-term incentive target of 160% of base salary (from 156% of base salary). Management further recommended that Mr. Rossetti’s target annual bonus be maintained at 100% of his base salary. The Compensation Committee, after deliberation and discussion with Management, agreed with these recommendations.

In connection with the 2008 compensation review, Management determined that each of the named executive officers’ base salary, target annual bonus and long-term incentives were generally consistent with those of similarly situated executives within the 2008 Peer Group.

2008 Short-Term Incentive Program and Awards

The determinations of the Company’s annual cash bonus payments to its executive officers are made under two plans—the Time Warner Cable Inc. 2007 Annual Bonus Plan (the “Bonus Plan”), which is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), and the 2008 Time Warner Cable Incentive Plan (the “TWCIP”), which is used to guide the Compensation

Committee in its exercise of negative discretion in making awards under the Bonus Plan, as discussed in more detail below.

Annual Bonus Plan

The Bonus Plan for the named executive officers was approved by the Company’s stockholders in May 2007. Pursuant to the Bonus Plan, a subcommittee of the Compensation Committee, whose members were “outside directors” as defined in Section 162(m) (the “Subcommittee”), established objective performance criteria that determined the maximum bonus pool from which the named executive officers’ bonuses could be paid and a maximum allocation for each named executive officer. For 2008, the pool was approximately $48 million, equal to 7.5% of the amount by which the Company’s Operating Income (Loss) before depreciation of tangible assets and amortization of intangible assets for the year ended December 31, 2008 (excluding the impact of noncash impairments of goodwill, franchise rights and other intangible and fixed assets) (“2008 OIBDA”) exceeded $5.6 billion. Under the performance criteria established for 2008, this pool was allocated to allow maximum awards of $21,600,000 (45%) for Mr. Britt, $7,200,000 (15%) for Mr. Hobbs, $4,800,000 (10%) for Mr. Marcus, and $2,400,000 (5%) for each of the other named executive officers. The remaining portion of the pool was allocated among the remaining executive officers.

As discussed below, in awarding 2008 bonuses to each named executive officer, the Subcommittee exercised its discretion to reduce the maximum amount available for each executive officer under the Bonus Plan’s pool. The basis for this exercise of discretion was the criteria established under the 2008 TWCIP.

2008 TWCIP

In early 2008, Management recommended that the Compensation Committee establish Company-wide financial and individual goals that would be used to determine payments under the 2008 TWCIP and to guide its determinations with respect to bonuses for executive officers under the Bonus Plan. Management proposed that the TWCIP performance goals for the named executive officers be weighted 70% on Company-wide financial goals and 30% on individual goals. These weightings are the same as those used in the Company’s short-term annual cash incentive plans over the past several years. In light of discussions with Management and ECA, the Compensation Committee approved the TWCIP structure recommended by Management. In connection with its review, Management determined that the 2008 TWCIP structure was broadly consistent with the annual bonus programs of the 2008 Peer Group. A discussion and analysis of the 2008 TWCIP (i) financial criteria, (ii) individual goals and (iii) structure follows:

2008 TWCIP Financial Criteria.  As adopted by the Compensation Committee, the 2008 TWCIP financial performance goals were further weighted 60% based on 2008 OIBDA and 40% based on 2008 Cable Operations Cash Flow (defined as 2008 OIBDA less capital expenditures plus or minus changes in working capital) (“COCF”). Management and the Compensation Committee believed that for 2008, OIBDA and COCF would be important indicators of the operational strength and performance of the business, including the ability to provide cash flows to service debt and fund capital expenditures.

2008 TWCIP Individual Goals.  Individual goals were established by the Compensation Committee for Mr. Britt and for each of the other named executive officers. Mr. Britt’s 2008 individual goals reflected the Company’s strategic objectives and included optimization of the Company’s strategic positioning in relation to its competitors, identification and implementation of organizational changes to drive efficiencies, furtherance of the Company’s investor relations efforts, achievement of certain operational goals and support of the Company’s diversity efforts.

The individual goals for each of the named executive officers were intended to support the Company’s strategic objectives and Mr. Britt’s individual goals, but were tailored to the executive’s particular role and areas of responsibility. Mr. Hobbs’s 2008 individual goals included driving organizational changes within the Company, refining the Company’s marketing, operations and customer care efforts, the furtherance of certain new business efforts, and development and implementation of diversity and succession planning initiatives; Mr. Marcus’s goals included a successful transition to his new role as the Company’s Chief Financial Officer (e.g., effective oversight and management of the Company’s finance, accounting, treasury and investor relations functions), effective management of the other departments reporting to him (mergers and acquisitions, human resources and programming), and continued support of the Company’s diversity and leadership programs; Mr. Rossetti’s goals included continued development of the Company’s commercial services efforts, including the Company’s Business Class Phone service, continued exploration and development of wireless offering opportunities and investigation and pursuit of other potential business opportunities; and Mr. LaJoie’s goals included ensuring the Company’s technical readiness for the 2009 digital television transition, successful technical deployment of new products and services, effective management of the Company’s advanced engineering and IT functions, and furtherance of the Company’s diversity and succession planning programs.

As was the case with Mr. Britt’s individual non-financial goals, the individual non-financial goals established for the other named executive officers were qualitative in nature and did not contain any specific quantitative targets or thresholds. No specific weighting was assigned to any individual non-financial goal.

2008 TWCIP Structure.  Based on Management’s recommendation, the Compensation Committee established a performance funding range of between 50% and 150% of each named executive officer’s target annual bonus, based upon the performance of the Company and each executive officer. Set out below are the 2008 TWCIP structure and the weightings assigned to the individual and financial performance criteria:

		Threshold	Maximum
Performance		Performance	Performance
Criteria	Weighting	(50% funding)	(150% funding)
		(in billions)	(in billions)

Individual Goals	30%
Financial Goals:
2008 OIBDA	42%	$6.000	$6.500
COCF	28%	$2.538	$2.750

Total	100%

Under this structure, each of the performance criteria was separately assessed. If, for either of the two financial performance components (OIBDA and COCF), the threshold level of performance was not attained, no payout would be made with respect to that component. Alternatively, if the maximum level of performance was exceeded for either component, no payout in excess of 150% of target would result with respect of that component. If, for either of the two financial components, actual performance was above the threshold but below the maximum, the payout with respect to that component would be determined based solely upon the Compensation Committee’s discretion, provided the payout with respect to that component would not be less than 50% or more than 150% of the respective weighting of the target bonus, and within the limits established by the Bonus Plan.

In light of its subjective nature, the individual goals component of the 2008 TWCIP was not assigned a threshold level of performance. However, under the 2008 TWCIP, a participant’s individual performance assessment could not exceed 150%.

2008 Short-Term Incentive Program Award Determination.  In early 2009, the Compensation Committee reviewed the Company’s 2008 OIBDA and COCF performance against the threshold and maximum levels of performance under the TWCIP. Consistent with the terms of the 2008 TWCIP, the Compensation Committee made certain discretionary adjustments to both OIBDA and COCF. In addition to excluding from OIBDA certain noncash impairment charges of approximately $14.859 billion (including an approximately $14.8 billion impairment of the Company’s franchise rights required by its annual FAS 142 review), these adjustments to 2008 OIBDA reflected changes in the accounting classification of converter box retrieval costs and approximately $304 million to COCF for unanticipated, voluntary pension plan contributions, as well as adjustments to both 2008 OIBDA (approximately $30 million) and COCF (approximately $40 million) for the impact of hurricanes and unbudgeted restructuring activity. In making adjustments to each of the performance measures for 2008, the Compensation Committee was guided by the principle that the 2008 TWCIP was intended to measure and reward participants for the performance of the Company’s ongoing operations. The Compensation Committee determined that the Company’s OIBDA (adjusted as described above) of $6.240 billion exceeded the threshold OIBDA performance level but not the maximum OIBDA performance level and that the Company’s COCF (adjusted as described above) of $2.864 billion exceeded both the threshold and the maximum COCF performance level.

Based on the Compensation Committee’s determination that the Company’s 2008 OIBDA and COCF performance (as adjusted by the Committee) each exceeded the corresponding threshold performance target under the 2008 TWCIP, the Compensation Committee exercised its discretion in establishing the Company’s overall financial performance “score” under the 2008 TWCIP. In exercising its discretion, the Compensation Committee considered the following factors: (1) how the Company’s actual adjusted OIBDA and COCF compared to the threshold (50%) and maximum (150%) levels for each metric, (2) Management’s recommendation for the Compensation Committee’s determination, (3) the external business environment, market conditions and budgetary considerations, (4) the Company’s performance relative to the 2008 results of some other cable operators and (5) the Company’s performance relative to its 2007 results. After deliberation, the Compensation Committee established a 2008 Company performance score of 95%.

In connection with the Compensation Committee’s assessment of Mr. Britt’s and the other named executive officers’ individual performances, Mr. Britt completed a self-assessment of his performance and asked certain of the Company’s other executive officers to assess his performance. Based in part on these assessments, the Compensation Committee reached the following favorable assessment of Mr. Britt’s performance against his 2008 individual goals:

•	Optimization of the Company’s Strategic Positioning in Relation to its Competitors—Balanced subscriber growth, short-term profitability and the quality of the Company’s subscriber base; improved customer convenience and quality (e.g., more High Definition programming and introduction of new features such as Start Over) and selected the appropriate technologies to do so;

•	Organizational Changes—Introduced organizational changes to enable the Company to more nimbly and efficiently meet competitive and consumer needs;

•	Investor Relations Efforts—Continued to reinforce the Company’s and its management’s credibility with investors;

•	Operational Achievements—Commercial revenues grew over 20% during 2008 to almost $800 million and Business Class phone service was deployed in all of the Company’s systems; subscribers, revenue and customer satisfaction improved during the year in some key operating areas, despite a shift in the economy; and

•	Diversity—Implemented a diversity program covering hiring, programming, marketing and partnering.

In addition, Mr. Britt reviewed with the Compensation Committee each named executive officer’s performance with respect to their individual non-financial goals and recommended a performance assessment score for each of the other named executive officers based on his views of how well or poorly each had performed against each of those goals.

Based on the Compensation Committee’s determinations with respect to the Company performance and its assessment of the named executive officers’ performance against their respective individual goals, the Subcommittee exercised its discretion under the Bonus Plan and TWCIP to award each named executive officer a 2008 bonus payout equal to 99.5% of his target bonus. These bonus payments were less than the permitted maximums under the Bonus Plan.

2008 Long-Term Incentive Program and Awards

The Company’s 2008 LTI program was designed to retain and motivate employees to meet and exceed the Company’s long-term growth goals and acts as a balance to the shorter-term incentives.

2008 Target Long-Term Incentive Mix.  Late in 2006, the Company adopted the Time Warner Cable Inc. 2006 Stock Incentive Plan (the “TWC Stock Incentive Plan”), which was approved by the Company’s stockholders. For 2007, an LTI program was established under the TWC Stock Incentive Plan, which consisted of RSUs and stock options. At the time of the 2007 grants, the Company’s common stock had been trading on the NYSE for only about a month. In light of anticipated volatility of the market price of the Class A common stock (which was exacerbated by relatively light trading volumes), Management and the Compensation Committee determined that providing a significant percentage of LTI through RSUs that vest based on continued service over time was important to executive retention, and the pay for performance and stockholder alignment components of its compensation philosophy. The 2007 mix of target LTI value for all TWC Stock Incentive Plan participants was allocated one-third as stock options and two-thirds as RSUs.

For the 2008 LTI program, the Compensation Committee desired to add a stronger performance orientation to the LTI mix while still balancing the need for incentives that would drive retention and stock ownership among the named executive officers. Therefore, for 2008, the executive officers’ mix of target LTI value was changed to 60% as stock options and 40% as RSUs. In contrast, for a group of the Company’s senior, non-executive officers, the 2008 LTI target mix was 50% as stock options and 50% as RSUs, and for the balance of the roughly 1,200 employees who received 2008 LTI grants under the TWC Stock Incentive Plan, the target mix was one-third as stock options and two-thirds as RSUs (the same as the 2007 grants).

2008 Equity Awards.  As discussed above, the Company believes that awarding stock options and RSUs helps retain executives and aligns the interests of executives with the interests of stockholders.

In February 2008, the Compensation Committee authorized the 2008 equity awards, which were made on March 3, 2008. Mr. Britt and the other named executive officers, along with all other eligible employees, were awarded both stock options and RSUs. The stock options were granted with an exercise price equal to the closing price of Class A common stock on the grant date. Generally, the stock options vest in four equal installments on each of the first four anniversaries of the date of grant, and the RSUs awarded at the same time vest in two equal installments on the third and fourth anniversaries of the date of grant. The Company generally believes that the multi-year vesting schedule encourages executive retention and emphasizes a longer-term perspective.

2006-2008 Cash Long-Term Incentive Plan.  In 2006, the Company granted performance-based long-term cash awards under the 2006-2008 Long-Term Incentive Plan (“2006 Cash LTIP”). The Company established the 2006 Cash LTIP to complement awards of Time Warner stock options and RSUs at a time when the Company was not granting awards based on its own equity. The cash component was intended to increase the tie between long-term compensation and the Company’s (as opposed to Time Warner’s) performance.

The 2006 Cash LTIP provided a target cash award based on a three-year performance cycle. The payout range was 50% to 200% of target based on the Company’s cumulative OIBDA over the 2006-2008 performance period (“three-year OIBDA”). The 2006 Cash LTIP target awards were established for each eligible executive based on a competitive award level as compared against executives in comparable positions at that time, the importance of the executive’s position within the organization, the importance of retaining the executive in his role and the executive’s tenure in the role.

In February 2006, the TWC Board of Directors established and approved the performance targets for the 2006 Cash LTIP. In December 2006, pursuant to the terms of the 2006 Cash LTIP, the Compensation Committee approved certain adjustments to the performance targets to account for the Company’s transactions with Adelphia Communications Corporation and Comcast Corporation, which closed on July 31, 2006, and the distribution of assets by Texas and Kansas City Cable Partners, L.P., which occurred at the end of 2006. The resulting payout range of 50% to 200% of target was based on the Company’s three-year OIBDA, as follows:

•	if the Company failed to achieve three-year OIBDA of $14.990 billion (the 50% target payout threshold), no payments would be made under the 2006 Cash LTIP;

•	if the Company achieved three-year OIBDA of $16.891 billion, the 2006 Cash LTIP payment would be target, and

•	if the Company achieved or exceeded three-year OIBDA of $18.170 billion, the 2006 Cash LTIP payment would be 200% of target.

In early 2009, the Compensation Committee reviewed the Company’s performance against the three-year OIBDA target to determine awards under the 2006 Cash LTIP. Consistent with the terms of the 2006 Cash LTIP, certain adjustments that were made in analyzing the Company’s performance under the 2006, 2007 and 2008 annual cash incentive plans were also made in analyzing the Company’s performance under the 2006 Cash LTIP.

The Company’s actual cumulative 2006-2008 OIBDA performance (as adjusted by the Compensation Committee) yielded a performance level of 99.95% of target payout. As a result, each of the named executive officers was awarded 99.95% of his target award. Because the 2006 Cash LTIP was delivered as target compensation in 2006 and provided a long-term incentive, the payout under the plan was not taken into account in determining other aspects of 2008 compensation for the named executive officers. Payments under the 2006 Cash LTIP were made in early 2009 and are reported in note 6 to the Summary Compensation Table elsewhere in this Proxy Statement.

The Use of Pay Tallies

The Compensation Committee periodically reviews “pay tallies” for the named executive officers (i.e., analyses of the executives’ annual pay and long-term compensation with potential severance payments under various involuntary termination scenarios) to help ensure that the design of the compensation program is consistent with the Company’s compensation philosophy and that the amount of compensation is within appropriate competitive parameters. The Compensation Committee finds tools like pay tallies helpful in its analysis of the compensation program, but focuses more on the benchmarking results of the 2008 Peer Group (see “The Company’s 2008 Compensation Program” above) in determining specific compensation levels for the named executive officers.

Based on the Compensation Committee’s review of 2008 pay tallies, the Compensation Committee has concluded that the total compensation of the named executive officers (and, in the case of involuntary termination or change-in-control scenarios, potential payouts) is appropriate and reasonable and, therefore, did not make any adjustments based on this review.

Perquisites

The Company provides some limited perquisites to the named executive officers. The Company believes these perquisites facilitate the operation of its business, allow named executive officers to better focus their time, attention and capabilities on their Company activities, alleviate safety and security concerns, and assist the Company in recruiting and retaining key executives. The Company believes these perquisites are more limited than those provided to executives at many other large companies.

The Company’s perquisites for its named executive officers in 2008 include reimbursement for financial services and, in the case of Mr. Britt, a car allowance as well as a company-provided car and specially-trained driver in light of security concerns. Additionally, during 2008, the Company owned aircraft jointly with Time Warner and other Time Warner companies, which was used by the Company primarily for business purposes. Under Company policy, personal use of the aircraft was permitted by the Company’s executive officers when space was available on otherwise-scheduled business flights, with income attributed to the relevant executive officer.

Benefits

The Company maintains defined benefit and defined contribution retirement programs for its employees in which the Company’s named executive officers participate. The objective of these programs is to help provide financial security into retirement, reward and motivate tenure and recruit and retain talent in a competitive market. In addition to the Company’s tax-qualified defined benefit plans, the Company maintains non-qualified defined benefit plans in which the named executive officers participate. All tax-qualified defined benefit plans have a maximum compensation limit and a maximum annual benefit, which limit the benefit to participants whose compensation exceeds these limits. In order to provide retirement benefits commensurate with salary levels, the non-qualified plans provide benefits to key salaried employees, including the named executive officers, using the same formula for calculating benefits as is used under the tax-qualified plans but taking into account compensation in excess of the compensation limitations and maximum benefit accruals for tax-qualified plans. See “—Pension Plans.”

The Company also provides other benefits for its employees in which the Company’s named executive officers participate including health care coverage, life and disability insurance protection, reimbursement of educational expenses and access to favorably priced group insurance coverage. The Company provides these benefits to help alleviate the financial costs and loss of income arising from illness, disability or death, to encourage ongoing education in job related areas and to allow employees to take advantage of reduced insurance rates available for group policies.

Deferred Compensation

Before 2003, the Company maintained a nonqualified deferred compensation plan that generally permitted employees whose annual cash compensation exceeded a designated threshold to defer receipt of all or a portion of their annual bonus until a specified future date. Since March 2003, additional deferrals are no longer permitted, but amounts previously credited under the deferred compensation plan continue to track crediting rate elections made by the employee from an array of third-party investment vehicles offered under the TWC Savings Plan. See “—Nonqualified Deferred Compensation.”

Employment Agreements

Each of Mr. Britt and the other named executive officers is employed pursuant to a multi-year employment agreement that reflect the individual negotiations with the relevant named executive officer. The Company has long used such agreements to foster retention, to be competitive and to protect the business through the use of restrictive covenants, such as non-competition, non-solicitation and confidentiality provisions. The Company enters into employment agreements when it determines that an employment agreement is desirable for the Company to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where the Compensation Committee determines that an employment agreement is necessary and appropriate to attract an executive in light of market conditions, the prior experience of the executive or practices at the Company with respect to other similarly situated employees.

The employment agreement for each named executive officer is described in detail in this Proxy Statement under “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control.” The Company believes that the features of the employment agreements appropriately reflect the importance of each individual’s position within the Company and the importance of retaining the executive in his role.

Tax Deductibility of Compensation

Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 in any one year with respect to each of its Chief Executive Officer and three most highly paid executive officers (other than the Chief Financial Officer) with the exception of compensation that qualifies as performance-based compensation. The Compensation Committee considers Section 162(m) implications in making compensation recommendations and in designing compensation programs for the executives. In this regard, the Bonus Plan and the 2006 Stock Incentive Plan were submitted and approved by stockholders in May 2007 so that compensation paid under these plans may qualify as performance-based compensation under Section 162(m). However, the Compensation Committee retains the discretion to pay compensation that is not deductible when it determines that to be in the Company’s best interest and the best interests of the stockholders. For 2008, the Company believes that the salary and cash bonuses paid to the named executive officers subject to Section 162(m) will be deductible, except for an aggregate of approximately $3.5 million paid under the 2006 Cash LTIP and related to the vesting of RSUs.

Looking Forward

The Company’s Management and the Compensation Committee have evaluated the structure of the short-term and long-term incentive programs. The Company believes that the philosophy and compensation elements in place for 2008 are still generally appropriate for 2009.

Separation of Time Warner and the Company

In connection with the payment of the Special Dividend, the Recapitalization and the Reverse Stock Split, the Company equity awards held by the named executive officers were adjusted to retain their value pursuant to the terms of the TWC Stock Incentive Plan and related award agreements. With respect to the Special Dividend, RSU holders were permitted to elect to receive additional RSUs in place of their entitlement to a cash retained distribution equal to the amount of the Special Dividend.

Under the terms of Time Warner’s equity plans and related award agreements, as a result of the Separation, Company employees who held Time Warner equity awards on March 12, 2009, were treated as if their employment with Time Warner was terminated without cause on that date. This treatment resulted in the forfeiture of unvested stock options, shortened exercise periods for vested stock options and pro rata vesting of the next installment (and forfeiture of the remainder of) the RSU awards for Company employees (other than those who satisfied “retirement eligibility” provisions of the Time Warner equity plans and related award agreements). The effect of this treatment on the awards held by each of the named executive officers is discussed in more detail under “— Potential Payments upon Termination or Change in Control.” The Compensation Committee has approved “make-up” awards, or in certain instances, cash payments, to Company employees that are generally intended to offset any loss of economic value in Time Warner equity awards as a result of the Separation. These “make-up” awards have not yet been made. Because the adjustments and make-up awards are intended to offset possible losses as a result of the Separation, the Compensation Committee did not consider the value of these awards in determining 2008 or 2009 compensation for the named executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K (by reference).

Members of the Compensation Committee

Peter R. Haje (Chair)	Thomas H. Castro
Carole Black	N.J. Nicholas, Jr.

Executive Compensation Summary Table

The following table presents information concerning total compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers who served in such capacities on December 31, 2008 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(4)	Awards(5)	Compensation(6)	Earnings(7)	Compensation(8)	Total

Glenn A. Britt(1)	2008	$1,000,000	—	$2,878,264	$4,157,505	$6,434,270	$120,950	$82,534	$14,673,523
Chairman, President	2007	$1,000,000	—	$4,623,550	$2,706,757	$7,825,671	$36,370	$89,896	$16,282,244
and Chief Executive Officer	2006	$1,000,000	—	$1,018,786	$1,645,404	$5,587,500	$150,810	$73,390	$9,475,890
Robert D. Marcus(2)	2008	$800,000	—	$525,175	$488,717	$1,970,711	$22,160	$30,352	$3,837,115
Senior Executive	2007	$700,000	—	$321,375	$282,676	$1,249,500	$26,260	$12,986	$2,592,797
Vice President and Chief Financial Officer	2006	$650,000	—	$124,719	$276,112	$1,218,750	$24,210	$13,360	$2,307,151
Landel C. Hobbs	2008	$895,192	—	$939,685	$787,673	$3,024,849	$8,160	$48,546	$5,704,105
Chief Operating	2007	$850,000	—	$550,803	$458,755	$2,802,933	$24,330	$44,845	$4,731,666
Officer	2006	$762,500	—	$230,364	$460,658	$2,134,376	$35,820	$36,780	$3,660,498
Michael LaJoie	2008	$525,000	—	$497,255	$480,467	$858,807	$44,150	$14,911	$2,420,590
Executive Vice	2007	$480,000	—	$220,405	$223,129	$1,033,762	$50,370	$14,297	$2,021,963
President and Chief Technology Officer	2006	$444,911	—	$51,953	$230,583	$646,620	$60,090	$12,000	$1,446,157
Carl U.J. Rossetti(3)	2008	$500,000	—	$381,344	$538,939	$796,550	$79,890	$24,819	$2,321,542
Executive Vice	2007	$480,000	—	$555,565	$296,213	$1,002,464	$85,560	$20,878	$2,440,680
President and President, Time Warner Cable Ventures

(1)	Mr. Britt served as Chairman from January 1, 2006 through February 15, 2006, at which time he added the title of President and ceased serving as Chairman. Mr. Britt became Chairman of the Board effective March 12, 2009 and continues to serve as President and Chief Executive Officer.

(2)	Mr. Marcus became Senior Executive Vice President and Chief Financial Officer on January 1, 2008, having served as Senior Executive Vice President prior thereto.

(3)	In April 2009, Mr. Rossetti became Executive Vice President and President, Time Warner Cable Ventures, having served as Executive Vice President, Corporate Development prior thereto.

(4)	Prior to 2007, the named executive officers were granted equity awards with respect to Time Warner Common Stock under Time Warner’s equity plans. In 2007 and 2008, the named executive officers received equity awards with respect to Class A common stock under TWC’s equity plans. Accordingly, for 2007 and 2008, amounts set forth in the Stock Awards column represent the aggregate value of TWC RSU awards and Time Warner restricted stock and RSU awards, recognized for financial statement reporting purposes for 2007 and 2008, respectively, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. For 2006, the amounts set forth under Stock Awards represent the value of Time Warner restricted stock and RSU awards only. The amounts with respect to TWC awards were calculated based on the closing sale price of Class A common stock on the NYSE on the date of grant and, with respect to Time Warner awards, on the average of the high and low sale prices of Time Warner Common Stock on the NYSE on the date of grant. Because Messrs. Britt and Rossetti are retirement-eligible, the full fair value of their 2007 and 2008 awards is included in the amounts for 2007 and 2008, respectively. The awards vest equally on each of the third and fourth anniversaries of the date of grant, assuming continued employment. Each of the named executive officers had a right to receive dividends on their unvested shares of restricted stock and dividend equivalents on unvested TWC or Time Warner RSUs, if paid. For additional information about the assumptions used in these calculations, see Notes 12 and 10 to the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”) and 2007, respectively. The amounts set forth in the Stock Awards column reflect the Company’s accounting expense for these awards and do not represent the actual value that may be realized by the named executive officers.

(5)	Prior to 2007, the named executive officers were granted equity awards with respect to Time Warner Common Stock under Time Warner’s equity plans. In 2007 and 2008, the named executive officers received equity awards with respect to Class A common stock under TWC’s equity plans. Accordingly, for 2007 and 2008, amounts set forth in the Option Awards column represent the aggregate value of stock option awards with respect to Class A common stock and Time Warner Common Stock, recognized for financial statement reporting purposes for 2007 and 2008, respectively, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. For 2006, the amounts represent the value of stock option awards with respect to Time Warner Common Stock only. For information about the assumptions used in these calculations (which relate to TWC awards in 2007 and 2008 as well as Time Warner awards prior to 2007), see Notes 3 and 12, Notes 3 and 10 and Note 4 to the Company’s audited consolidated financial statements included in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2008, 2007 and 2006, respectively. The discussion in the Company’s financial statements reflects weighted-average assumptions on a combined basis for retirement eligible employees and non-retirement eligible employees. The amounts provided in the table reflect specific assumptions for (a) Messrs. Britt and Rossetti, who are retirement-eligible, and (b) the other named executive officers, who are not retirement eligible. Specifically, the amounts with respect to awards of TWC stock options in 2008 for the named executive officers other than Messrs. Britt and Rossetti were calculated using the Black-Scholes option pricing model, based on the following assumptions used in developing the grant valuations for the awards on March 3, 2008: an expected volatility of 29.98%, calculated using a 75%-25% weighted average of implied volatilities of TWC traded options and the historical stock price volatility of a comparable peer group of publicly-traded companies; an expected term to exercise of 6.38 years from the date of grant; a risk-free interest rate of 3.12%; and a dividend yield of 0%. Because the retirement provisions of these awards apply to Messrs. Britt and Rossetti, different assumptions were used in developing their 2008 grant valuations: an expected volatility of 30.28%; an expected term to exercise of 7.02 years from the date of grant; a risk-free interest rate of 3.29% and a dividend yield of 0%. In addition, because Messrs. Britt and Rossetti are retirement-eligible, the full value of their 2008 awards that was recognized for financial statement purposes is included in the amounts for 2008 set forth under Option Awards. The actual value, if any, that may be realized by an executive officer from any stock option will depend on the extent to which the market value of the Company’s Class A common stock and Time Warner Common Stock, as applicable, exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an executive officer will be at or near the value estimated above. These amounts should not be used to predict stock performance. None of the stock options reflected in the table was awarded with tandem stock appreciation rights.

(6)	The amounts set forth in the Non-Equity Incentive Plan Compensation column for 2008 represent (a) amounts paid pursuant to the Company’s Bonus Plan using criteria established under the TWCIP to reduce the maximum amount permitted under the Bonus Plan and (b) payments under the 2006 Cash LTIP (payable in 2009), a three-year, performance-based cash award plan equal to $1,459,270 for Mr. Britt, $577,711 for Mr. Marcus, $968,516 for Mr. Hobbs, $336,432 for Mr. LaJoie and $299,050 for Mr. Rossetti. For additional information regarding the Compensation Committee’s determinations with respect to annual bonus payments under the Bonus Plan and TWCIP and the cash payments under the 2006 Cash LTIP, see “—Compensation Discussion and Analysis-2008 Short-Term Incentive Program and Awards” and “—Long-Term Incentive Program and Awards.”

(7)	These amounts represent the aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefits under the Time Warner Cable Pension Plan, the Time Warner Cable Excess Benefit Pension Plan, the Time Warner Pension Plan and the Time Warner Excess Benefit Pension Plan, to the extent the named executive officer participates in these plans. See the Pension Benefits Table and “—Pension Plans” for additional information regarding these benefits. The named executive officers did not receive any above-market or preferential earnings on compensation deferred on a basis that is not tax qualified.

(8)	The amounts shown in the All Other Compensation column for 2008 include the following:

(a) Pursuant to the TWC Savings Plan (the “Savings Plan”), a defined contribution plan available generally to TWC employees, for the 2008 plan year, each of the named executive officers deferred a portion of his annual compensation and TWC contributed $10,334 as a matching contribution on the amount deferred by each named executive officer.

(b) The Company maintains a program of life and disability insurance generally available to all salaried employees on the same basis. This group term life insurance coverage was reduced to $50,000 for each of Messrs. Britt, Marcus and Hobbs, who were each given a cash payment to cover the cost of specified coverage under a voluntary group program available to employees generally (“GUL insurance”). For 2008, this cash payment was $25,152 for Mr. Britt, $2,592 for Mr. Marcus and $1,944 for Mr. Hobbs. Messrs. LaJoie and Rossetti elected not to receive a cash payment for life insurance over $50,000 and instead receive group term life insurance available generally as well as supplemental group term life insurance coverage provided by the Company and are taxed on the imputed income. For 2008, the Company paid $12,485 for Mr. Rossetti’s supplemental life insurance coverage. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see “—Employment Agreements.”

(c) The amounts of personal benefits shown in this column that aggregate $10,000 or more for 2008 consist of the aggregate incremental cost to the Company of: for Mr. Britt, financial services and transportation-related benefits covering an automobile allowance of $24,000 and $7,868 related to the incremental cost to the Company of a Company-provided car and specially trained driver provided for security reasons, based on the portion of usage that was personal; for Mr. Hobbs, financial services of $36,268; and for Messrs. Marcus, LaJoie and Rossetti, financial services. Mr. Britt’s transportation-related benefits also include the incremental cost of his spouse accompanying him on two business trips on corporate aircraft. There is no incremental cost to TWC for the use by Mr. Britt’s spouse of the aircraft under these circumstances, except for catering and TWC’s portion of employment taxes attributable to the income imputed to Mr. Britt for tax purposes.

Grants of Plan-Based Awards

The following table presents information with respect to each award of plan-based compensation to each named executive officer in 2008, including (a) annual cash awards under the Bonus Plan and TWCIP and (b) awards of stock options to purchase Class A common stock and TWC RSUs granted under the Time Warner Cable Inc. 2006 Stock Incentive Plan (the “TWC Stock Incentive Plan”).

The following table does not reflect certain adjustments (“antidilution adjustments”) to the TWC stock option exercise prices and number and kind of shares underlying the TWC stock options and RSUs. These adjustments were made in March 2009 in connection with the Separation and were intended to maintain the awards’ values following the payment of the Special Dividend, the Reverse Stock Split and the Recapitalization. See “—Compensation Discussion and Analysis-Separation of Time Warner and the Company.”

GRANTS OF PLAN-BASED AWARDS
DURING 2008

							All Other	All Other
							Stock	Option
							Awards:	Awards:		Grant Date
							Number of	Number of	Exercise or	Fair Value
				Estimated Possible Payouts Under			Shares of	Securities	Base Price	of Stock
	Grant		Approval	Non-Equity Incentive Plan Awards			Stock or	Underlying	of Option	and Option
Name	Date		Date(1)	Threshold	Target	Maximum	Units	Options	Awards(2)	Awards

Glenn A. Britt		(3)		$2,500,000	$5,000,000	$6,675,000
	3/3/2008	(4)	2/27/2008					374,610	$27.51	$4,042,042
	3/3/2008	(5)	2/27/2008				103,964			$2,860,050
Robert D. Marcus		(3)		$700,000	$1,400,000	$2,100,000
	3/3/2008	(4)	2/27/2008					112,383	$27.51	$1,131,697
	3/3/2008	(5)	2/27/2008				31,190			$858,037
Landel C. Hobbs		(3)		$1,033,333	$2,066,667	$3,100,000
	3/3/2008	(4)	2/27/2008					187,305	$27.51	$1,886,161
	3/3/2008	(5)	2/27/2008				51,982			$1,430,025
Michael LaJoie		(3)		$262,500	$525,000	$787,500
	3/3/2008	(4)	2/27/2008					57,363	$27.51	$577,645
	3/3/2008	(5)	2/27/2008				15,920			$437,959
Carl U.J. Rossetti		(3)		$250,000	$500,000	$750,000
	3/3/2008	(4)	2/27/2008					49,948	$27.51	$538,939
	3/3/2008	(5)	2/27/2008				13,862			$381,344

(1)	The date of approval is the date on which the Compensation Subcommittee reviewed and approved stock-based awards to be made on a selected future date that provided sufficient time for TWC to prepare communications materials for its employees.

(2)	The exercise price for the awards of stock options under the TWC Stock Incentive Plan was determined based on the closing sale price of Class A common stock on the date of grant.

(3)	Reflects the threshold, target and maximum payout amounts under the TWCIP of non-equity incentive plan awards that were awarded in 2008 and were paid out in 2009 under the Bonus Plan and TWCIP. The target payout amount for each named executive officer was established in accordance with the terms of the named executive officer’s employment agreement. Each maximum payout amount reflects 150% of the applicable target payout amount, except for Mr. Britt’s payout, which is subject to a contractual limit. There was no target amount established under the TWCIP for 2008. For a discussion of TWCIP performance goals, see “Compensation Discussion and Analysis.”

(4)	Reflects awards of stock options to purchase Class A common stock under the TWC Stock Incentive Plan and the full grant date fair value of each award under FAS 123R. See footnote (5) to the Summary Compensation Table for the assumptions used to determine the grant-date fair value of the stock options in accordance with FAS 123R. Does not reflect certain March 2009 antidilution adjustments, the net effect of which was to increase the exercise price of these stock options to $35.60 per share of Common Stock and decrease the number of shares of Common Stock covered by such stock options by approximately 22.72%. For example, pre-adjustment options to purchase 1000 shares of Class A common stock at $27.51 per share would, post-adjustment, represent options to purchase approximately 773 shares of Common Stock at $35.60 per share.

(5)	Reflects awards of RSUs with respect to Class A common stock under the TWC Stock Incentive Plan and the full grant date fair value of each award under FAS 123R. See footnote (4) to the Summary Compensation Table for the assumptions used to determine the grant-date fair value of the stock awards in accordance with FAS 123R. Does not reflect certain March 2009 antidilution adjustments, the net effect of which was to reduce the number of RSUs shown in this column by two thirds. For example, pre-adjustment RSUs with respect to 1000 shares of Class A common stock would, post-adjustment, represent RSUs with respect to 333.33 shares of Common Stock. When the Special Dividend was paid, a retained distribution equal to the Special Dividend was credited on each RSU and will be paid in cash or shares of Common Stock, pursuant to the holder’s election, when the shares of Common Stock underlying the RSUs are distributed to the holder, subject to the terms of the underlying award (the “Special Dividend retained distribution”). The Special Dividend retained distributions are not reflected in the table.

The TWC stock options granted in 2008 become exercisable, or vest, in installments of 25% on the anniversary of each grant date over a four-year period, assuming continued employment, and expire ten years from the grant date. The stock options are subject to accelerated vesting upon the occurrence of certain events such as retirement, death or disability. The exercise price of the stock options cannot be less than the fair market value of the Class A common stock on the date of grant. In addition, holders of the stock options do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of Class A common stock underlying the stock options.

The awards of TWC RSUs granted in 2008 vest in equal installments on each of the third and fourth anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events such as retirement, death or disability. Holders of the RSUs are entitled to receive dividend equivalents on unvested RSUs, if and when regular cash dividends are paid on outstanding shares of Class A common stock and at the same rate. The awards of RSUs confer no voting rights on holders and are subject to restrictions on transfer and forfeiture prior to vesting. See “—Compensation Discussion and Analysis—2008 Long-Term Incentive Program and Awards.”

Employment Agreements

The following is a description of the material terms of the compensation provided to the Company’s named executive officers during the term of their employment pursuant to employment agreements between the Company or TWE, and each executive. See “—Potential Payments Upon Termination or Change in Control” for a description of the payments and benefits that would be provided to the Company’s named executive officers in connection with a termination of their employment or a change in control of the Company.

Glenn A. Britt.  The Company entered into an employment agreement with Mr. Britt, effective as of August 1, 2006, which provides that Mr. Britt will serve as the Company’s Chief Executive Officer through December 31, 2009, subject to earlier termination as provided in the agreement. Mr. Britt’s agreement is automatically extended for consecutive one-month periods, unless terminated by either party upon 60 days’ notice, and terminates automatically on the date Mr. Britt becomes eligible for normal retirement at age 65. The agreement provides Mr. Britt with a minimum annual base salary of $1,000,000 and an annual discretionary target bonus of $5,000,000, which will vary subject to Mr. Britt’s and the Company’s performance from a minimum of $0 up to a maximum of $6,675,000. In addition, the agreement provides that, beginning in 2007, for each year of the agreement, the Company will provide Mr. Britt with long-term incentive compensation with a target value of approximately $6,000,000 (based on a valuation method established by the Company), which may be in the form of stock options, RSUs, other equity-based awards, cash or other components, or any combination of such forms, as may be determined by the Company’s Board of Directors or, if delegated by the Board, the Compensation Committee, in its sole discretion. Mr. Britt participates in the benefit plans and programs available to the Company’s other senior executive officers, including $50,000 of group life insurance. Mr. Britt also receives an annual payment equal to two times the premium cost of $4 million of life insurance as determined under the Company’s GUL insurance program.

Robert D. Marcus.  The Company entered into an employment agreement with Mr. Marcus, effective as of August 15, 2005, which provides that Mr. Marcus will serve as the Company’s Senior Executive Vice President through August 15, 2008, subject to earlier termination as provided in the agreement. Mr. Marcus was appointed Senior Executive Vice President and Chief Financial Officer effective January 1, 2008. Mr. Marcus’ agreement is automatically extended for consecutive one-month periods, unless terminated by Mr. Marcus upon 60 days’ written notice or by the Company upon written notice specifying the effective date of such termination. The agreement provides Mr. Marcus with a minimum annual base salary of $650,000

(which was increased to $800,000 by the Compensation Committee as of January 1, 2008), an annual discretionary target bonus of 125% of his base salary (which was increased by the Compensation Committee to 175% as of January 1, 2008), subject to Mr. Marcus’ and the Company’s performance, a one-time grant of options to purchase 25,000 shares of Time Warner Common Stock (which was issued to Mr. Marcus in connection with the execution of the agreement), a discretionary annual equity and other long-term incentive compensation award with a minimum target value of $1,300,000 (which was increased to 225% of base salary by the Compensation Committee as of January 1, 2008), subject to Mr. Marcus’ and the Company’s performance, and participation in the Company’s benefit plans and programs, including $50,000 of group life insurance. Mr. Marcus also receives an annual payment equal to two times the premium cost of $2 million of life insurance as determined under the Company’s GUL insurance program.

Landel C. Hobbs.  The Company entered into an employment agreement with Mr. Hobbs, effective as of February 1, 2008, which provides that Mr. Hobbs will serve as the Company’s Chief Operating Officer through January 31, 2011, subject to earlier termination as provided in the agreement. Mr. Hobbs’ agreement is automatically extended for consecutive one month periods, unless terminated by Mr. Hobbs upon 60 days’ written notice or by the Company upon written notice specifying the effective date of such termination. The agreement provides Mr. Hobbs with a minimum annual base salary of $900,000 (which was increased from $850,000 by the Compensation Committee as of February 1, 2008), an annual discretionary target bonus of 233% of his base salary (which was increased from 200% as of February 1, 2008), subject to Mr. Hobbs’ and the Company’s performance, a discretionary annual equity and other long-term incentive compensation award for 2008 with a minimum target value of $3,000,000, subject to Mr. Hobbs’ and the Company’s performance, and participation in the Company’s benefit plans and programs, including life insurance. Mr. Hobbs also receives an annual payment equal to two times the premium cost of $1.5 million of life insurance as determined under the Company’s GUL insurance program.

Michael LaJoie.  The Company entered into an employment agreement with Mr. LaJoie, effective as of June 1, 2000, which was renewed and amended, effective as of January 1, 2009, and provides that Mr. LaJoie will serve as the Company’s Executive Vice President and Chief Technology Officer through December 31, 2011, subject to earlier termination as provided in the agreement. The Company’s failure upon the expiration of the agreement to offer Mr. LaJoie a renewal agreement with terms substantially similar to those of his current agreement is considered a termination without cause. The agreement provides for a minimum annual base salary of $525,000 and an annual discretionary target bonus of 100% of his base salary, subject to Mr. LaJoie’s and the Company’s performance, and participation in the Company’s benefit plans and programs, including life insurance.

Carl U.J. Rossetti.  The Company entered into an employment agreement with Mr. Rossetti, effective as of June 1, 2000, which provides that Mr. Rossetti will serve as an Executive Vice President of the Company for a term of three years from that date, subject to earlier termination as provided in the agreement. As of January 1 of each year, the Company may renew the term of Mr. Rossetti’s employment agreement for a term of three years from that date. Currently, Mr. Rossetti’s employment agreement has been extended through December 31, 2011. The agreement provides for a minimum annual base salary (which was increased to $500,000 by the Compensation Committee as of January 1, 2008), and an annual discretionary target bonus of 100% of his base salary, subject to Mr. Rossetti’s and the Company’s performance, and participation in the Company’s benefit plans and programs, including life insurance.

Outstanding Equity Awards

The following table provides information about each of the outstanding awards of options to purchase the Company’s Class A common stock and Time Warner Common Stock and the aggregate TWC and Time Warner RSUs held by each named executive officer on December 31, 2008. On December 31, 2008, none of the named executive officers held performance-based equity awards.

The information in this table does not reflect (1) antidilution adjustments to the stock option exercise prices of and number and kind of shares underlying (a) TWC stock options and RSUs, as applicable, as a result of the payment of the Special Dividend, the Reverse Stock Split and the Recapitalization and (b) Time Warner stock options and RSUs as a result of Time Warner’s Spin-Off Dividend and one-for-three reverse stock split and (2) the forfeiture and vesting of Time Warner stock options and RSUs and the shortened exercise periods of certain Time Warner stock options as a result of the Separation. General information about the impact of the Separation on the awards is provided in certain footnotes. See “—Compensation Discussion and Analysis—Separation of Time Warner and the Company.”

OUTSTANDING EQUITY AWARDS AT
DECEMBER 31, 2008

	Option Awards(1)					Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Date of	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Option Grant	Exercisable(2)	Unexercisable(2)	Price(2)	Date(2)	Vested(3)	Vested(4)

Glenn A. Britt
Time Warner Cable						223,923	$4,803,149
	4/2/2007	40,355	121,066	$37.05	4/1/2017
	3/3/2008	—	374,610	$27.51	3/2/2018
Time Warner						33,605	$338,066
	3/17/1999	56,250	—	$46.10	3/16/2009
	3/15/2000	93,750	—	$57.79	3/14/2010
	1/18/2001	112,500	—	$48.96	1/17/2011
	2/27/2001	264,932	—	$45.31	2/26/2011
	4/6/2001	3,927	—	$38.56	4/5/2011
	4/17/2001	38,333	—	$44.16	4/16/2011
	8/24/2001	637,500	—	$40.95	8/23/2011
	2/15/2002	100,000	—	$26.65	2/14/2012
	2/14/2003	195,000	—	$10.32	2/13/2013
	2/13/2004	225,000	—	$17.28	2/12/2014
	2/18/2005	176,250	58,750	$17.97	2/17/2015
	3/3/2006	90,474	90,476	$17.40	3/2/2016
Robert D. Marcus
Time Warner Cable						58,181	$1,247,983
	4/2/2007	9,080	27,240	$37.05	4/1/2017
	3/3/2008	—	112,383	$27.51	3/2/2018
Time Warner						20,593	$207,166
	3/17/1999	30,000	—	$46.10	3/16/2009
	3/15/2000	52,500	—	$57.79	3/14/2010
	1/18/2001	300,000	—	$48.96	1/17/2011
	4/6/2001	2,081	—	$38.56	4/5/2011
	2/15/2002	125,938	—	$26.65	2/14/2012
	2/14/2003	25,000	—	$10.32	2/13/2013
	2/13/2004	75,000	—	$17.28	2/12/2014
	2/18/2005	42,000	14,000	$17.97	2/17/2015
	3/3/2006	35,700	35,700	$17.40	3/2/2016
	6/21/2006	12,500	12,500	$17.23	6/20/2016

	Option Awards(1)					Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Date of	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Option Grant	Exercisable(2)	Unexercisable(2)	Price(2)	Date(2)	Vested(3)	Vested(4)

Landel C. Hobbs
Time Warner Cable						100,965	$2,165,699
	4/2/2007	16,478	49,436	$37.05	4/1/2017
	3/3/2008	—	187,305	$27.51	3/2/2018
Time Warner						32,230	$324,234
	3/17/1999	18,000	—	$46.10	3/16/2009
	3/15/2000	22,500	—	$57.79	3/14/2010
	10/4/2000	75,000	—	$55.56	10/3/2010
	1/18/2001	225,000	—	$48.96	1/17/2011
	9/27/2001	200,000	—	$31.62	9/26/2011
	2/13/2004	37,500	—	$17.28	2/12/2014
	2/18/2005	24,000	24,000	$17.97	2/17/2015
	3/3/2006	29,925	59,850	$17.40	3/2/2016
Michael LaJoie
Time Warner Cable						32,715	$701,737
	4/2/2007	5,649	16,950	$37.05	4/1/2017
	3/3/2008	—	57,363	$27.51	3/2/2018
Time Warner						7,800	$78,468
	3/17/1999	7,125	—	$46.10	3/16/2009
	3/15/2000	7,125	—	$57.79	3/14/2010
	1/18/2001	14,250	—	$48.96	1/17/2011
	2/27/2001	32,124	—	$45.31	2/26/2011
	2/15/2002	30,000	—	$26.65	2/14/2012
	2/13/2004	40,000	—	$17.28	2/12/2014
	2/18/2005	27,000	13,500	$17.97	2/17/2015
	3/3/2006	21,000	21,000	$17.40	3/2/2016
Carl U.J. Rossetti
Time Warner Cable						28,857	$618,983
	4/2/2007	5,044	15,134	$37.05	4/1/2017
	3/3/2008	—	49,948	$27.51	3/2/2018
Time Warner						7,020	$70,621
	3/17/1999	23,625	—	$46.10	3/16/2009
	8/11/1999	23,625	—	$44.77	8/10/2009
	3/15/2000	47,250	—	$57.79	3/14/2010
	1/18/2001	47,250	—	$48.96	1/17/2011
	2/27/2001	115,944	—	$45.31	2/26/2011
	2/15/2002	125,000	—	$26.65	2/14/2012
	2/14/2003	45,000	—	$10.32	2/13/2013
	2/13/2004	80,000	—	$17.28	2/12/2014
	2/18/2005	38,250	12,750	$17.97	2/17/2015
	3/3/2006	18,900	18,900	$17.40	3/2/2016

(1)	The dates of grant of each named executive officer’s TWC and Time Warner stock options outstanding as of December 31, 2008 are set forth in the table, and the vesting dates for each award can be determined based on the vesting schedules described in this footnote. Except as noted below, the awards of both TWC and Time Warner stock options become exercisable in installments of 25% on the first four anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events. The Time Warner stock options listed above that were granted prior to 2001 each had a vesting schedule that provided for vesting in installments of one-third on the first three anniversaries of the date of grant, except that (i) to the extent not already vested, all stock options awarded prior to 2000 became immediately exercisable in full upon the approval of the merger of America Online, Inc. (now named AOL LLC) and Time Warner Inc. (now named Historic TW Inc.) on January 9, 2000.

(2)	These columns do not reflect the impact of the Separation. As a result of certain March 2009 antidilution adjustments, (a) each of the TWC stock options in the table has been adjusted to (i) increase the exercise price per share of Common Stock by approximately 29.4% and (ii) reduce the number of shares of Common Stock covered by such stock option by approximately 22.72%, and (b) each of the Time Warner stock options in the table has been adjusted to (i) increase the exercise price per share of Time Warner Common Stock thereof by approximately 123% and (ii) reduce the number of shares of Time Warner Common Stock covered by such stock option by approximately 55.2%. In addition, as a result of the Separation, (a) the unvested Time Warner stock options held by

Messrs. Britt, Marcus and Rossetti vested on March 12, 2009 and those held by Messrs. Hobbs and LaJoie were forfeited and (b) the option expiration dates for vested Time Warner stock options were shortened such that those held by (i) Messrs. Hobbs and LaJoie expire on the earlier of the original expiration date shown in the table and March 12, 2010, (ii) Mr. Marcus expire on the earlier of the original expiration date shown in the table and March 12, 2012 and (iii) Messrs. Britt and Rossetti expire on the earlier of the original expiration date shown in the table and March 12, 2014.

(3)	This column presents the number of shares of TWC Class A common stock and Time Warner Common Stock represented by unvested RSU awards at December 31, 2008 and does not reflect the impact of the Separation or the antidilution adjustments. The Time Warner and TWC RSUs included in this column vest equally on each of the third and fourth anniversaries of the date of grant. The vesting schedules for the awards of RSUs assume continued employment and are subject to acceleration upon the occurrence of certain events. The vesting dates for the Time Warner and TWC unvested RSU awards are as follows as of December 31, 2008:

	Number of	Number of
	Time Warner RSUs	TWC RSUs
Name	That Have Not Vested	That Have Not Vested	Date of Grant	Vesting Dates

Glenn A. Britt	33,605		3/3/2006	3/3/2009 and 3/3/2010
		119,959	4/2/2007	4/2/2010 and 4/2/2011
		103,964	3/3/2008	3/3/2011 and 3/3/2012
Robert D. Marcus	7,333		2/18/2005	2/18/2009
	13,260		3/3/2006	3/3/2009 and 3/3/2010
		26,991	4/2/2007	4/2/2010 and 4/2/2011
		31,190	3/3/2008	3/3/2011 and 3/3/2012
Landel C. Hobbs	10,000		9/16/2005	9/16/2009
	22,230		3/3/2006	3/3/2009 and 3/3/2010
		48,983	4/2/2007	4/2/2010 and 4/2/2011
		51,982	3/3/2008	3/3/2011 and 3/3/2012
Michael LaJoie	7,800		3/3/2006	3/3/2009 and 3/3/2010
		16,795	4/2/2007	4/2/2010 and 4/2/2011
		15,920	3/3/2008	3/3/2011 and 3/3/2012
Carl U.J. Rossetti	7,020		3/3/2006	3/3/2009 and 3/3/2010
		14,995	4/2/2007	4/2/2010 and 4/2/2011
		13,862	3/3/2008	3/3/2011 and 3/3/2012

As a result of certain March 2009 antidilution adjustments, the number of TWC RSUs has been reduced by two-thirds. A Special Dividend retained distribution was credited on each TWC RSU and will be paid in cash or shares of Common Stock, pursuant to the holder’s election, when the shares of Common Stock underlying the RSUs are distributed to the holder, subject to the terms of the underlying award. The Special Dividend retained distributions are not reflected in the table. As a result of the Separation, Time Warner RSUs held by Messrs. Britt, Marcus and Rossetti that were not vested on March 12, 2009, are no longer subject to a risk of forfeiture and the underlying shares of Time Warner Common Stock will be distributed to the holder on the original vesting dates of the related RSU award. Time Warner RSUs held by Messrs. Hobbs and LaJoie that were not vested on March 12, 2009 were forfeited on that date other than a pro rata portion of the next vesting installment, which are no longer subject to risk of forfeiture and the underlying shares of Time Warner Common Stock will be distributed on their original vesting dates. In addition, the number of non-forfeited Time Warner RSUs held by each of the named executive officers was reduced by approximately 55.2%.

(4)	Calculated using the NYSE pre-reverse stock split closing price on December 31, 2008, of $21.45 per share of TWC Class A common stock and $10.06 per share of Time Warner Common Stock, as applicable.

Option Exercises and Stock Vested

The following table sets forth as to each of the named executive officers information on exercises of Time Warner stock options and the vesting of Time Warner restricted stock awards during 2008, including: (i) the number of shares of Time Warner Common Stock underlying options exercised during 2008; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the number of shares of Time Warner Common Stock received from the vesting of awards of Time Warner restricted stock during 2008; and (iv) the aggregate dollar value realized upon such vesting (based on the stock price of Time Warner Common Stock on the vesting dates). During 2008, none of the named executive officers (a) exercised TWC stock options or (b) had TWC RSUs that vested. This table does not reflect the impact of Time Warner’s Spin-Off Dividend or reverse stock split effected in March 2009.

OPTION EXERCISES AND STOCK VESTED DURING 2008

	Time Warner		Time Warner
	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	on Exercise(1)	Vesting(2)	on Vesting(3)

Glenn A. Britt	—	—	35,000	$578,200
Robert D. Marcus	—	—	7,333	$121,728
Landel C. Hobbs	—	—	10,000	$139,500
Michael LaJoie	—	—	—	—
Carl U.J. Rossetti	40,000	$242,452	—	—

(1)	Calculated based on the difference between the sale price per share of Time Warner Common Stock and the option exercise price.

(2)	The awards of Time Warner restricted stock and RSUs that vested in 2008 include (a) Time Warner restricted stock awarded to Mr. Britt on February 13, 2004 and (b) Time Warner RSUs awarded to Messrs. Hobbs and Marcus on September 16, 2005 and February 18, 2005, respectively, each of which vested or will vest in installments of one half on the third and fourth anniversaries of the date of grant subject to acceleration upon the occurrence of certain events such as death, disability or retirement. The payment of withholding taxes due upon vesting of the restricted stock and RSUs (unless an election under section 83(b) of the Internal Revenue Code was made at the time of the grant) generally may be made in cash or by having full shares of Time Warner Common Stock withheld from the number of shares delivered to the individual. Each of the named executive officers has a right to receive dividends on unvested awards of restricted stock and dividend equivalents on awards of RSUs, if regular cash dividends are paid on the outstanding shares of Time Warner Common Stock. The holders have the right to vote unvested shares of Time Warner restricted stock on matters presented to Time Warner stockholders, but do not have any right to vote on such matters in connection with RSUs.

(3)	Calculated using (a) the average of the high and low sale prices of Time Warner Common Stock on the vesting date, which were $16.53 per share on February 13, 2008 and $13.95 on September 16, 2008 and (b) $16.60 for the February 18, 2008 vesting date, representing the average of the average of the high and low sale prices of Time Warner Common Stock on each of the trading day before and after the vesting date.

Pension Plans

TWC Pension Plans

Each of the named executive officers currently participates in the Time Warner Cable Pension Plan, a tax qualified defined benefit pension plan, and the Time Warner Cable Excess Benefit Pension Plan (the “Excess Benefit Plan”), a nonqualified defined benefit pension plan (collectively, the “TWC Pension Plans”), which are sponsored by the Company. Each of Messrs. Britt, Marcus and LaJoie was a participant in pension plans sponsored by Time Warner until March 31, 2003, August 14, 2005 and July 31, 1995, respectively, when their respective participation in the Time Warner Cable Pension Plan commenced.

The Excess Benefit Plan is designed to provide supplemental payments to highly compensated employees in an amount equal to the difference between the benefits payable to an employee under the tax-qualified Time Warner Cable Pension Plan and the amount the employee would have received under that plan if the limitations under the tax laws relating to the amount of benefit that may be paid and compensation that may be taken into account in calculating a pension payment were not in effect. In determining the amount of excess benefit pension payment, the Excess Benefit Plan takes into account compensation earned up to $350,000 per year (including any deferred bonus). The pension benefit under the Excess Benefit Plan is payable, at the participant’s election, in either a lump sum or 120 monthly installments starting six months following termination of employment.

Benefit payments are calculated using the highest consecutive five-year average annual compensation, which is referred to as “average compensation.” Compensation covered by the TWC Pension Plans takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long-term incentive compensation and severance payments. The annual pension payment under the terms of the TWC Pension Plans, if the employee is vested, and if paid as a single life annuity, commencing at age 65, is an amount equal to the sum of:

•	1.25% of the portion of average compensation that does not exceed the average of the Social Security taxable wage base ending in the year the employee reaches the Social Security retirement age, referred to as “covered compensation,” multiplied by the number of years of benefit service up to 35 years, plus

•	1.67% of the portion of average compensation that exceeds covered compensation, multiplied by the number of years of benefit service up to 35 years, plus

•	0.5% of average compensation multiplied by the employee’s number of years of benefit service in excess of 35 years, plus

•	a supplemental benefit in the amount of $60 multiplied by the employee’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year.

In addition, in determining the benefits under the TWC Pension Plans, special rules apply to various participants who were previously participants in plans that have been merged into the TWC Pension Plans and of various participants in the TWC Pension Plans prior to January 1, 1994. Reduced benefits are available in the case of retirement before age 65 and in other optional forms of benefits payouts. Amounts calculated under the pension formula that exceed Internal Revenue Code limits are payable under the Excess Benefit Plan.

Eligible employees become vested in benefits under the TWC Pension Plans after completion of five years of service. For vesting purposes under the TWC Pension Plans, Mr. Marcus is credited with service under the TW Pension Plans and is therefore fully vested.

Time Warner Pension Plans

The Time Warner Employees’ Pension Plan, as amended (the “Old TW Pension Plan”), which provides benefits to eligible employees of Time Warner and certain of its subsidiaries, was amended effective as of January 1, 2000, as described below, and was renamed (the “Amended TW Pension Plan” and, together with the Old TW Pension Plan, the “TW Pension Plans”). Messrs. Britt, Marcus and LaJoie have ceased to be active participants in the TW Pension Plans described below and commenced participation in the TWC Pension Plans described above. Each of them is entitled to benefits under the TW Pension Plans in addition to the TWC Pension Plans.

Under the Amended TW Pension Plan, a participant accrues benefits equal to the sum of 1.25% of a participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) not in excess of his covered compensation up to the applicable average Social Security wage base and 1.67% of his average annual compensation in excess of such covered compensation multiplied by his years of benefit service (not in excess of 30). Compensation for purposes of calculating average annual compensation under the TW Pension Plans is limited to $200,000 per year for 1988 through 1993, $150,000 per year for 1994 through 2001 and $200,000 per year for 2002 and thereafter (each subject to adjustments provided in the Internal Revenue Code). Eligible employees become vested in all benefits under the TW Pension Plans on the earlier of five years of service or certain other events.

Under the Old TW Pension Plan, a participant accrues benefits on the basis of 1 2/3% of the participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years and 0.50% for each year of service over 30. Annual pension benefits under the Old TW Pension Plan are reduced by a Social Security offset determined by a formula that takes into account benefit service of up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the “Social Security Offset”). Under the Old TW Pension Plan and the Amended TW Pension Plan, the pension benefit of participants on December 31, 1977 in the former Time Employees’ Profit-Sharing Savings Plan (the “Profit Sharing Plan”) is further reduced by a fixed amount attributable to a portion of the employer contributions and investment earnings credited to such employees’ account balances in the Profit Sharing Plan as of such date (the “Profit Sharing Offset”).

Under the Amended TW Pension Plan, employees who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (calculated as described above). This provision could apply to Messrs. Marcus and LaJoie with respect to their benefits under the TW Plans. Under the Old TW Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (calculated as described above). This provision could apply to Mr. Britt.

Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under both of the TW Pension Plans. However, as permitted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Time Warner has adopted the Time Warner Excess Benefit Pension Plan (the “TW Excess Plan”). The TW Excess Plan provides for payments by Time Warner of certain amounts that eligible employees would have received under the TW Pension Plans if eligible compensation (including deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions. The amounts shown in the table do not reflect the effect of an offset that affects certain participants in the TW Pension Plans on December 31, 1977.

Set forth in the table below is each named executive officer’s years of credited service and the present value of his accumulated benefit under each of the pension plans pursuant to which he would be entitled to a retirement benefit computed as of December 31, 2008, the pension plan measurement date used for financial statement reporting purposes in the Company’s audited financial statements for the year ended December 31, 2008. The estimated amounts are based on the assumption that payments under the TWC Pension Plans and the TW Pension Plans will commence upon normal retirement (generally age 65) or early retirement (for those who have at least ten years of service), that the TWC Pension Plans and the TW Pension Plans will continue in force in their forms as of December 31, 2008, that the maximum annual covered compensation is $350,000 and that no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula which exceed ERISA limits will be paid under the Excess Benefit Plan or the TW Excess Plan, as the case may be, from TWC’s or Time Warner’s assets, respectively, and are included in the present values shown in the table.

PENSION BENEFITS FOR 2008

		Number of
		Years	Present Value of
		Credited	Accumulated		Payments
Name	Plan Name	Service(1)	Benefit(2)		During 2008

Glenn A. Britt(3)	Time Warner Cable Pension Plan	5.8	$125,210		—
	Time Warner Cable Excess Benefit Plan	5.8	$81,890		—
	Old TW Pension Plan	30.7	$1,177,200	(4)	—
	TW Excess Plan(5)	30.7	$806,300		—

	Total	36.5	$2,190,600

Robert D. Marcus	Time Warner Cable Pension Plan	3.4	$33,760		—
	Time Warner Cable Excess Benefit Plan	3.4	$22,590		—
	Amended TW Pension Plan	7.7	$96,020		—
	TW Excess Plan(5)	7.7	$70,620		—

	Total	11.1	$222,990

Landel C. Hobbs	Time Warner Cable Pension Plan	7.2	$83,380		—
	Time Warner Cable Excess Benefit Plan	7.2	$55,560		—

	Total	7.2	$138,940

Michael LaJoie	Time Warner Cable Pension Plan	13.4	$253,770		—
	Time Warner Cable Excess Benefit Plan	13.4	$166,330		—
	Amended TW Pension Plan	1.6	$37,710		—
	TW Excess Plan	1.6	$27,130		—

	Total	15.0	$484,940

Carl U.J. Rossetti	Time Warner Cable Pension Plan	22.0	$607,620		—
	Time Warner Cable Excess Benefit Plan	22.0	$392,500		—

	Total	22.0	$1,000,120

(1)	Consists of the number of years of service credited to the executive officers as of December 31, 2008 for the purpose of determining benefit service under the applicable pension plan.

(2)	The present values of accumulated benefits as of December 31, 2008 were calculated for the TWC Plans using a 6.17% discount rate and for the TW Pension Plans and the TW Excess Plan using a 6.09% discount rate and the RP-2000 Mortality Table, consistent with the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 13 to the audited consolidated financial statements of the Company included in the 2008 Form 10-K. All benefits are payable at the earliest retirement age at which unreduced benefits are payable (which is age 65 under the TWC Pension Plans, age 62 under the TW Pension Plans in the case of Messrs. Marcus and LaJoie, and age 60 under the TW Pension Plans in the case of Mr. Britt) as a life annuity, except for Mr. Britt’s benefits under the TW Pension Plans, which are assumed payable as a lump sum determined using a 6.09% lump sum rate and the RP-2000 Mortality Table as of December 31, 2008. No preretirement turnover is reflected in the calculations.

(3)	Under Mr. Britt’s employment agreement, in the event that the benefits Mr. Britt receives upon retirement are not as generous as benefits he would have received if he had participated in the TW Pension Plans for his entire tenure, the Company will provide him or his survivors, if applicable, with the financial equivalent of the difference between the two benefits. See “— Potential Payments Upon Termination or Change in Control—Glenn A. Britt”.

(4)	Because of certain grandfathering provisions under the TW Pension Plans, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equal or exceed 65 years as of January 1, 2000, including Mr. Britt, will be determined under either the provisions of the Old TW Pension Plan or the Amended TW Pension Plan, whichever produces the greater benefit. The amount shown in the table is greater than the estimated annual benefit payable under the Amended TW Pension Plan and the TW Excess Plan.

(5)	During 2008, Messrs. Britt and Marcus each elected to receive a lump-sum distribution of the present value of his accumulated benefit under the TW Excess Plan as of June 30, 2009. This payment is expected to be made by Time Warner on or about July 1, 2009.

Nonqualified Deferred Compensation

Prior to 2003, TWE’s unfunded deferred compensation plan generally permitted employees whose annual cash compensation exceeded a designated threshold (including certain named executive officers) to defer receipt of all or a portion of their annual bonus until a specified future date at which a lump-sum or installment distribution would be made based on the participant’s election. During the deferral period, the participant selects a crediting rate or rates to be applied to the deferred amount from certain of the third party investment vehicles then offered under the TWC Savings Plan and may change that selection quarterly. Since March 2003, deferrals may no longer be made under the deferred compensation plan but amounts previously credited under the deferred compensation plan continue to track the available crediting rate elections. Mr. Marcus participated in the Time Warner Inc. Deferred Compensation Plan prior to being employed by TWC. The terms of the Time Warner plan are substantially the same, except that employees of Time Warner may still make deferrals under the plan. While Mr. Marcus may no longer make deferrals under the Time Warner plan, during the deferral period, he may select the crediting rate applied to the deferred amount similarly to accounts maintained under TWE’s plan. In 2008, Mr. Marcus elected to receive a lump-sum distribution of his account balance under the Time Warner Inc. Deferred Compensation Plan in April 2009.

During his employment with Turner Broadcasting System, Inc. (a subsidiary of Time Warner), prior to his employment by TWC, Mr. Hobbs deferred a portion of his compensation under the Turner Broadcasting System, Inc. Supplemental Benefit Plan, a nonqualified defined contribution plan, and received matching contributions. While he may no longer make deferrals under this plan, he may maintain his existing account and select among several crediting rates, similar to those available under the Time Warner Savings Plan, to be applied to the balance maintained in a rabbi trust on his behalf and may change his selection of crediting rates once per month. Deferred amounts are payable in April following the year in which his employment is terminated, subject to the requirements of Section 409A of the Internal Revenue Code. In 2008, Mr. Hobbs elected to receive a lump-sum distribution of his account balance in April 2009.

In addition, prior to 2001, pursuant to his employment agreement then in place, TWE made contributions for Mr. Britt to a separate special deferred compensation account maintained in a grantor trust. This individual account is invested in certain eligible securities by a third-party investment advisor designated by the Company (subject to Mr. Britt’s approval). The accrued amount will be paid to Mr. Britt in accordance with the terms of the deferred compensation arrangements. In general, except as otherwise described under “Potential Payments Upon Termination or Change in Control,” payments under Mr. Britt’s special deferred compensation account commence following the earlier of December 31, 2009 and the date Mr. Britt ceases to be treated as an employee of the Company for any reason. Earnings on the account are based on the earnings of the actual investments selected by the investment advisor, adjusted for taxes on realized income computed as if the account was a stand-alone corporation conducting 40% of its business in New York City. The account is reduced by such taxes on a net operating profit basis or credited with a tax benefit in the event the account sustains a net operating loss. There is no guaranteed rate of return on accounts maintained under any of these deferred compensation arrangements.

Set forth in the table below is information about the earnings, if any, credited to the accounts maintained by the named executive officers under these arrangements and any withdrawal or distributions therefrom during 2008 and the balance in the account on December 31, 2008.

NONQUALIFIED DEFERRED COMPENSATION FOR 2008

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings	Withdrawals/	December 31,
Name	in 2008	in 2008	in 2008(4)	Distributions	2008

Glenn A. Britt(1)	—	—	$(1,039,941)	—	$2,567,037
Robert D. Marcus(2)	—	—	$(538,691)	—	$1,094,138
Landel C. Hobbs(3)	—	—	$(109,540)	—	$169,950
Michael LaJoie	—	—	—	—	—
Carl U.J. Rossetti	—	—	—	—	—

(1)	The amounts reported for Mr. Britt consist of the aggregate earnings (loss) and the aggregate year-end balance credited to his nonqualified deferred compensation under the Time Warner Excess Profit Sharing Plan, which is now maintained under the Time Warner Entertainment Deferred Compensation Plan and credited with interest, compounded daily at the long-term applicable federal rate published monthly by the Internal Revenue Service (earnings of $3,577, year-end balance of $86,621) and his individual deferred compensation account provided under the terms of his employment agreement (loss of $1,043,518, year-end balance of $2,480,416).

(2)	The amounts reported for Mr. Marcus reflect the aggregate earnings (loss) and the year-end balance credited to his nonqualified deferred compensation under the Time Warner Deferred Compensation Plan.

(3)	The amounts reported for Mr. Hobbs reflect the aggregate earnings (loss) and the year-end balance credited to his account in the Turner Broadcasting System, Inc. Supplemental Benefit Plan.

(4)	None of the amounts reported in this column are required to be reported as compensation for fiscal year 2008 in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The following summaries and tables describe and quantify the potential additional payments and benefits that would be provided to each of the Company’s named executive officers in connection with a termination of employment or a change in control of the Company on December 31, 2008 under the executive’s employment agreement, in each case as in effect on such date and the Company’s other compensation plans and programs. In determining the benefits payable upon certain terminations of employment, the Company has assumed in all cases that (i) the executive’s employment terminates on December 31, 2008, (ii) he does not become employed by a new employer or return to work for the Company and (iii) unless otherwise noted, the Company continues to be a consolidated subsidiary of Time Warner during the post-termination period when the executive continues to be considered an employee of the Company, despite the effectiveness of the Separation on March 12, 2009.

Impact of the Separation.  As a result of the Separation, under the terms of the plans and award agreements under which the Time Warner stock option and RSU awards were granted, employees of the Company with outstanding Time Warner equity awards, including the named executive officers, were treated as if their employment with Time Warner was terminated without cause at the time of the Separation, March 12, 2009. As discussed above, this treatment resulted in the forfeiture of unvested Time Warner stock options and shortened exercise periods for vested stock options and pro rata vesting of the next installment of (and forfeiture of the remainder of) the RSU awards for TWC employees other than those who either satisfied the retirement eligibility provisions in the Time Warner equity plans and related award agreements or were party to an employment agreement providing for different treatment. Messrs. Britt and Rossetti satisfied the retirement eligibility provisions of the Time Warner equity plans on the date of the Separation, and Mr. Marcus’ employment agreement expressly provides for a circumstance such as the Separation. As a result, the outstanding Time Warner stock options and RSUs held by Messrs. Britt, Marcus and Rossetti became fully vested and no longer subject to a risk of forfeiture on March 12, 2009, and their stock options will be exercisable for five years after that date (three years for Mr. Marcus), but not beyond their original expiration dates. TWC intends to grant “make-up” TWC equity awards or make cash payments to TWC employees, including the named executive officers, that are generally intended to offset any loss of economic value associated with any forfeiture or shortened exercise period of Time Warner equity awards as a result of the Separation.

Glenn A. Britt

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Britt is entitled to certain payments and benefits upon a “termination without cause,” which includes the Company’s termination of his employment under the employment agreement without “cause” or his termination of such employment due to the Company’s material breach. For this purpose, “cause” means certain felony convictions and certain willful and intentional actions by Mr. Britt including failure to perform material duties; misappropriation, embezzlement or destruction of the Company’s property; material breach of duty of loyalty to the Company having a significant adverse financial impact; improper conduct materially prejudicial to the Company’s business; and material breach of certain restrictive covenants regarding non-competition, hiring of employees, and nondisclosure of confidential information. A material breach includes the Company’s failure to cause a successor to assume the Company’s obligations under the employment agreement; the Company’s or a successor’s failure to offer Mr. Britt the CEO position after a merger, sale, joint venture or other combination of assets with another entity in the cable business; Mr. Britt not being employed as the Company’s CEO with authority, functions, duties and powers consistent with that position; Mr. Britt not reporting to the Board; and Mr. Britt’s principal place of employment being anywhere other than the greater Stamford, Connecticut or New York, New York areas.

In the event of a “termination without cause,” Mr. Britt is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” which is defined as the average of his two largest annual bonuses paid in the prior five years, except that if Mr. Britt has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus. The Company will pay this bonus between January 1 and March 15 of the calendar year following the year of termination, which is the same time the full annual bonus would have been paid under the employment agreement had such termination not occurred;

•	any unpaid bonus for the year before the year in which termination of employment occurs, to the extent the bonus amount has been determined or, if not determined, it will be deemed to be his average annual bonus;

•	any accrued but unpaid long-term compensation;

•	until 24 months after termination, Mr. Britt will continue to be treated as an employee of the Company and continue to receive his base salary (paid on the Company’s normal payroll payment dates in effect immediately prior to Mr. Britt’s termination), his average annual bonus, the continuation of his benefits (except for additional pension plan accrual and contributions to the TWC Savings Plan), including automobile allowance and financial services benefits but not including any additional stock-based awards, unless Mr. Britt dies during such period, in which case these benefits will be replaced with the death benefits described below;

•	office space, secretarial services, office facilities, services and furnishings reasonably appropriate to an employee of Mr. Britt’s position and responsibilities prior to termination, but taking into account his reduced need for such space, services, facilities and furnishings. The Company will provide these benefits for no charge for up to 12 months after termination. These benefits will cease if Mr. Britt commences full-time employment with another employer;

•	all stock options granted to Mr. Britt by Time Warner will continue to vest, and these vested stock options will remain exercisable (but not beyond the original term of the options) while Mr. Britt is treated as an employee of the Company;

•	because Mr. Britt otherwise qualifies for retirement under the applicable stock option agreement, the retirement-eligibility provision of Mr. Britt’s stock option agreements will govern, so that all stock options granted to Mr. Britt by Time Warner will (a) vest immediately on the date Mr. Britt ceases to be treated as an employee of the Company and (b) remain exercisable for five years after Mr. Britt ceases to be treated as an employee of the Company (but not beyond the original term of the options), see “—Equity Awards: Stock Options and Restricted Stock Units—Retirement;”

•	if the date Mr. Britt ceases to be treated as an employee because of a “termination without cause” occurs before a change in control transaction (as described below) and Mr. Britt forfeits any restricted stock grants because of such termination, then, as of the date that Mr. Britt ceases to be treated as an employee of the Company, Mr. Britt will receive a cash payment equal to the value of any forfeited restricted stock based on the fair market value of the stock as of the date of termination; and

•	Mr. Britt’s special deferred compensation account will be distributed in a lump-sum payment following the earlier of December 31, 2009 and the date he ceases to be treated as an employee of the Company.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Britt’s right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against the Company no later than 60 days after Mr. Britt’s separation of service from the Company. If Mr. Britt does not execute a release of claims, he will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance. Mr. Britt is required to engage in any mitigation necessary to preserve the Company’s tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction. Also, if, following a “termination without cause,” Mr. Britt obtains other employment (other than with a non-profit organization or government entity), he is required to pay over to the Company the total cash salary and bonus (but not any equity-based compensation or similar benefit) payable to him by a new employer for services provided until December 31, 2009 to the extent the amounts the Company has paid him are in excess of any severance to which he would be entitled from the Company under its standard severance policies. The payments may also be delayed to the extent the Company deems it necessary for compliance with Section 409A of the Internal Revenue Code, governing nonqualified deferred compensation.

Change in Control.  Under his employment agreement, Mr. Britt is entitled to certain payments and benefits if the Company ceases to be a consolidated subsidiary of Time Warner or if Time Warner disposes of all or substantially all of the Company’s assets resulting in the financial results of the Company’s business not being consolidated with Time Warner’s financial results (each a “TWC Deconsolidation”). Upon such a transaction, because Mr. Britt qualifies for retirement under the applicable stock option agreement, the retirement-eligibility provision of Mr. Britt’s stock option agreements would govern, so that all Time Warner stock options granted to Mr. Britt would (a) vest immediately and (b) remain exercisable for five years following the date of the transaction (but not beyond the original term of the options). All Time Warner RSUs or other awards would be treated pursuant to the retirement eligibility provisions of the applicable plans as if Mr. Britt’s employment was terminated without cause on the date of closing of the transaction. Payments or benefits may also be delayed to the extent the Company deems it necessary for compliance with Section 409A of the Internal Revenue Code.

Disability.  Under his employment agreement, Mr. Britt is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, the Company will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus, described above). In addition, through the later of December 31, 2009 or 12 months following the date the disability occurs, Mr. Britt will continue to be treated as an employee, and the Company will pay Mr. Britt disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in the Company’s benefit plans (other than equity-based plans, additional pension plan accruals and contributions to the TWC Savings Plan) and to receive his other benefits (including automobile allowance and financial services). The Company may generally deduct from these payments amounts equal to disability payments received by Mr. Britt during this payment period from Workers’ Compensation, Social Security and the Company’s disability insurance policies. Mr. Britt’s special deferred compensation account will be distributed in a lump-sum payment following the date he ceases to be considered an employee.

Retirement.  No benefits or payments provided above in connection with a termination without cause or due to disability will be payable after Mr. Britt’s normal retirement date at age 65. Under his employment agreement and a separate agreement with Time Warner, Mr. Britt is entitled to certain payments and benefits when he retires. Under his employment agreement, to the extent the benefits Mr. Britt receives upon retirement are not as generous as benefits he would have received if he had participated in the defined benefit pension plans offered by Time Warner instead of the Company’s defined benefit pension plans, then the Company will provide Mr. Britt with the financial equivalent of the more generous benefits. In addition, Time Warner has agreed to ensure that Mr. Britt receives the equivalent of the benefits he would have received under Time Warner’s retiree medical program if he had retired from Time Warner on the same terms and conditions as senior corporate executives of Time Warner upon retirement. This commitment is conditioned on Mr. Britt’s retiring pursuant to his employment agreement.

Death.  Under his employment agreement, if Mr. Britt dies, the employment agreement and all of the Company’s obligations to make any payments under the agreement terminate, except that Mr. Britt’s estate or designated beneficiary is entitled to receive: (i) Mr. Britt’s salary to the last day of the month in which his death occurs, (ii) any unpaid bonus for the year prior to his death (if not previously determined, then based on his average annual bonus) and (iii) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but prorated according to the number of whole or partial months Mr. Britt was employed by the Company in the calendar year. Mr. Britt’s special deferred compensation account will be distributed in a lump sum within 75 days following his death.

For Cause.  Under Mr. Britt’s employment agreement, if the Company terminates his employment for cause (as defined above), the Company will have no further obligations to Mr. Britt other than (i) to pay his base salary through the effective date of termination, (ii) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (iii) to satisfy any rights Mr. Britt has pursuant to any insurance or other benefit plans or arrangements. Mr. Britt’s special deferred compensation account will be valued as of the earlier of December 31, 2009 and 12 months after termination of employment, and distributed in a lump sum within 75 days of such valuation date.

See “—Pension Plans” for a description of Mr. Britt’s entitlements under the Company’s pension plans and Time Warner’s pension plans. See “—Nonqualified Deferred Compensation” for a description of Mr. Britt’s entitlements under nonqualified deferred compensation plans in which he participates.

Certain Restrictive Covenants.  Mr. Britt’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of the Company’s confidential matters, (2) not to hire certain of the Company’s employees for one year following termination of employment for cause, without cause, or due to retirement at age 65; and (3) not to compete with the Company’s business during his employment and until the latest of December 31, 2009, the date Mr. Britt ceases to be considered an employee and 12 months after the effective date of any termination of the term of employment for cause, without cause, or due to retirement at age 65.

Equity Awards:  Stock Options and Restricted Stock Units.  Unless a more favorable outcome is specified in Mr. Britt’s employment agreement, the terms of Mr. Britt’s equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement or a change in control.

Termination without Cause/Material Breach.  In the event of a termination without cause, Mr. Britt’s Time Warner and TWC unvested stock options and RSUs would continue to vest during the post-termination period in accordance with their terms and any remaining unvested stock options and RSUs would vest to the extent provided under the terms of his employment agreement and applicable award agreement. Under the terms of his employment agreement and equity award agreements, because he is over the age of 55 with 10 years of service with the Company or its affiliates, all of his unvested TWC and Time Warner stock options and RSUs would vest.

Retirement.  Under the agreements governing Time Warner and TWC stock options and RSUs held by Mr. Britt, because he is over the age of 55 with 10 years of service with the Company or its affiliates on December 31, 2008, all of his unvested TWC and Time Warner stock options, restricted stock and RSUs would vest upon his retirement.

Change in Control.  The agreements that govern Mr. Britt’s TWC and Time Warner stock options generally provide for accelerated vesting following a change in control of TWC or Time Warner (as defined in the award agreements), respectively, upon the earlier of (i) the first anniversary of the change in control and (ii) the termination of his employment other than for cause (as defined in the option agreements) unless due to death or disability or by Mr. Britt for good reason (as defined in the option agreements). The terms of the agreements that govern Time Warner and TWC RSU awards generally provide for accelerated vesting following a change in control of the respective company upon the earliest of (i) the first anniversary of the change in control, (ii) the original vesting date with respect to each portion of the award and (iii) the termination of the participant’s employment other than for cause (as defined in the RSU agreements) unless due to death or disability or by the participant for good reason (as defined in the RSU agreements). For purposes of the table below, it is assumed that with respect to Mr. Britt’s Time Warner equity awards, a change in control of TWC would result in a TWC Deconsolidation but would not result in a change in control of Time Warner. Under the TWC equity award agreements, however, not all of such changes in ownership of TWC would be considered a change in control of TWC. In particular, the Separation would not be considered a change in control of TWC under the terms of the TWC equity awards. For a discussion of the treatment of equity awards in the event of TWC Deconsolidation under Mr. Britt’s employment agreement, see “—Change in Control” above.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2008, and based on the NYSE closing price per share on December 31, 2008 of Class A common stock ($21.45) and Time Warner Common Stock ($10.06), the dollar value of additional payments and other benefits provided to Mr. Britt under his contract are estimated to be as follows:

		Annual		Group Benefit
	Base Salary	Bonus	Pro Rata	Plans		Stock-Based
	Continuation	Continuation	Bonus	Continuation		Awards(2)	Other(3)

Termination without Cause	$2,000,000	$11,337,500	$5,668,750	$78,935	(1)	$5,141,215	$467,296
Change in Control	—	—	—	—		$5,141,215	—
Retirement	—	—	$5,668,750	$78,511	(4)	$5,141,215	—
Disability	$750,000	$4,251,563	$5,668,750	$77,793	(5)	$5,141,215	$163,168
Death	—	—	$5,668,750	—		$5,141,215	—

(1)	Includes $20,359 to cover the estimated cost of continued health, life and disability insurance for two years and $58,575, representing the present value of a health insurance subsidy under the Time Warner Inc. Retiree Medical Plan that Mr. Britt would receive thereafter based on current plan rates equal to $10,376 per year before he reaches the age of 65 and $4,404 per year thereafter.

(2)	Based on the excess of the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2008 over the exercise price for each accelerated option, as applicable, and based on the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2008 in the case of accelerated TWC and Time Warner RSUs. With respect to Time Warner equity awards, the change-in-control amount is based on the assumption that the change in control of the Company results in a TWC Deconsolidation. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements (but was not a change in control of TWC), the amount would be $338,066. See the Outstanding Equity Awards at December 31, 2008 Table for additional information as of December 31, 2008.

(3)	Includes a car allowance of $24,000 annually for two years (one year in the event of disability), financial planning reimbursement of up to $100,000 annually for two years (one year in the event of disability), payments of $39,168 for two years (one year in the event of disability) corresponding to two times the premium cost of $4,000,000 of life insurance coverage under the Company’s GUL insurance program, and, other than in the case of disability, office space and secretarial support each for one year after termination at a cost of $80,960 and $60,000, respectively.

(4)	Represents the present value of a health insurance subsidy from Time Warner under the Time Warner Inc. Retiree Medical Plan to which Mr. Britt is entitled upon retirement based on current plan rates of $10,376 per year before he reaches the age of 65 and $4,404 per year after turning 65 years old.

(5)	Includes $9,786 to cover the estimated cost of continued health, life and disability insurance for one year and $68,008, representing the present value of a health insurance subsidy under the Time Warner Inc. Retiree Medical Plan that Mr. Britt would receive thereafter based on current plan rates equal to $10,376 per year before he reaches the age of 65 and $4,404 per year thereafter.

Robert D. Marcus

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Marcus is entitled to certain payments and benefits upon a “termination without cause,” which includes the Company’s termination of his employment under the employment agreement without “cause” or his termination of such employment due to the Company’s material breach. For this purpose, “cause” has the same meaning as in Mr. Britt’s employment agreement, which is described above. A material breach includes the Company’s failure to cause a successor to assume the Company’s obligations under the agreement; Mr. Marcus not being employed as the Company’s Senior Executive Vice President with authority, functions, duties and powers consistent with that position; Mr. Marcus not reporting to the CEO; and Mr. Marcus’ principal place of employment being anywhere other than the greater Stamford, Connecticut area or other location of the Company’s principal corporate offices in the New York metropolitan area.

In the event of a “termination without cause,” Mr. Marcus is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” calculated and paid in the same manner as under Mr. Britt’s employment agreement;

•	until 24 months after termination (and Mr. Marcus will continue to be treated as an employee of the Company during this period), continued payment by the Company of Mr. Marcus’ base salary (paid on the Company’s normal payroll payment dates in effect immediately prior to Mr. Marcus’ termination), his average annual bonus, and the continuation of his benefits (except for additional pension plan accrual and contributions to the TWC Savings Plan), including financial services benefits but not including any additional stock-based awards, unless Mr. Marcus dies during such period, in which case these benefits will be replaced with the death benefits described below; and

•	unless Mr. Marcus otherwise qualifies for retirement under the applicable stock option, restricted stock, RSU or other equity-based award agreement, (a) all stock options granted to Mr. Marcus by Time Warner or the Company that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date Mr. Marcus ceases to be considered an employee of the Company and all of such stock options, together with previously vested stock options, will remain exercisable for three years after Mr. Marcus ceases to be considered an employee of the Company (but not beyond the original term of the options), (b) any unvested awards of Time Warner or the Company’s restricted stock, RSUs or other equity-based award that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately and (c) any grants of long-term cash compensation which would vest as of the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately and be paid on the dates on which such long-term cash compensation is ordinarily scheduled to be paid (with the awards in (b) and (c) above being deemed for this purpose to vest pro rata over the applicable vesting period).

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Marcus’ right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against the Company no later than 60 days after Mr. Marcus’ separation of service from the Company. If Mr. Marcus does not execute a release of claims, he will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance. The payments may also be delayed to the extent the Company deems it necessary for compliance with Section 409A of the Internal Revenue Code, governing nonqualified deferred compensation.

Change in Control.  Under his employment agreement, Mr. Marcus is entitled to certain payments and benefits in the event of a TWC Deconsolidation. Upon such a transaction, unless Mr. Marcus otherwise qualifies for retirement under the applicable stock option, restricted stock, RSU or other equity-based award agreement, (a) all stock options granted to Mr. Marcus by Time Warner that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and will remain exercisable for three years (but not beyond the original term of the options), and (b) any unvested awards of Time Warner RSUs or other equity-based award that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes.

Disability.  Under his employment agreement, Mr. Marcus is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, the Company will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus). In addition, through the later of the end of his contract term or 24 months following the date the disability occurs, Mr. Marcus will continue to be treated as an employee of the Company, and the Company will pay Mr. Marcus disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in the Company’s benefit plans (other than equity-based plans, additional pension plan accrual and contributions to the TWC Savings Plan) and to receive his other benefits (including financial services). The Company may generally deduct from these payments amounts equal to disability payments received by Mr. Marcus during this payment period from Workers’ Compensation, Social Security and the Company’s disability insurance policies.

Death.  Under his employment agreement, if Mr. Marcus dies, the employment agreement and all of the Company’s obligations to make any payments under the agreement will terminate, except that Mr. Marcus’ estate or designated beneficiary will be entitled to receive: (a) his salary to the last day of the month in which his death occurred and (b) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but pro-rated according to the number of whole or partial months he was employed by the Company in the calendar year.

For Cause.  Under Mr. Marcus’ employment agreement, if the Company terminates his employment for cause (as defined above), it would have no further obligations to Mr. Marcus other than (a) to pay his base salary through the effective date of termination, (b) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (c) to satisfy any rights Mr. Marcus has pursuant to any insurance or other benefit plans or arrangements.

See “—Pension Plans” for a description of Mr. Marcus’ entitlements under the Company’s pension plans and Time Warner’s pension plans. See “—Nonqualified Deferred Compensation” for a description of Mr. Marcus’ entitlements under nonqualified deferred compensation plans in which he participates. Mr. Marcus was not retirement-eligible on December 31, 2008 for the purposes of any retirement plan or equity awards.

Certain Restrictive Covenants.  Mr. Marcus’ employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (a) not to disclose any of the Company’s confidential matters, (b) not to solicit certain of the Company’s employees for one year following termination of employment for cause or without cause; and (c) not to compete with the Company’s business during his employment and until the date Mr. Marcus ceases to be considered an employee and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Equity Awards:  Stock Options and Restricted Stock Units.  Unless a more favorable outcome is specified in Mr. Marcus’ employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement or a change in control. In the event of a termination without cause or a TWC or Time Warner change in control, under the award agreements, Mr. Marcus’ Time Warner and TWC unvested stock options and RSUs would be treated in the same fashion as Mr. Britt’s, described under “—Glenn A. Britt—Equity Awards: Stock Options and Restricted Stock Units,” except that he is not eligible to retire. For a discussion of the treatment of his equity awards in the event of a TWC Deconsolidation under Mr. Marcus’ employment agreement, see “—Change in Control” above.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2008, and based on the NYSE closing price per share on December 31, 2008 of Class A common stock ($21.45) and Time Warner Common Stock ($10.06), the dollar value of additional payments and other benefits provided to Mr. Marcus under his contract are estimated to be as follows:

		Annual		Group Benefit
	Base Salary	Bonus	Pro Rata	Plans	Stock-Based
	Continuation	Continuation	Bonus	Continuation(1)	Awards(2)	Other(3)

Termination without Cause	$1,600,000	$2,468,250	$1,234,125	$29,960	$1,028,765	$55,568
Change in Control	—	—	—	—	$1,455,148	—
Disability	$1,200,000	$1,851,188	$1,234,125	$29,960	$1,455,148	$55,568
Death	—	—	$1,234,125	—	$1,455,148	—

(1)	Includes the estimated cost of continued health, life and disability insurance.

(2)	Based on the excess of the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2008 over the exercise price for each accelerated option, as applicable, and based on the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2008 in the case of accelerated RSUs. With respect to Time Warner equity awards, the change-in-control amount is based on the assumption that the change in control of the Company results in a TWC Deconsolidation. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements (but was not a change in control of TWC), the amount would be $207,166. See the Outstanding Equity Awards at December 31, 2008 Table for additional information as of December 31, 2008.

(3)	Includes financial planning reimbursement of up to $25,000 annually and an annual payment of $2,592 for 2009 and $2,976 for 2010 corresponding to two times the premium cost of $2,000,000 of life insurance coverage under the Company’s GUL insurance program.

Landel C. Hobbs

Termination without Cause/Company Material Breach.  Under his employment agreement in effect on December 31, 2008, Mr. Hobbs is entitled to certain payments and benefits upon a “termination without cause,” which includes the Company’s termination of his employment under the employment agreement without “cause” or his termination of such employment due to the Company’s material breach. For this purpose, “cause” has the same meaning as in Mr. Britt’s employment agreement, which is described above. A material breach includes the Company’s failure to cause a successor to assume the Company’s obligations under the agreement; Mr. Hobbs not being employed as the Company’s Chief Operating Officer with authority, functions, duties and powers consistent with that position; Mr. Hobbs not reporting to the CEO; and Mr. Hobbs’ principal place of employment being anywhere other than New York, New York.

In the event of a “termination without cause,” Mr. Hobbs is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” calculated and paid in the same manner as under Mr. Britt’s employment agreement;

•	until the later of January 31, 2011 (the term of his employment agreement) or 24 months after termination (and Mr. Hobbs will continue to be treated as an employee of the Company during this period), continued payment by the Company of Mr. Hobbs’ base salary (paid on the Company’s normal payroll payment dates in effect immediately prior to Mr. Hobbs’ termination), his average annual bonus, and the continuation of his benefits (except for additional pension plan accrual and contributions to the TWC Savings Plan), but not including any additional stock-based awards, unless Mr. Hobbs dies during such period, in which case these benefits will be replaced with the death benefits described below; and

•	unless Mr. Hobbs otherwise qualifies for retirement under the applicable stock option, RSU or other equity-based award agreement, (a) all stock options granted to Mr. Hobbs by the Company that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date Mr. Hobbs ceases to be considered an employee of the Company and will remain exercisable for three years after Mr. Hobbs ceases to be considered an employee of the Company (but not beyond the original term of the options), (b) any unvested awards of the Company’s restricted stock, RSUs or other equity-based award that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately and (c) any grants of long-term cash compensation which would vest as of the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately and be paid on the dates on which such long-term cash compensation is ordinarily scheduled to be paid (with the awards in (b) and (c) above being deemed for this purpose to vest pro rata over the applicable vesting period).

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Hobbs’ right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against the Company no later than 60 days after Mr. Hobbs’ separation of service from the Company. If Mr. Hobbs does not execute a release of claims, he will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance.

Disability, Death and Termination for Cause.  The Company’s obligations to Mr. Hobbs in the event of his disability, death or termination by the Company for cause (as defined above) are the same as the Company’s obligations to Mr. Marcus, which are described above, except that in the event of disability, Mr. Hobbs will continue to be considered an employee of the Company through the later of the end of his contract term or 12 months following the date the disability occurs.

See “—Pension Plans” for a description of Mr. Hobbs’ entitlements under the Company’s pension plans. See “—Nonqualified Deferred Compensation” for a description of Mr. Hobbs’ entitlements under nonqualified deferred compensation plans in which he participates. Mr. Hobbs was not retirement-eligible on December 31, 2008 for the purposes of any retirement plan or equity awards.

Certain Restrictive Covenants.  Mr. Hobbs’ employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (a) not to disclose any of the Company’s confidential matters, (b) not to hire certain of the Company’s employees for one year following termination of employment for cause or without cause; and (c) not to compete with the Company’s business during his employment and until the latest of January 31, 2011, the date Mr. Hobbs ceases to be considered an employee and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Equity Awards:  Stock Options and Restricted Stock Units.  Unless a more favorable outcome is specified in Mr. Hobbs’ employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement or a change in control. In the event of a termination without cause or a TWC or Time Warner change in control, under the award agreements, Mr. Hobbs’ Time Warner and TWC unvested stock options and RSUs would be treated in the same fashion as Mr. Britt’s, described under “—Glenn A. Britt—Equity Awards: Stock Options and Restricted Stock Units,” except that he is not eligible to retire. Mr. Hobbs’ employment agreement does not contain special provisions related to the treatment of his equity awards in the event of a change in control.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2008, and based on the NYSE closing price per share on December 31, 2008 of TWC Class A common stock ($21.45) and Time Warner Common Stock ($10.06), the dollar value of additional payments and other benefits provided to Mr. Hobbs under his contract are estimated to be as follows:

		Annual		Group Benefit
	Base Salary	Bonus	Pro Rata	Plans	Stock-Based
	Continuation	Continuation	Bonus	Continuation(1)	Awards(2)	Other(3)

Termination without Cause	$1,875,000	$4,259,767	$2,044,688	$31,367	$1,828,866	$124,650
Change in Control	—	—	—	—	$2,300,423	—
Disability	$1,406,250	$3,194,825	$2,044,688	$31,367	$2,489,933	$124,650
Death	—	—	$2,044,688	—	$2,489,933	—

(1)	Includes the estimated cost of continued health, life and disability insurance.

(2)	Based on the excess of the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2008 over the exercise price for each accelerated option, as applicable, and based on the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2008 in the case of accelerated RSUs. With respect to Time Warner equity awards, the change-in-control amount is based on the assumption that the change in control of the Company results in a TWC Deconsolidation. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements (but was not a change in control of TWC), the amount would be $324,234. See the Outstanding Equity Awards at December 31, 2008 Table for additional information as of December 31, 2008.

(3)	Includes financial planning reimbursement of up to $40,000 annually and payments of $2,232 annually, corresponding to two times the premium cost of $1,500,000 of life insurance coverage under the Company’s GUL insurance program.

Michael LaJoie

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. LaJoie is entitled to certain payments and benefits upon the Company’s termination of his employment under the employment agreement without “cause” or his termination of such employment due to the Company’s material breach. For this purpose, “cause” means a felony conviction; willful refusal to perform his obligations; material breach of specified covenants, including restrictive covenants relating to confidentiality, noncompetition and nonsolicitation; or willful misconduct that has a substantial adverse effect on the Company. A material breach includes Mr. LaJoie not being employed as the Company’s Executive Vice President and Chief Technology Officer, with authority, functions, duties and powers consistent with that position, or certain changes in Mr. LaJoie’s reporting line. If the Company terminates Mr. LaJoie’s employment without cause, if the Company fails to renew his agreement or if Mr. LaJoie terminates his employment due to the Company’s material breach of his agreement, he will receive the benefits due under any of the Company’s benefit plans, and he will be placed on a leave of absence as an inactive employee for up to 30 months during which he will continue to receive his annual base salary and annual bonuses equal to the greater of the average of (a) his two most recent annual bonuses and (b) his then applicable annual target bonus; and while on leave he will continue to receive employee benefits (other than stock-based awards, additional pension plan accrual and contributions to the TWC Savings Plan).

Mr. LaJoie will also be entitled to executive level outplacement services for up to one year following his termination of employment.

Retirement Option.  Under Mr. LaJoie’s employment agreement, because Mr. LaJoie has worked for the Company at the senior executive level for more than five years, if he is employed by the Company when he is 55 years of age, he may elect a retirement option. Mr. LaJoie is not currently eligible to receive this benefit. The retirement option would require Mr. LaJoie to remain actively employed by the Company for a transition period of six months to one year following this election (as negotiated by the parties). During this transition period, Mr. LaJoie will remain actively employed and will continue to receive his current annual salary and bonus (calculated in the same manner as bonus is computed above for severance purposes). Following the transition period, Mr. LaJoie would become an advisor to the Company for three years during which he will be paid his annual base salary and he will also receive his full bonus for the first year, a 50% bonus for the second year and no bonus for the third year. As an advisor, he will not be required to devote more than 5 days per month to such services. Mr. LaJoie would continue vesting in any outstanding stock options and long-term cash incentives during this period, continue participation in benefit plans (except for additional pension plan accrual and contributions to the TWC Savings Plan) and group insurance plans, and receive reimbursement for financial and estate planning expenses and $10,000 for office space expenses.

If Mr. LaJoie attains age 65 by the end of the term of his employment agreement, the Company will not be obligated to renew the agreement, and Mr. LaJoie will not be entitled to severance as a result of the Company’s non-renewal in such event.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. LaJoie’s right to receive these payments and benefits upon a termination without cause, a termination due to a material breach or under the retirement option, is conditioned on his execution of a release of claims against the Company. If Mr. LaJoie does not execute a release of claims, he will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance. Mr. LaJoie is required to engage in any mitigation necessary to preserve the Company’s tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction.

Disability.  Under his employment agreement, if Mr. LaJoie becomes disabled and cannot perform his duties for 26 consecutive weeks, his employment may be terminated, and he will receive, in addition to earned and unpaid base salary through termination, an amount equal to 2.5 times his annual base salary and the greater of the average of his two most recent annual bonuses or his then applicable annual target bonus amount.

Death.  If Mr. LaJoie dies prior to the termination of his employment agreement, his estate or beneficiaries will receive life insurance payments equal to 30 months of his annual salary and the greater of his average annual bonus multiplied by 2.5, or his then applicable target bonus multiplied by 2.5.

For Cause.  Under Mr. LaJoie’s employment agreement, the Company’s obligations to Mr. LaJoie in the event of his termination for cause (as defined in the agreement) are the same as the Company’s obligations to Mr. Marcus.

See “—Pension Plans” for a description of Mr. LaJoie’s entitlements under the Company’s pension plans and Time Warner’s pension plans.

Certain Restrictive Covenants.  Mr. LaJoie’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of the Company’s confidential matters, (2) not to solicit certain of the Company’s employees for one year following termination of employment; and (3) not to compete with the Company’s business during his employment and for one year following termination of employment.

Equity Awards:  Stock Options and Restricted Stock Units.  Unless a more favorable outcome is specified in Mr. LaJoie’s employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement or a change in control. In the event of a termination without cause or a TWC or Time Warner change in control, under the award agreements, Mr. LaJoie’s Time Warner and TWC unvested stock options and RSUs would be treated in the same fashion as Mr. Britt’s, described under “Glenn A. Britt—Equity Awards: Stock Options and Restricted Stock Units,” except that Mr. LaJoie was not eligible to retire on December 31, 2008, but will become retirement-eligible under the terms of his awards during 2009.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2008, and based on the NYSE closing price per share on December 31, 2008 of Class A common stock ($21.45) and Time Warner Common Stock ($10.06), the dollar value of additional payments and other benefits provided Mr. LaJoie under his contract are estimated to be as follows:

		Annual		Group Benefit
	Base Salary	Bonus	Pro Rata	Plans	Stock-Based
	Continuation	Continuation	Bonus	Continuation(1)	Awards(2)	Other(3)

Termination without Cause	$1,312,500	$1,504,275	$525,000	$31,777	$780,205	$25,642
Change in Control	—	—	—	—	$738,758	—
Disability	$1,312,500	$1,504,275	$525,000	—	$780,205	—
Death	—	—	$525,000	—	$780,205	—

(1)	Includes the estimated cost of continued health, life and disability insurance for 30 months.

(2)	Based on the excess of the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2008 over the exercise price for each accelerated option, as applicable, and based on the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2008 in the case of accelerated RSUs. With respect to Time Warner equity awards, the change-in-control amount is based on the assumption that the change in control of the Company results in a TWC Deconsolidation. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements (but was not a change in control of TWC), the amount would be $78,468. See the Outstanding Equity Awards at December 31, 2008 Table for additional information as of December 31, 2008.

(3)	Includes financial planning reimbursement of up to $3,000 annually for 30 months, $12,000 in the aggregate for outplacement services and life insurance coverage at an aggregate cost of $4,642.

Carl U.J. Rossetti

Termination without Cause (other than Change in Control).  Under his employment agreement, Mr. Rossetti is entitled to certain payments and benefits upon the termination of employment under his employment agreement without “cause,” other than within three years following a change of control of the Company, as defined in his employment agreement. For this purpose, “cause” generally means the commission of acts resulting in material financial loss or substantial embarrassment to the Company, or the conviction of a felony. Upon such a termination, Mr. Rossetti is entitled to be placed on a leave of absence as an inactive employee for up to three years during which he will continue to receive his annual base salary and annual bonuses equal to the greater of the average of (a) his two most recent annual bonuses and (b) his then applicable annual target bonus. While on leave, he will continue to receive employee benefits (other than stock-based awards, additional pension plan accrual and contributions to the TWC Savings Plan).

Mr. Rossetti will also be entitled to use office space, secretarial services and other office facilities for up to one year following his termination of employment and reimbursement for financial and tax counseling services.

Termination following a Change in Control of Time Warner.  If, within three years following a “change in control” of Time Warner, the Company (a) changes specified terms of Mr. Rossetti’s employment, including the Company’s failure to cause a successor to assume the Company’s obligations under the agreement; a material reduction in Mr. Rossetti’s responsibilities; Mr. Rossetti not reporting to the CEO; a reduction in Mr. Rossetti’s aggregate cash compensation of more than 10% below his highest aggregate cash compensation paid in any preceding calendar year or a reduction in Mr. Rossetti’s aggregate benefits under the benefits plans and incentive plans in any calendar year by more than 10% of the highest value granted; Mr. Rossetti’s place of employment being more than 50 miles from Stamford, Connecticut or New York, New York, (b) materially breaches Mr. Rossetti’s employment agreement, or (c) terminates Mr. Rossetti’s employment without cause, then Mr. Rossetti will have the right to receive:

•	a lump-sum payment of three times his annual base salary plus the greater of the average of (a) his two most recent annual bonuses received immediately prior to termination or prior to the change in control, whichever is greater, or (b) his then applicable annual target bonus, or his annual target bonus immediately prior to the change in control, whichever is greater;

•	a lump-sum payment in an amount equal to the projected additional pension benefit he would have accrued (plus the projected additional employer matching contributions that would have been made to his account under the TWC Savings Plan) had he remained employed during the three years following his termination, assuming for such purpose he was fully vested, his compensation for such three years was the amount of the lump-sum payment in the preceding bullet, and taking into account any applicable early retirement subsidies and his actual age at the end of the three-year period;

•	free medical (including hospitalization) and dental coverage, substantially identical to what he was entitled to at the time of his termination, for three years following his termination;

•	use of office space, secretarial services and other office facilities for up to one year following his termination of employment; and

•	reimbursement of fees and expenses up to $10,000 for financial and tax counseling services.

As a result of the Separation, this provision of Mr. Rossetti’s agreement is no longer operative.

Retirement Option.  Under Mr. Rossetti’s employment agreement, because Mr. Rossetti is over 55 years of age and has worked for the Company at the senior executive level for more than five years, he may elect a retirement option. Mr. Rossetti’s retirement option has the same terms as that for Mr. LaJoie described above. As of the date of this Proxy Statement, Mr. Rossetti has not exercised the retirement option under his employment agreement.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Rossetti’s right to receive these payments and benefits upon a termination without cause, a termination due to a material breach or under the retirement option, is conditioned on his execution of a release of claims against the Company no later than 60 days after Mr. Rossetti’s separation of service from the Company. If Mr. Rossetti does not execute a release of claims, he will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance. Mr. Rossetti is required to engage in any mitigation necessary to preserve the Company’s tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction.

Disability.  Under his employment agreement, if Mr. Rossetti becomes disabled and cannot perform his duties for 26 consecutive weeks, his employment may be terminated, and he will receive, in addition to earned and unpaid base salary through termination, an amount equal to three times his annual base salary and then applicable annual target bonus amount.

Death.  If Mr. Rossetti dies prior to the termination of his employment agreement, his estate or beneficiaries will receive Company life insurance payments equal to three times his (a) base salary and (b) the greater of the average of his two most recent annual bonuses or his then applicable target annual bonus amount.

For Cause.  Under Mr. Rossetti’s employment agreement, if the Company terminates his employment with cause, it will have no further obligations to Mr. Rossetti other than (a) to pay his base salary through the effective date of termination and (b) to satisfy any rights Mr. Rossetti has pursuant to any insurance or other benefit plans or arrangements.

See “—Pension Plans” for a description of Mr. Rossetti’s entitlements under the Company’s pension plans.

Certain Restrictive Covenants.  Mr. Rossetti’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of the Company’s confidential matters, (2) not to solicit certain of the Company’s employees for one year following termination of employment; and (3) not to compete with the Company’s business during his employment and for one year following termination of employment.

Equity Awards:  Stock Options and Restricted Stock Units.  Unless a more favorable outcome is specified in Mr. Rossetti’s employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement or a change in control. In the event of a termination without cause or a TWC or Time Warner change in control, under the award agreements, Mr. Rossetti’s Time Warner and TWC unvested stock options and RSUs would be treated in the same fashion as Mr. Britt’s, described under “‘—Glenn A. Britt—Equity Awards: Stock Options and Restricted Stock Units,” because he meets the age and service requirements for retirement under the terms of his awards.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2008, and based on the NYSE closing price per share on December 31, 2008 of Class A common stock ($21.45) and Time Warner Common Stock ($10.06), the dollar value of additional payments and other benefits provided to Mr. Rossetti under his contract are estimated to be as follows:

		Annual		Group Benefit
	Base Salary	Bonus	Pro Rata	Plans	Stock-Based
	Continuation	Continuation	Bonus	Continuation(1)	Awards(2)	Other(3)

Termination without Cause(4)	$1,500,000	$1,574,250	$500,000	$53,367	$689,604	$137,146
Change in Control	—	—	—	—	$689,604	—
Retirement	$1,750,500	$1,066,006	$500,000	$63,622	$689,604	$30,395
Disability	$1,500,000	$1,500,000	$500,000	—	$689,604	—
Death	—	—	$500,000	—	$689,604	—

(1)	Includes the estimated cost of continued health, life and disability insurance.

(2)	Based on the excess of the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2008 over the exercise price for each accelerated option, as applicable, and based on the closing sale price of Class A common stock and Time Warner Common Stock on December 31, 2008 in the case of accelerated RSUs. With respect to Time Warner equity awards, the change-in-control amount is based on the assumption that the change in control of the Company results in a TWC Deconsolidation. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements (but was not a change in control of TWC), the amount would be $70,621. See the Outstanding Equity Awards at December 31, 2008 Table for additional information as of December 31, 2008.

(3)	In the event of termination without cause, the amount reflects financial planning reimbursement of up to $3,000 and supplemental life insurance coverage at an annual cost of $2,351 for 2009 and $2,418 for each of 2010 and 2011 and office space and secretarial support each for one year after termination at a cost of $80,960 and $40,000, respectively. In the event of retirement, the amount reflects financial planning reimbursement of up to $3,000 and supplemental life insurance coverage each for four years and a payment of $10,000 for office space.

(4)	In the event that Mr. Rossetti’s employment were terminated following a change in control of Time Warner, Mr. Rossetti would be entitled to a lump-sum payment equal to the amounts shown under “termination without cause” except that he would be entitled to (a) an annual bonus continuation amount of $1,332,508, (b) a group benefits payment of $64,299 and (c) a payment of $436,650 representing his potential accrued pension benefit, TWC Savings Plan matching contribution and supplemental life insurance coverage had there been no change in control and payments for financial planning services, secretarial support and office space.

Director Compensation

The table below sets out the compensation for 2008 that was paid to or earned by the Company’s directors who were not active employees of the Company or of Time Warner or its affiliates (“non-employee directors”). Directors who are active employees of Time Warner or its subsidiaries, including the Company, are not separately compensated for their Board activities.

The Company compensates non-employee directors with a combination of equity and cash that it believes is comparable to and consistent with approximately the median compensation provided to independent directors of similarly sized public entities. During 2008, each non-employee director received a total annual director compensation package consisting of (i) a cash retainer of $85,000 and (ii) an annual equity award of full value stock units, in the form of RSUs, valued at $115,000 representing the Company’s unsecured obligation to deliver the designated number of shares of Class A common stock, generally after the Director ceases his or her service as a director for any reason other than cause. An additional annual cash retainer of $20,000 is paid to the chair of the Audit Committee and $10,000 to each other member of the Audit Committee and, an additional annual cash retainer of $5,000 is paid to each member of the Compensation and Nominating and Governance Committees, with $10,000 to the chairs. The directors are entitled to receive dividend equivalents on the RSUs, if any dividends are paid on the Common Stock. In 2008, each non-employee director received 4,484 RSUs under the TWC Stock Incentive Plan (prior to adjustment for the Recapitalization, the Special Dividend retained distribution and the March 2009 Reverse Stock Split).

In addition, the directors who served on the Special Committee during 2008 received a cash payment of $75,000 and the chair received $100,000 for such services. No additional compensation is paid for attendance at meetings of the Board of Directors or a Board committee.

Non-employee directors are reimbursed for out-of-pocket expenses (including the costs of travel, food and lodging) incurred in connection with attending Board, committee and stockholder meetings. Travel to such meetings may include the use of aircraft owned by the Company and (during 2008) owned jointly with Time Warner and its other subsidiaries, if available and appropriate under the circumstances. Directors are also reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.

As it does for its employees, the Company may provide its cable, high-speed data and/or telephone service to directors who live in its service area generally at no cost to the director. The Company believes that providing this service serves a business purpose by expanding the directors’ knowledge of the Company’s business, products and services. The Company may also invite directors and their spouses to attend Company-related events. The Company generally provides for, or reimburses expenses of, the spouses’ travel, food and lodging for attendance at these events to which directors’ spouses and guests have been invited, which may result in a non-employee director recognizing income for tax purposes under applicable regulations. The Company reimburses the non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the non-employee director’s or spouse’s attendance at such events. In the year ended December 31, 2008, the aggregate incremental cost to the Company of these items was less than $10,000 per director. In addition, in 2008, the Company offered to make a $500 contribution in the name of each director to a charity selected by the director.

In general, for non-employee directors who join the Board after the date on which the annual equity award to directors has been made, the Company’s policy is to make the stock unit grant on a pro-rated basis shortly after election and to provide a pro-rated cash retainer consistent with the compensation package described above, subject to limitations that may exist under the applicable equity plan.

Non-employee directors are given the opportunity to defer for future distribution payment of their cash retainer. Deferred payments of director fees are recorded as deferred units of the Company’s Common Stock under the Stock Incentive Plan (the “Directors’ Deferred Compensation Program”). Distributions of the account upon the selected deferral date will be made in shares of the Company’s Common Stock. The directors are entitled to receive dividend equivalents on their deferred stock units if dividends are paid on the Common Stock.

DIRECTOR COMPENSATION FOR 2008

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash(1)	Awards(2)	Awards	Compensation	Earnings	Compensation(4)	Total

Jeffrey Bewkes(3)	—	—	—	—	—	—	—
Carole Black	$165,000	$123,355	—	—	—	$1,818	$290,173
Thomas H. Castro	$165,000	$123,355	—	—	—	$500	$288,855
David C. Chang	$175,000	$123,355	—	—	—	$500	$298,855
James E. Copeland, Jr.	$205,000	$123,355	—	—	—	$1,641	$329,996
Peter R. Haje	$173,805	$123,355	—	—	—	$500	$297,660
Don Logan	$95,000	$123,355	—	—	—	$1,409	$219,764
Michael Lynne(3)	—	—	—	—	—	—	—
N.J. Nicholas, Jr.	$180,000	$123,355	—	—	—	$500	$303,855
Wayne H. Pace	$90,000	$123,355	—	—	—	$500	$213,855

(1)	Amounts earned by each non-employee director in 2008 represent (a) an annual cash retainer of $85,000; (b) an annual additional payment of $10,000 for each member of the Audit Committee (Messrs. Chang and Nicholas), with $20,000 to its chair (Mr. Copeland) and $5,000 for each member of the Compensation Committee (Ms. Black and Messrs. Castro and Logan) and Nominating and Governance Committee (Messrs. Chang, Haje, Logan and Pace), with $10,000 to each Committee’s chair (Mr. Haje (from March 2008) and Mr. Nicholas, respectively); and (c) a cash payment of $75,000 for each director who served on the Special Committee (Ms. Black and Messrs. Castro, Chang, Haje and Nicholas) with $100,000 for its chair (Mr. Copeland). Messrs. Chang, Copeland, Haje, Nicholas and Pace elected to defer all or a portion of their cash retainer under the Directors’ Deferred Compensation Program and for 2008 received awards of deferred stock units (in July 2008 and January 2009) covering, in the aggregate, 2,830, 8,232, 3,516, 7,289, and 3,823 shares of Class A common stock, respectively (prior to adjustment for the Recapitalization, the Special Dividend retained distribution and the Reverse Stock Split). The value of these deferred stock units is included in this column. These deferrals and the related deferred stock units are not reflected in a separate column in the table.

(2)	The amounts set forth in the Stock Awards column represent the value of the award to each non-employee director of RSUs with respect to 4,484 shares of Class A common stock recognized for financial statement reporting purposes for 2008, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts were calculated based on the grant date fair value per share of $27.51, which was the closing sale price of Class A common stock on the date of grant. On December 31, 2008, each non-employee director held 7,049 RSUs, except for Mr. Pace, who held 4,484 RSUs (prior to adjustment for the Recapitalization and the March 2009 Reverse Stock Split).

(3)	Mr. Lynne resigned effective March 18, 2008 (at which time Mr. Haje became the Chair of the Compensation Committee) and Mr. Bewkes resigned effective March 12, 2009.

(4)	Reflects (a) the Company’s commitment to make a charitable contribution of $500 to an organization selected by each director and (b) reimbursement for estimated taxes incurred by Ms. Black and Messrs. Copeland and Logan as a result of a spouse or guest accompanying the director to a Company-sponsored event in 2007.

Additional Information

In connection with an administrative order dated March 21, 2005, Mr. Pace reached a settlement with the SEC pursuant to which he agreed, without admitting or denying the SEC’s allegations, to the entry of an administrative order that he cease and desist from causing violations or future violations of certain reporting provisions of the securities laws; however, he is not subject to any suspension, bar or penalty.

Compensation Committee Interlocks and Insider Participation

Mr. Logan was a member of the Compensation Committee during 2008. He served as Chairman of Time Warner’s Media and Communications Group from July 31, 2002 until December 31, 2005 and is currently a non-active employee of Time Warner. Mr. Haje, a member of the Compensation Committee, served as Executive Vice President and General Counsel of TWE from June 1992 until 1999. Mr. Lynne, a member of the Compensation Committee through March 2008, served as Co-Chairman and Co-Executive Officer of New Line Cinema Corporation, an affiliate of Time Warner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures Governing Related Person Transactions

The Board has adopted the Time Warner Cable Inc. Policy and Procedures Governing Related Person Transactions. This is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than five percent (5%) of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year; (ii) the Company is, will or may be expected to be a participant; and (iii) any related person has or will have a direct material interest or an indirect material interest. Prior to the Separation, the policy also included previously-disclosed procedures for the approval of certain transactions between Time Warner and its affiliates, on the one hand, and the Company and its subsidiaries, on the other hand. These procedures were also a part of the Company’s pre-Separation organizational documents. In connection with the Separation, the Company’s organizational documents were amended to remove these procedures and the Board similarly revised the policy.

In addition, the Company’s Standards of Business Conduct and Guidelines for Non-Employee Directors contain general procedures for the approval of transactions between the Company and its directors and executive officers and certain other transactions involving the Company’s directors and executive officers. The Company’s Standards of Business Conduct and Guidelines for Non-Employee Directors are available on its website.

Excluded Transactions

In addition to the requirements described above for transactions covered by the policy, the policy includes a list of categories of transactions identified by the Board as having no significant potential for an actual or the appearance of a conflict of interest or improper benefit to a related person, and thus are not subject to review by the Nominating and Governance Committee. These excluded transactions consist of the following types of transactions between the Company and a related person or another entity with which the related person is affiliated:

•	Ordinary Course Transactions with Other Entities. Transactions in the ordinary course of business between the Company and another entity with which a related person is affiliated unless (a) the related person serves as an executive officer, employee, or beneficial owner of an equity interest of 10% or more in the other entity and (b) the transactions, in the aggregate, represent more than 5% of the Company’s consolidated gross revenues for the prior fiscal year or 2% of the other entity’s gross revenue for the prior fiscal year;

•	Charitable Contributions. Discretionary charitable contributions by the Company to a non-profit entity with which a related person is affiliated that would satisfy the Company’s categorical standards for determining that a material relationship does not exist with an entity that would impact a director’s independence. See “Criteria for Membership on the Board—Independence” above;

•	Transactions with Significant Stockholders. Transactions between the Company and a corporation, firm or other entity known to the Company to be the beneficial owner of more than 5% of any outstanding class of the Company’s voting securities (a “Significant Stockholder”), if the transactions occur in the ordinary course of business and are consistent with other transactions in which the Company has engaged with third parties, unless the transactions, in the aggregate, represent more than 5% of the Company’s consolidated gross revenues for the prior fiscal year or 2% of the Significant Stockholder’s gross revenues for the prior fiscal year;

•	Non-employee Position with Other Affiliated Entities. Transactions where the related person’s interest in the transaction is based solely on his or her position as (a) a non-employee director of the other entity or (b) subject to the requirements relating to the Company’s charitable contributions as described above, a non-employee director or trustee, or unpaid volunteer at a non-profit organization;

•	Executive Compensation. Any compensation paid to an executive officer of the Company if (a) the compensation is required to be reported in the Company’s annual report on Form 10-K or proxy statement under the compensation disclosure requirements of the SEC or (b)(i) the executive officer is not an “immediate family member” otherwise covered by the policy and the compensation would be reported in the Company’s annual report on Form 10-K or proxy statement if the executive officer was a “named executive officer” (as defined under SEC rules) and (ii) the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	Director Compensation. Any compensation paid to a director of the Company if the compensation is required to be reported in the Company’s annual report on Form 10-K or proxy statement under the SEC’s compensation disclosure requirements;

•	Transactions Where All Stockholders Receive Proportional Benefits. Transactions in which all stockholders receive the same benefits on a pro rata basis (e.g., dividends);

•	Transactions Involving Competitive Bids, Regulated Transactions and Certain Banking-Related Services. Transactions involving a related person where the rates or charges involved are determined by competitive bids; transactions with a related person involving the rendering of services as a common carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or transactions with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

•	Other. Other categories of transactions that may be identified by the Nominating and Governance Committee from time to time as having no significant potential for an actual, or the appearance of a, conflict of interest or improper benefit to a related person.

Approval Procedure

The General Counsel or his designee will assess whether any proposed transaction involving a related person is a related person transaction covered by the policy, and if so, the transaction will be presented to the Nominating and Governance Committee for review and consideration at its next meeting or, in those instances in which the General Counsel or his designee determines that it is not practicable or desirable for the Company to wait until the next Committee meeting, to the Chair of the Nominating and Governance Committee. If the General Counsel or his designee potentially may be involved in a related person transaction, the applicable person is required to inform the Chief Executive Officer and the Chair of the Nominating and Governance Committee. Related person transactions (other than the excluded transactions) will be reviewed and be subject to approval by the Nominating and Governance Committee. If possible, the approval will be obtained before the Company commences the transaction or enters into or amends any contract relating to the transaction. If advance Committee approval of a related person transaction is not feasible or not identified prior to commencement of a transaction, then the transaction will be considered and, if the Nominating and Governance Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting.

In determining whether to approve or ratify a related person transaction covered by the policy, the Nominating and Governance Committee may take into account such factors it deems appropriate, which may include:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

•	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	whether the transaction is in the interest of the Company and its stockholders; and

•	whether the transaction is consistent with any conflicts of interest policies set forth in the Company’s Standards of Business Conduct and other policies.

A member of the Nominating and Governance Committee who potentially is a related person in connection with a particular proposed related person transaction will not participate in any discussion or approval of the transaction, other than discussions for the purpose of providing material information concerning the transaction to the Committee.

Relationship between the Company and Time Warner

Registration Rights Agreement and Shareholder Agreement

Prior to the Separation, the Company and Time Warner were parties to a registration rights agreement (the “Registration Rights Agreement”), which the parties entered into in March 2003, and a shareholder agreement (the “Shareholder Agreement”), which the parties entered into in April 2005. Both the Registration Rights Agreement and the Shareholder Agreement terminated upon the Separation.

Pursuant to the Registration Rights Agreement, Time Warner had the right to require TWC to register the shares of Class A common stock and Class B common stock that Time Warner owned prior to the Separation. Under the Shareholder Agreement, Time Warner had certain approval rights in connection with TWC’s ability to:

•	create, incur or guarantee certain indebtedness;

•	enter into any agreement that bound or purported to bind Time Warner or its affiliates or that would subject TWC or its subsidiaries to significant penalties or restrictions as a result of any action or omission of Time Warner or its affiliates; or

•	adopt a stockholder rights plan, become subject to section 203 of the Delaware General Corporation Law, adopt a “fair price” provision in TWC’s certificate of incorporation or take any similar action.

In addition, under the Shareholder Agreement, Time Warner agreed that:

•	it would not make or announce a tender offer or exchange offer for the Class A common stock without the approval of a majority of TWC’s Independent Directors prior to August 1, 2009; and

•	it would not enter into any business combination with TWC, including a short-form merger, without the approval of a majority of TWC’s Independent Directors prior to August 1, 2016.

Furthermore, pursuant to the Shareholder Agreement, so long as Time Warner had the power to elect a majority of TWC’s Board of Directors, Time Warner (and its subsidiaries) could purchase debt securities issued by TWE only after giving TWC certain notice, subject to TWC’s right to give notice to Time Warner that it intended to purchase such amount of TWE debt securities itself.

Reimbursement for Time Warner Equity Compensation

Prior to April 2007, from time to time, TWC’s employees and employees of its subsidiaries and joint ventures were granted options to purchase shares of Time Warner Common Stock in connection with their employment with subsidiaries and affiliates of Time Warner. TWC and TWE agreed that, upon the exercise by any of their officers or employees of any options to purchase Time Warner Common Stock, TWC would reimburse Time Warner in an amount equal to the excess of the closing price of a share of Time Warner Common Stock on the date of the exercise of the option over the aggregate exercise price paid by the exercising officer or employee for each share of Time Warner Common Stock. TWC accrues stock option distributions payable to Time Warner, which are not payable until the underlying options are exercised. Any accrued amounts will be adjusted in subsequent accounting periods based on changes in the market price of Time Warner Common Stock. TWC reimbursed Time Warner $2 million in 2008 under this arrangement. As of December 31, 2008, TWC had no stock option reimbursement obligations payable to Time Warner. For more information regarding the reimbursement amounts, please see Notes 3 and 12 to the Company’s audited consolidated financial statements for the year ended December 31, 2008 in its 2008 Form 10-K. A similar arrangement was entered into with respect to Time Warner’s reimbursement to TWC related to awards based on TWC Common Stock held by TWC employees who subsequently became employees of Time Warner and its subsidiaries.

Other Agreements Related to TWC’s Business

In the ordinary course of TWC’s business, it has entered into various agreements and arrangements with Time Warner and its various divisions and affiliates on terms that TWC believes are no less favorable than those that could be obtained in agreements with third parties. TWC does not believe that any of these agreements or arrangements are individually material to its business. These agreements and arrangements will continue following the Separation and include:

•	agreements to sell advertising to various video programming vendors owned by Time Warner and its affiliates and carried on TWC’s cable systems;

•	agreements to purchase or license programming from various programming vendors owned in whole or in part by Time Warner and its affiliates;

•	real property lease agreements with Time Warner and its affiliates; and

•	intellectual property license agreements with Time Warner and its affiliate.

Under these agreements, TWC received $13 million in aggregate payments from Time Warner and its affiliates (other than TWC and its subsidiaries), and TWC made $866 million in aggregate payments to Time Warner and its affiliates (other than TWC and its subsidiaries) during 2008.

Reimbursement for Services

Prior to the Separation, Time Warner provided TWC with specified administrative services under an arrangement that went into effect immediately after the completion of the March 31, 2003 restructuring of TWE (the “TWE Restructuring”), including selected tax, human resources, legal, information technology, treasury, financial, public policy and corporate and investor relations services. TWC paid fees that approximated Time Warner’s estimated overhead cost for services rendered. The services rendered and fees paid were renegotiated annually. In 2008, TWC incurred a total of $13 million under this arrangement. In connection with the Separation, TWC entered into a transition service agreement with Time Warner, under which Time Warner will continue to provide TWC with certain limited human resources and administrative services for a short period of time after the completion of the Separation for a fee.

Intellectual Property Agreements

Time Warner Brand and Trade Name License Agreement.  In connection with the TWE Restructuring, TWC entered into a license agreement with Time Warner, which terminated upon the Separation, under which Time Warner granted TWC a perpetual, royalty-free, exclusive license to use, in the United States and its territories and possessions, the “TW,” “Time Warner Cable,” “TWC” and “TW Cable” marks and specified related marks as a trade name and on marketing materials, promotional products, portals and equipment and software. Time Warner had the right to terminate the agreement if a change of control of TWC occurred.

In connection with the Separation, TWC entered into a new license agreement with Time Warner pursuant to which Time Warner granted TWC and its subsidiaries a royalty-free, exclusive, worldwide, non-transferable license to use the “Time Warner Cable,” “TWC” and “TW Cable” marks and specified related marks in connection with the delivery of residential and commercial video, data, phone, networking and security services. The license also covers related equipment and software, promotional products, other ancillary services and certain naming rights agreements. The license is perpetual, subject to Time Warner’s right to terminate under certain circumstances, including in connection with certain changes of control of TWC.

Road Runner Brand License Agreement.  In connection with the TWE Restructuring, TWC entered into a license agreement with Warner Communications Inc. (“WCI”) which terminated upon the Separation. WCI granted TWC a perpetual, royalty-free license to use, in the United States and its territories and possessions and in Canada, the “Road Runner” mark and copyright and some of the related marks. TWC had the right to use the Road Runner licensed marks in connection with high-speed data services and other services ancillary to those services, and on marketing materials, promotional products, portals and equipment and software. The license was exclusive regarding high-speed data services, ancillary broadband services and equipment and software. The license was non-exclusive regarding promotional products and portals. WCI was prohibited from licensing to third parties the right to use these marks in connection with DSL, dial-up or direct broadcast satellite technologies in the United States, its territories and possession, or in Canada. WCI had the right to terminate the agreement if a change of control of TWC occurred.

In connection with the Separation, TWC entered into a license agreement with Warner Bros. Consumer Products Inc. (“Warner Bros.”) pursuant to which Warner Bros. granted TWC and its subsidiaries an exclusive, non-transferable license to use in the United States and its territories and possessions and in Canada the “Road Runner” mark and copyright and certain related marks in connection with TWC’s provision of high-speed data, wireless broadband, related equipment and software and other ancillary services, including non-exclusive rights for promotional products, subject to TWC’s payment of an annual license fee. The initial term of the license is for a period of ten years, with the right to renew for additional ten year terms. Warner Bros. has the right to terminate under certain circumstances, including in connection with certain changes of control of TWC.

Time Warner Interactive Video Group Inc. Intellectual Property Agreement.  In connection with the Separation, TWC and Time Warner Interactive Video Group Inc. (“TWIVG”) entered into a license agreement with WCI (the “TWIVG License”). Under the TWIVG License, TWC and TWIVG granted WCI a worldwide, non-exclusive, non-transferable (with limited exceptions), royalty-free, non-sublicensable (with limited exceptions) license to use, make, modify and distribute certain intellectual property, including patents, inventions and copyrights, owned by TWIVG as of December 31, 2003. The license is perpetual, subject to TWC’s and TWIVG’s right to terminate under certain circumstances, including in connection with certain changes of control of WCI

TWE Intellectual Property Agreement.  As part of the TWE Restructuring, TWE entered into an intellectual property agreement (the “TWE Intellectual Property Agreement”) with WCI that allocated to TWE intellectual property relating to the cable business and allocated to WCI intellectual property relating to the non-cable business, primarily content-related assets, such as Home Box Office assets and Warner Bros. Studio assets. The agreement also provided for cross licenses between TWE and WCI so that each may continue to use intellectual property that each was respectively using at the time of the TWE Restructuring. Under the TWE Intellectual Property Agreement, each of TWE and WCI granted the other a non-exclusive, fully paid up, worldwide, perpetual, non-sublicensable (except to affiliates), non-assignable (except to affiliates), royalty free and irrevocable license to use the intellectual property covered by the TWE Intellectual Property Agreement. In addition, both TWE and WCI granted each other sublicenses to use intellectual property licensed to either by third parties that were being used at the time of the TWE Restructuring.

TWI Cable Intellectual Property Agreement.  Prior to the TWE Restructuring, TWI Cable Inc. (“TWI Cable”), an entity that was under the control of Time Warner, entered into an intellectual property agreement (the “TWI Cable Intellectual Property Agreement”) with WCI with substantially the same terms as the TWE Intellectual Property Agreement. The TWI Cable Intellectual Property Agreement allocated to WCI intellectual property related to the cable business and allocated to TWI Cable intellectual property related to the non-cable business. As part of the TWE Restructuring, WCI then assigned to TWC the cable-related intellectual property assets it received under that agreement. These agreements make TWC the beneficiary of cross licenses to TWI Cable intellectual property related to the non-cable business, on substantially the same terms as those described above. In connection with the TWI Cable Intellectual Property Agreement, TWI Cable and WCI executed and delivered assignment agreements in substantially the same form as those executed in connection with the TWE Intellectual Property Agreement.

Tax Matters Agreement

TWC is party to a tax matters agreement with Time Warner that governs TWC’s inclusion in any Time Warner consolidated, combined or unitary group for federal and state tax purposes for taxable periods during which TWC was a member of any such group. Under the tax matters agreement, for each year TWC was included in the Time Warner consolidated group for federal income tax purposes, TWC agreed to make periodic payments, subject to specified adjustments, to Time Warner based on the applicable federal income tax liability that TWC and its affiliated subsidiaries would have had for each taxable period if TWC had not been included in the Time Warner consolidated group. Time Warner agreed to reimburse TWC, subject to specified adjustments, for the use of tax items, such as net operating losses and tax credits attributable to TWC or an affiliated subsidiary, to the extent that these items are applied to reduce the taxable income of a member of the Time Warner consolidated group other than TWC or one of its subsidiaries. Similar provisions apply to any state income, franchise or other tax returns filed by any Time Warner consolidated, combined or unitary group for each year TWC was included in such consolidated, combined or unitary group for any state income, franchise or other tax purposes. During 2008, TWC made cash tax payments to Time Warner of $9 million.

Under applicable United States Treasury Department regulations, each member of a consolidated group filing consolidated federal income tax returns is severally liable for the federal income tax liability of each other member of the consolidated group. Similar rules apply with respect to members of combined or unitary groups for state tax purposes. Although TWC is no longer a member of the Time Warner consolidated group for federal income tax purposes as a result of the Separation, TWC continues to have several liability for the federal income tax liability of the Time Warner consolidated group for all taxable years, or portions of taxable years, during which TWC was a member of the Time Warner consolidated group. In addition, TWC has several liability for some state income taxes of groups with which TWC filed combined or unitary state tax returns. Although Time Warner has indemnified TWC against this several liability, TWC would be liable in the event that this federal and/or state liability were incurred but not discharged by Time Warner or any member of the relevant consolidated, combined or unitary group.

In connection with the Separation, TWC entered into an amendment to the tax matters agreement with Time Warner. In addition to the terms described above, the amended agreement requires TWC to indemnify Time Warner for any taxes resulting from the failure of any of the transactions related to the Separation to qualify as tax-free (“Transaction Taxes”) as a result of (i) certain actions taken, or the failure to take actions, by TWC or (ii) the failure of certain representations to be made by TWC to be true. The agreement further requires Time Warner to indemnify TWC for all other Transaction Taxes.

The descriptions of the foregoing agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, those agreements.

COMPANY PROPOSALS

PROPOSAL ONE: Election of Directors

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the Annual Meeting the following slate of twelve nominees for directors. Each of the nominees is currently serving as a director of the Company and, other than Ms. James, Mr. Shirley and Sen. Sununu (who were elected by the Board effective March 12, 2009), was elected by the holders of Class A or Class B common stock, as applicable, at the Company’s 2008 annual meeting of stockholders. The appointment, and current nomination for election, of Ms. James, Mr. Shirley and Sen. Sununu to the Board resulted from a search, led by members of the Nominating and Governance Committee, to identify potential independent candidates who also satisfied certain other criteria for Board membership discussed above. The Committee received suggestions from a variety of sources, with the initial recommendation for Ms. James having come from Mr. Copeland, a director, and the initial recommendations for Mr. Shirley and Sen. Sununu having come from Mr. Britt, the Company’s Chairman, President and Chief Executive Officer. The Company expects each nominee for election as a director at the Annual Meeting to be able to accept such nomination. Information about these nominees is provided above under the heading “Directors.”

The persons named in the proxy intend to vote such proxy for the election of each of the twelve nominees for director named below, unless the holder indicates on the proxy that the vote should be “against” any or all of the nominees. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated for director and may be voted for substitute nominees. Proxies cannot be voted for a greater number of persons than the number of nominees.

The Board of Directors recommends a vote FOR the election
of the twelve director nominees listed below.

Carole Black
Glenn A. Britt
Thomas H. Castro
David C. Chang
James E. Copeland, Jr
Peter R. Haje
Donna A. James
Don Logan
N.J. Nicholas, Jr.
Wayne H. Pace
Edward D. Shirley
John E. Sununu

Vote Required for Approval

A majority of the votes duly cast by the holders of Common Stock with respect to each director is required for the election of each director.

PROPOSAL TWO: Ratification of Appointment of Independent Auditor

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent auditor of the Company to audit its consolidated financial statements for 2009 and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment.

Ernst & Young LLP, a registered public accounting firm, has served the Company as independent auditor since the Company’s incorporation in 2003. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required for Approval

Stockholder approval is not required for the appointment of Ernst & Young LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting auditors. However, the appointment is being submitted for ratification at the Annual Meeting. No determination has been made as to what action the Board of Directors would take if stockholders do not ratify the appointment.

The Board of Directors recommends a vote FOR approval of the appointment of Ernst & Young LLP as independent auditor.

VOTING AT THE ANNUAL MEETING

Voting at the Annual Meeting; Record Date

Only holders of record of the Company’s Common Stock at the close of business on April 8, 2009, the record date, are entitled to notice of and to vote at the Annual Meeting. At that time, 352,335,722 shares of Common Stock, par value $0.01 per share were entitled to vote. Each issued and outstanding share of Common Stock has one vote on any matter submitted to a vote of stockholders.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.

Required Vote

•	A majority of the votes duly cast by the holders of Common Stock with respect to each nominee is required for the election of that nominee as a director.

•	The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve each of the other matters to be acted upon at the Annual Meeting.

An abstention is deemed “present,” but is not deemed a “vote cast.” As a result, abstentions and broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Broker “non-votes” and the shares with respect to which a stockholder abstains are included in determining whether a quorum is present.

Proxies and Voting Procedures

Proxies.  All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. No stockholder of record may appoint more than three persons to act as his or her proxy at the Annual Meeting.

Voting on Other Matters.  If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. In accordance with the Company’s by-laws, the Annual Meeting may be adjourned, including by the Chairman, in order to permit the solicitation of additional proxies. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting Methods-Internet, Telephone or Mail.  Many stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Stockholders should check their Notice of Internet Availability of Proxy Material, proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

Revoking a Proxy.  Any stockholder of record may revoke a proxy at any time before it is voted by:

(i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the prior proxy relating to the same shares; or

(ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Time Warner Cable Inc., 60 Columbus Circle, New York, New York 10023, Attention: General Counsel, or hand delivered to the Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted by telephone or Internet, a stockholder may simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

Stockholders Sharing the Same Address; Householding

In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one annual report and proxy statement or Notice of Internet Availability of Proxy Material, as applicable, is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of a Notice of Internet Availability of Proxy Material or this Proxy Statement or accompanying Time Warner Cable Inc. 2008 Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: 1-877-4-INFO-TWC, by e-mail to: ir@twcable.com or by mail to: Time Warner Cable Inc., 60 Columbus Circle, New York, NY 10023, Attention: Investor Relations. The voting instruction or Notice of Internet Availability of Proxy Material, as applicable, sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during 2008, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

OTHER PROCEDURAL MATTERS

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mail, proxies and voting instructions may be solicited by directors, officers and employees of the Company in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained D.F. King & Co., Inc. at an estimated cost of $7,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Procedures for Submitting Stockholder Proposals

Proposals for Inclusion in the Proxy Statement.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be included for the 2010 Annual Meeting, stockholder proposals must be received by the Company no later than December 24, 2009, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.  In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2010 Annual Meeting, such a proposal must be received by the Company on or after February 2, 2010 but no later than March 5, 2010. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting.

Procedures for Submitting Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Governance Committee.  If a stockholder would like the Nominating and Governance Committee to consider an individual as a candidate for election to the Board of Directors, the stockholder must submit a proper and timely request as follows:

•	Timing. The stockholder should notify the Nominating and Governance Committee by no later than September 1 of the year prior to the annual stockholders meeting at which the candidate would seek to be elected.

•	Information. In notifying the Committee, the stockholder should provide the following information to the Committee:

>	The name and the address of the stockholder making the submission and the name, address, telephone number and social security number of the candidate to be considered.

>	The class or series and number of shares of the Company’s stock that are beneficially owned by the stockholder making the submission, including a reasonably detailed description of derivative contracts, derivative securities or derivative transactions to which such stockholder is a party and impact such stockholder’s economic interest in the Company’s securities or any other proxy, contract, arrangement or understanding to which such stockholder has or may have a right or has or may have granted a right to vote any shares of the Company’s securities, a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the candidate to serve as a director of the Company if so elected.

>	A copy of the candidate’s resume and references.

>	An analysis of the candidate’s qualifications to serve on the Board of Directors and on each of the Board’s committees in light of the criteria set forth in the by-laws, Corporate Governance Policy, and the Policy Statement Regarding Director Nominations (including all regulatory requirements incorporated by references therein).

•	Address. The foregoing information should be submitted to the Nominating and Governance Committee through the Corporate Secretary, Time Warner Cable Inc., 60 Columbus Circle, New York, New York 10023.

The Committee has a policy of applying the same criteria in reviewing candidates proposed by stockholders as it employs in reviewing candidates proposed by any other source.

Stockholder Nominations Submitted to Stockholders.  The Company’s by-laws provide that stockholders may nominate persons for election as directors at the Company’s stockholders meeting by giving timely written notice to the Company containing required information. The Company’s by-laws require that, to be timely and proper, notice of a nomination by a stockholder must be delivered to or mailed to and received at the Company’s principal executive offices as follows:

•	Annual Stockholders Meetings. For elections to be held at an annual meeting of the stockholders, at least 90 days and no more than 120 days before the first anniversary of the date of the annual meeting of stockholders for the prior year. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be delivered or received no earlier than the 120th day before the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day after the day on which the date of such meeting is first publicly announced.

•	Special Stockholders Meetings. For elections that are going to take place at a special meeting of the stockholders, no earlier than the 90th day before the special meeting and no later than the close of business on the later of the 60th day before the special meeting or the 10th day after the day on which the date of the special meeting and the names of the nominees to be elected at the meeting are first publicly announced.

•	Other Circumstances. Additionally, if the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board at least 90 days before the first anniversary of the date of the prior year’s annual meeting, a stockholder’s notice will also be timely with respect to nominees for any new positions if it is delivered to or mailed to and received by the Company not later than the 10th day after the public announcement is made.

•	Information. The notice must contain prescribed information about the proponent and each nominee, including the information about the nominee that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the Board of Directors.

Address.  All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary of the Company at 60 Columbus Circle, New York, New York 10023.

Communicating with the Board of Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. Pursuant to that process, stockholders, employees and others interested in communicating with the CEO, the Board’s only employee director, should write to the address below:

Glenn A. Britt
Chairman, President and Chief Executive Officer
Time Warner Cable Inc.
60 Columbus Circle
New York, NY 10023

Those interested in communicating directly with the Board, any of the Board’s committees, the non-employee directors as a group or any individual non-employee director should write to the address below:

[Name of Addressee]
c/o Corporate Secretary
Time Warner Cable Inc.
60 Columbus Circle
New York, New York 10023

General

The Board of Directors does not currently know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS,

Marc Lawrence-Apfelbaum
Executive Vice President, General
Counsel and Secretary

April 20, 2009

Directions to:

Time Warner Cable Inc.
Mid-Ohio Technical Operations Center
3760 Interchange Road
Columbus, Ohio 43204

From Dayton/West:
From I-70, exit at Wilson Road.  At the light, go straight which turns into Interchange Road. Interchange Road ends at the Time Warner Cable parking lot (on right).

From the Airport:
Proceed West on International Gateway to I-670 West.  Follow I-670 which will merge with I-70W. Exit at Wilson Road. Turn left at end of ramp onto Wilson. Turn right at first light onto Interchange Road. Interchange Road ends at the Time Warner Cable parking lot.

TIME WARNER CABLE INC.
C/O BNY MELLON SHAREOWNER SERVICES
POST OFFICE BOX 3540
SOUTH HACKENSACK, NJ 07606-9240
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Time Warner Cable Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Time Warner Cable Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M13614 -P77518	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TIME WARNER CABLE INC.
THE BOARD OF DIRECTORS RECOMMENDS A
VOTE “FOR” ITEMS 1 AND 2.
1.	Election of Directors		For	Against	Abstain

Nominees:
	1a.	Carole Black	☐	☐	☐

	1b.	Glenn A. Britt	☐	☐	☐

	1c.	Thomas H. Castro	☐	☐	☐

	1d.	David C. Chang	☐	☐	☐

	1e.	James E. Copeland, Jr.	☐	☐	☐

	1f.	Peter R. Haje	☐	☐	☐

	1g.	Donna A. James	☐	☐	☐

	1h.	Don Logan	☐	☐	☐

	1i.	N.J. Nicholas, Jr.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

			For	Against	Abstain

	1j.	Wayne H. Pace	☐	☐	☐

	1k.	Edward D. Shirley	☐	☐	☐

	1l.	John E. Sununu	☐	☐	☐

Vote on Proposal			For	Against	Abstain

2.	Ratification of Auditors		☐	☐	☐

3.	In their discretion, on such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M13615-P77518

PROXY
TIME WARNER CABLE INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
TIME WARNER CABLE INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS
JUNE 3, 2009
The undersigned hereby acknowledges receipt of the Time Warner Cable Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Marc Lawrence-Apfelbaum, Ellen East and Robert D. Marcus, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER CABLE INC. on Wednesday, June 3, 2009, and any adjournment thereof, and to vote on the matters indicated all the shares of common stock that the undersigned would be entitled to vote if personally present.
PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR PROPOSAL 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

TIME WARNER CABLE INC.
PO BOX 145430
CINCINNATI, OH 45250-5430
You must provide instructions to the Trustee by May 31, 2009 for your instructions to be tabulated. You may issue instructions by telephone or the Internet until 11:59 P.M. (Eastern Time) on that day. If you are sending instructions by mail, the Trustee must receive your executed instruction card by May 31, 2009. If you submit your instructions by telephone or the Internet, there is no need to mail back your instruction card. If you do not provide instructions to the Trustee, the Trustee will vote your interests as required by the terms of the Plan and described on the reverse side of the card.
You may send your voting instructions to the Trustee on the Internet, over the telephone or by mail, as follows:
PROVIDE VOTING INSTRUCTIONS BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 31, 2009. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
PROVIDE VOTING INSTRUCTIONS BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 31, 2009. Have your voting instruction card in hand when you call and then follow the instructions.
PROVIDE VOTING INSTRUCTIONS BY MAIL
Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M13744-Z48528	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TIME WARNER CABLE INC.
THE BOARD OF DIRECTORS RECOMMENDS A
VOTE “FOR” ITEMS 1 AND 2.
1.	Election of Directors
	Nominees:		For	Against	Abstain
Vote on Directors
	1a	Carole Black	☐	☐	☐

	1b	Glenn A. Britt	☐	☐	☐

	1c	Thomas H. Castro	☐	☐	☐

	1d	David C. Chang	☐	☐	☐

	1e	James E. Copeland, Jr.	☐	☐	☐

	1f	Peter R. Haje	☐	☐	☐

	1g	Donna A. James	☐	☐	☐

	1h	Don Logan	☐	☐	☐

	1i	N.J. Nicholas, Jr.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

			For	Against	Abstain
	1j	Wayne H. Pace	☐	☐	☐

	1k	Edward D. Shirley	☐	☐	☐

	1l	John E. Sununu	☐	☐	☐

Vote on Proposal			For	Against	Abstain

2.	Ratification of Auditors		☐	☐	☐

3.	To grant discretionary voting authority to management persons regarding such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SUBMIT YOUR CONFIDENTIAL VOTING INSTRUCTIONS
BY TELEPHONE, INTERNET OR MAIL
TWC SAVINGS PLAN

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Time Warner Cable Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the reverse side to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING	M13745-Z48528

Time Warner Cable Inc.
CONFIDENTIAL VOTING INSTRUCTIONS

Instructions solicited by Fidelity Management Trust Company on behalf of the Board of Directors for the Time Warner Cable Inc. Annual Meeting of Stockholders on June 3, 2009.

The undersigned hereby instructs Fidelity Management Trust Company (“Fidelity”), as Trustee, to vote as follows by proxy at the Annual Meeting of Stockholders of Time Warner Cable Inc. to be held on June 3, 2009, and at any adjournment thereof, the undersigned’s proportionate interest in the shares of Time Warner Cable Inc. Common Stock held in the TWC Common Stock Fund under the TWC Savings Plan (the “Plan”).

Under the provisions of the Trust relating to the Plan, Fidelity, as Trustee, is required to request your confidential instructions as to how your proportionate interests in the shares of Time Warner Cable Inc. Common Stock held in the TWC Common Stock Fund under the Plan (an “interest”) is to be voted at the Annual Meeting of Stockholders scheduled to be held on June 3, 2009. Your instructions to Fidelity will not be divulged or revealed to anyone at Time Warner Cable Inc. If Fidelity does not receive your instructions on or prior to 5:00 P.M. (Eastern Time) via a voting instruction card or 11:59 P.M. (Eastern Time) via telephone or the Internet on May 31, 2009, your interest, if any, attributable to (a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan (“PAYSOP”) will not be voted and (b) the remainder of the Plan accounts, if any, will be voted at the Annual Meeting in the same proportion as other participants’ interests in the Plan for which Fidelity has received voting instructions (excluding any PAYSOP account).

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(PLEASE SIGN AND DATE ON THE REVERSE SIDE)